                                  CONFIDENTIAL

THIS DOCUMENT CONTAINS OPERATIONAL AND FINANCIAL INFORMATION, WHICH IS CONFIDENTIAL AND SHOULD ONLY BE DISCUSSED WITH NISOURCE INC. PERSONNEL WHO REQUIRE SUCH KNOWLEDGE WITHIN THE SCOPE OF THEIR EMPLOYMENT. THIS MATERIAL MAY NOT BE RELEASED OR ITS CONTENTS DISCUSSED OUTSIDE THE COMPANY UNLESS AUTHORIZED BY A MEMBER OF NISOURCE'S SENIOR MANAGEMENT.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM U-5S

                                  ANNUAL REPORT

                      For the Year Ended December 31, 2004

        Filed pursuant to the Public Utility Holding Company Act of 1935

                                  NISOURCE INC.

                              COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                                801 E 86th Avenue
                           Merrillville, Indiana 46410

================================================================================

                                TABLE OF CONTENTS


                                                                                                                Page or
                                                                                                               Exhibit No.
                                                                                                               -----------
Item 1.   System Companies and Investment Therein as of December 31, 2004...................................         3

Item 2.   Acquisitions or Sales of Utility Assets...........................................................        10

Item 3.   Issue, Sale, Pledge, Guarantee or Assumption of System Securities.................................        10

Item 4.   Acquisition, Redemption or Retirement of System Securities........................................        11

Item 5.   Investments in Securities of Nonsystem Companies..................................................        13

Item 6.   Officers and Directors............................................................................        15

Item 7.   Contributions and Public Relations................................................................        47

Item 8.   Service, Sales and Construction Contracts.........................................................        49

Item 9.   Wholesale Generators and Foreign Utility Companies................................................        51

Item 10.  Financial Statements and Exhibits.................................................................        53

             Consolidating Financial Statements.............................................................        56

             Signature of Registrant's Officer..............................................................       176

          Exhibits:

            A.   Annual Reports Under the Securities Exchange Act of 1934...................................       178

            B.   Index to Corporate Organization and By-laws Exhibits Filed Pursuant to the Public Utility
                  Holding Company Act of 1935...............................................................       179

            C.   Indentures and Contracts...................................................................       191

            D.   Tax Allocation Agreement for 2002..........................................................       192

            E.   Other Documents Prescribed by Rule or Order................................................       203

            F.   Report of Independent Public Accountants...................................................       204

            G.   Organizational Chart of Exempt Wholesale Generators or Foreign Utility Holding Companies...       204

            H.   Financial Statements of Exempt Wholesale Generators or Foreign Utility Holding Companies...       204

            I.   Debt Acquisition Schedule..................................................................       205

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004

                                                                          % OF VOTING  ISSUER     OWNER'S
                                                               NUMBER OF    POWER OR    BOOK       BOOK
                                                                COMMON      INTEREST    VALUE      VALUE
TIER  NAME OF COMPANY (COMPANY ABBREVIATION)                  SHARES HELD     HELD     ($000)     $000)        TYPE OF BUSINESS
----  ------------------------------------------------------- ----------- ----------- ---------  ---------  ------------------------
      NISOURCE INC.(NSI)                                                                                      Holding Company
 1      Bay State Gas Company(BSG)                                    100      100      553,812    553,812        Gas utility
          Unsecured Debt(f)                                             -        -      277,592    277,592
          Subsidiaries:
 2          Bay State GPE, Inc.(BGP)                                1,000      100           39         39    Electric generation
 2          Northern Utilities, Inc.(NUI)                             100      100      117,935    117,935        Gas utility
              Unsecured Debt(f)                                         -        -       74,307     74,307
 1      Columbia Energy Group(CEG)                                    100      100    2,962,805  6,619,442      Holding company
          Subsidiaries:
 2          Columbia Accounts Receivable Corporation(CAR)              10      100       10,105     10,105     Trade receivables
 2          Columbia Assurance Agency, Inc.(CAA)                      850      100           34         34         Insurance
 2          Columbia Atlantic Trading Corporation(CAT)                308      100        3,873      3,873    Gas-related ventures
              Unsecured Debt(f)                                         -        -        4,000      4,000
 2          Columbia Deep Water Services Company(CDW)                   1      100        1,034      1,034  Gas pipeline development
 2          Columbia Energy Services Corporation(CES)               2,500      100      (67,494)   (67,494) Energy-related services
              Unsecured Debt(f)                                         -        -       60,680     60,680
 2          Columbia Gas of Kentucky, Inc.(CKY)                   952,248      100       77,548     77,548        Gas utility
              Unsecured Debt(f)                                         -        -       36,250     36,250
              Subsidiary:
 3              Central Kentucky Transmission Company(CKT)(a)         100      100            -          -        Gas pipeline
 2          Columbia Gas of Maryland, Inc.(CMD)                     2,883      100       26,819     26,819        Gas utility
              Unsecured Debt(f)                                         -        -       16,480     16,480
 2          Columbia Gas of Ohio, Inc.(COH)                     6,369,585      100      469,728    469,728        Gas utility
              Unsecured Debt(f)                                         -        -      431,468    431,468
              Subsidiary:
 3              Columbia of Ohio Receivables
                  Corporation(COR)(b)                               1,000      100       25,071     25,071    Financing subsidiary
 2          Columbia Gas of Pennsylvania, Inc.(CPA)             1,805,112      100      227,888    227,888        Gas utility
              Unsecured Debt(f)                                         -        -      209,072    209,072
 2          Columbia Gas of Virginia, Inc.(CVA)                 1,306,106      100      196,684    196,684        Gas utility
              Unsecured Debt(f)                                         -        -      136,723    136,723
 2          Columbia Gas Transmission Corporation(TCO)              1,934      100    1,497,452  1,497,452  Gas pipeline and storage
              Secured Debt(g)                                           -        -      257,000    257,000
              Subsidiary:
 3              Columbia Hardy Corporation(CHC)(c)                    100      100            -          -        Gas storage
 2          Columbia Gulf Transmission Company(CGT)                 1,933      100      175,535    175,535  Gas pipeline and storage
              Unsecured Debt(f)                                         -        -       58,312     58,312
 2          Columbia Network Services Corporation(CNS)                900      100        5,386      5,386      Holding company
              Subsidiary:
 3              CNS Microwave, Inc.(CMC)                              110      100            -          -     Telecommunications
 2          Columbia Remainder Corporation(REM)                       100      100         (227)      (227)     Holding company
              Subsidiary:
 3              Haverstraw Bay, LLC(HBL)*                               -      100            -          -      Power generation
 2          NiSource Insurance Corporation Limited(NIC)            14,800      100        9,812      9,812         Insurance

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (continued)

                                                                          % OF VOTING  ISSUER     OWNER'S
                                                               NUMBER OF    POWER OR     BOOK       BOOK
                                                                COMMON      INTEREST    VALUE      VALUE
TIER  NAME OF COMPANY (COMPANY ABBREVIATION)                  SHARES HELD    HELD      ($ 000)    ($000)        TYPE OF BUSINESS
----  ------------------------------------------------------- ----------- ----------- ---------  ---------  ------------------------
 1    ENERGYUSA, INC.(IN)(EIN)                                    1,000       100       (87,173)   (87,173)     Holding company
        Unsecured Debt(f)                                             -         -        34,363     34,363
        Subsidiaries:
 2        EnergyUSA Commercial Energy Services, Inc.(ECE)         1,000       100        (9,463)    (9,463)  Energy-related services
            Unsecured Debt(f)                                                             5,261      5,261
 2        EnergyUSA, Inc.(MA)(EUS)                               10,000       100        (4,717)    (4,717)      Propane company
 2        EnergyUSA-TPC Corp.(ETP)                                  100       100       (19,422)   (19,422)      Gas marketing
            Unsecured Debt(f)                                         -         -        42,449     42,449
 2        NI Energy Services Transportation, Inc.(NST)            1,000       100           453        453       Gas pipeline
 2        NI Fuel Company, Inc.(NFU)                              1,000       100       (11,022)   (11,022)  Oil and gas exploration
 2        NI-TEX, Inc.(NTX)                                       1,000       100        (2,685)    (2,685)      Holding company
            Subsidiary:
              Laredo Nueces Pipeline Company*                         -        50             -          -       Gas pipeline
 1    GRANITE STATE GAS TRANSMISSION, INC.(GSG)                  29,900       100        12,259     12,259   Interstate gas pipeline
        Unsecured Debt(f)                                             -         -         6,586      6,586
 1    IWC RESOURCES CORPORATION(IWR)*(D)                          1,000       100       585,229    585,229            -
        Subsidiaries:
 2        Harbour Water Corporation(HWC)*(d)                      1,000       100        10,205     10,205            -
 2        Indianapolis Water Company(IWC)*(d)                       500       100       584,644    584,644            -
 2        Irishman's Run Acquisition Corporation(IRA)*(d)         1,000       100           172        172            -
 2        IWC Morgan Water Corporation(IWM)*(d)                   1,000       100         3,504      3,504            -
 2        Liberty Water Corporation(LWC)*(d)                        200       100            37         37            -
 2        The Darlington Water Works Company(DWC)*(d)                27       100           370        370            -
 1    KOKOMO GAS AND FUEL COMPANY(KGL)                          478,248       100        41,116     41,116        Gas utility
        Subsidiary:
 2        KGF Trading Company(KGF)*                                 100       100             -          -       Gas brokering
 1    NI ENERGY SERVICES, INC.(NES)                               1,000       100        (5,090)    (5,090)    Holding company
        Unsecured Debt(f)                                             -         -        47,231     47,231
        Subsidiaries:
 2        Crossroads Pipeline Company(NCP)                        1,000       100         7,660      7,660   Interstate gas pipeline
            Unsecured Debt(f)                                         -         -        14,591     14,591
 2        NESI Power Marketing, Inc.(NPM)(e)                          -       100             -          -      Power marketing
 1    NISOURCE CAPITAL MARKETS, INC.(NCM)                         1,000       100        29,663     29,663    Financing subsidiary
 1    NISOURCE CORPORATE SERVICES COMPANY(NCS)                    4,000       100       (11,310)   (11,310)   Management services
        Unsecured Debt(f)                                             -         -        69,270     69,270
 1    NISOURCE DEVELOPMENT COMPANY, INC.(NDC)                     1,000       100       (87,129)   (87,129)     Holding company
        Unsecured Debt(f)                                             -         -       179,238    179,238
        Subsidiaries:
 2        Cardinal Property Management, Inc.(CPM)                 1,000       100            50         50    Real estate services
 2        JOF Transportation Company(JOF)                         1,000       100         4,447      4,447      Holding company
 2        Lake Erie Land Company(LEL)                             1,000       100        63,643     63,643         Real estate
            Subsidiary:
 3            SCC Services, Inc.(SCC)                             1,000       100        (3,068)    (3,068)        Real estate

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (continued)

                                                                       % OF VOTING  ISSUER     OWNER'S
                                                           NUMBER OF     POWER OR     BOOK      BOOK
                                                            COMMON       INTEREST    VALUE      VALUE
TIER NAME OF COMPANY (COMPANY ABBREVIATION)               SHARES HELD      HELD      ($000)    ($000)         TYPE OF BUSINESS
---- ---------------------------------------------------- -----------  -----------  -------   --------   ---------------------------
 2         NDC Douglas Properties, Inc.(NDP)                    1,000       100       19,226     19,226  Affordable housing projects
 2         South Works Power Company(SWP)*                      1,000       100            -          -         Holds a lease
 1     NiSource Energy Technologies, Inc.(NET)                    100       100      (11,032)   (11,032)       Holding company
         Unsecured Debt(f)                                          -        -        22,898     22,898
 1     NiSource Finance Corp.(NFC)                                100       100     (220,003)  (220,003)    Financing subsidiary
 1     NiSource Retail Services, Inc.(NRS)                        100       100         (852)      (852)   Energy-related services
         Unsecured Debt(f)                                          -        -         1,297      1,297
 1     Northern Indiana Fuel and Light Company, Inc.(NIF)     275,000       100       53,362     53,362        Gas utility
         Subsidiary:
 2         Northern Indiana Trading Company, Inc.(NIT)          1,000       100        5,959      5,959        Gas brokering
 1     Northern Indiana Public Service Company(NIP)        73,282,258       100    1,156,193  1,156,193    Electric and gas utility
         Unsecured Debt(f)                                          -        -       494,897    494,897
         Subsidiary:
 2         NIPSCO Receivables Corporation(NRC)                  1,000       100       50,884     50,884     Financing subsidiary
 1     PEI Holdings, Inc.(PRI)                                  1,000       100     (106,901)  (106,901)  Energy-related projects
         Unsecured Debt(f)                                          -        -        83,503     83,503
         Subsidiaries:
 2         Whiting Clean Energy, Inc.(WCE)                      1,000       100      (80,542)   (80,542)  Power generation project
 2         Whiting Leasing LLC(WLC)                                 -       100       16,492     16,492     Financing subsidiary

     Note: All debt amounts exclude the current portion of long-term debt.

     * Company was inactive at December 31, 2004

(a) Central Kentucky Transmission Company (CKT) was organized in Delaware on 9/9/2004 and is a subsidiary of Columbia Gas of Kentucky, Inc. (CKY).

(b) Columbia of Ohio Receivables Corporation (COR) was organized in Delaware on 5/4/2004 and is a subsidiary of Columbia Gas of Ohio, Inc. (COH).

(c) Columbia Hardy Corporation (CHC) was organized in West Virginia on 9/23/2004 and is a subsidiary of Columbia Gas Transmission Corporation
      (TCO).

(d) NiSource Inc. (NSI) sold the water utility assets of Indianapolis Water Company (IWC) and other assets of IWC Resources Corporation (IWR) on 4/30/2002.

(e)   NESI Power Marketing, Inc. (NPM) was dissolved on 5/25/2004.

(f)   Unsecured debt is presented on pages 6 - 9.

(g)   Secured debt is presented on page 9.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (continued)

NOTE (f) UNSECURED DEBT

                                                PRINCIPAL     ISSUER     OWNER'S
NAME OF COMPANY                                AMOUNT OWED  BOOK VALUE  BOOK VALUE
(ISSUER)         SECURITY OWNED BY REGISTRANT    ($000)       ($000)      ($000)
---------------  ----------------------------  -----------  ----------  ----------
BSG              Intercompany Notes:
                 5.58% due December 20, 2019       35,000      35,000      35,000
                 5.94% due December 20, 2024       35,000      35,000      35,000
                 5.40% due December 31, 2059       50,000      50,000      50,000
                 2.12% Money Pool                 157,592     157,592     157,592
                                                ---------   ---------   ---------
                                                  277,592     277,592     277,592
                                                ---------   ---------   ---------

NUI              Intercompany Notes:
                 4.8% due December 31, 2059        60,000      60,000      60,000
                 2.12% Money Pool                  14,307      14,307      14,307
                                                ---------   ---------   ---------
                                                   74,307      74,307      74,307
                                                ---------   ---------   ---------

CAT              Intercompany Notes:
                 7.22% due June 14, 2014            2,000       2,000       2,000
                 7.22% due October 28, 2014         2,000       2,000       2,000
                                                ---------   ---------   ---------
                                                    4,000       4,000       4,000
                                                ---------   ---------   ---------

CES              Intercompany Notes:
                 2.12% Money Pool                  60,680      60,680      60,680
                                                ---------   ---------   ---------

CKY              Intercompany Notes:
                 8.00% due March 1, 2006            8,000       8,000       8,000
                 7.55% due November 28, 2007        5,805       5,805       5,805
                 7.82% due November 28, 2010        5,805       5,805       5,805
                 7.28% due March 1, 2011            5,030       5,030       5,030
                 7.92% due November 28, 2015        5,805       5,805       5,805
                 8.12% due November 28, 2025        5,805       5,805       5,805
                                                ---------   ---------   ---------
                                                   36,250      36,250      36,250
                                                ---------   ---------   ---------

CMD              Intercompany Notes:
                 7.55% due November 28, 2007        2,495       2,495       2,495
                 7.82% due November 28, 2010        2,495       2,495       2,495
                 7.92% due November 28, 2015        2,495       2,495       2,495
                 8.12% due March 1, 2016            6,500       6,500       6,500
                 8.12% due November 28, 2025        2,495       2,495       2,495
                                                ---------   ---------   ---------
                                                   16,480      16,480      16,480
                                                ---------   ---------   ---------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (continued)

NOTE (f) UNSECURED DEBT (CONTINUED)

                                                PRINCIPAL     ISSUER     OWNER'S
NAME OF COMPANY                                AMOUNT OWED  BOOK VALUE  BOOK VALUE
(ISSUER)         SECURITY OWNED BY REGISTRANT    ($000)       ($000)      ($000)
---------------  ----------------------------  -----------  ----------  ----------
COH              Intercompany Notes:
                 8.20% due March 1, 2006           25,000      25,000      25,000
                 7.90% due March 1, 2006           35,000      35,000      35,000
                 7.55% due November 28, 2007       36,394      36,394      36,394
                 7.82% due November 28, 2010       36,394      36,394      36,394
                 7.92% due November 28, 2015       36,394      36,394      36,394
                 7.50% due July 15, 2022          100,000     100,000     100,000
                 8.12% due November 28, 2025       36,394      36,394      36,394
                 2.12% Money Pool                 125,892     125,892     125,892
                                                ---------   ---------   ---------
                                                  431,468     431,468     431,468
                                                ---------   ---------   ---------

CPA              Intercompany Notes:
                 7.90% due March 1, 2006           10,000      10,000      10,000
                 7.55% due November 28, 2007       17,843      17,843      17,843
                 7.82% due November 28, 2010       17,843      17,843      17,843
                 7.28% due March 1, 2011           11,000      11,000      11,000
                 8.12% due March 1, 2013           35,000      35,000      35,000
                 7.89% due March 1, 2014           20,000      20,000      20,000
                 7.92% due November 28, 2015       17,843      17,843      17,843
                 7.89% due March 1, 2016           20,000      20,000      20,000
                 8.12% due November 28, 2025       17,843      17,843      17,843
                 2.12% Money Pool                  41,700      41,700      41,700
                                                ---------   ---------   ---------
                                                  209,072     209,072     209,072
                                                ---------   ---------   ---------

CVA              Intercompany Notes:
                 7.55% due November 28, 2007       12,835      12,835      12,835
                 7.82% due November 28, 2010       12,835      12,835      12,835
                 7.28% due March 1, 2011           10,000      10,000      10,000
                 6.81% due March 1, 2012           15,000      15,000      15,000
                 6.73% due March 1, 2013           10,000      10,000      10,000
                 7.89% due March 1, 2014           10,000      10,000      10,000
                 7.92% due November 28, 2015       12,835      12,835      12,835
                 8.12% due March 1, 2016           21,000      21,000      21,000
                 8.12% due November 28, 2025       12,835      12,835      12,835
                 2.12% Money Pool                  19,383      19,383      19,383
                                                ---------   ---------   ---------
                                                  136,723     136,723     136,723
                                                ---------   ---------   ---------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (continued)

NOTE (f) UNSECURED DEBT (CONTINUED)

                                                PRINCIPAL     ISSUER     OWNER'S
NAME OF COMPANY                                AMOUNT OWED  BOOK VALUE  BOOK VALUE
(ISSUER)         SECURITY OWNED BY REGISTRANT    ($000)       ($000)      ($000)
---------------  ----------------------------  -----------  ----------  ----------
CGT              Intercompany Notes:
                 7.55% due November 28, 2007        9,578       9,578       9,578
                 7.82% due November 28, 2010        9,578       9,578       9,578
                 7.65% due March 1, 2014           20,000      20,000      20,000
                 7.92% due November 28, 2015        9,578       9,578       9,578
                 8.12% due November 28, 2025        9,578       9,578       9,578
                                                ---------   ---------   ---------
                                                   58,312      58,312      58,312
                                                ---------   ---------   ---------

EIN              Intercompany Notes:
                 2.12% Money Pool                  34,363      34,363      34,363
                                                ---------   ---------   ---------

ECE              Intercompany Notes:
                 5.25% due December 31, 2059        5,261       5,261       5,261
                                                ---------   ---------   ---------

ETP              Intercompany Notes:
                 2.12% Money Pool                  42,449      42,449      42,449
                                                ---------   ---------   ---------

GSG              Intercompany Notes:
                 2.12% Money Pool                   6,586       6,586       6,586
                                                ---------   ---------   ---------

NES              Intercompany Notes:
                 2.12% Money Pool                  47,231      47,231      47,231
                                                ---------   ---------   ---------

NCP              Intercompany Notes:
                 2.12% Money Pool                  14,591      14,591      14,591
                                                ---------   ---------   ---------

NCS              Intercompany Notes:
                 7.55% due November 28, 2007        2,246       2,246       2,246
                 7.82% due November 28, 2010        2,246       2,246       2,246
                 7.33% due March 1, 2014           12,700      12,700      12,700
                 7.92% due November 28, 2015        2,246       2,246       2,246
                 8.12% due November 28, 2025        2,246       2,246       2,246
                 2.12% Money Pool                  47,586      47,586      47,586
                                                ---------   ---------   ---------
                                                   69,270      69,270      69,270
                                                ---------   ---------   ---------

NDC              Intercompany Notes:
                 2.12% Money Pool                 179,238     179,238     179,238
                                                ---------   ---------   ---------

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (continued)

NOTE (f) UNSECURED DEBT (CONTINUED)

                                                PRINCIPAL     ISSUER     OWNER'S
NAME OF COMPANY                                AMOUNT OWED  BOOK VALUE  BOOK VALUE
(ISSUER)         SECURITY OWNED BY REGISTRANT    ($000)       ($000)      ($000)
---------------  ----------------------------  -----------  ----------  ----------
NET              Intercompany Notes:
                 2.12% Money Pool                  22,898      22,898      22,898
                                                ---------   ---------   ---------

NRS              Intercompany Notes:
                 2.12% Money Pool                   1,297       1,297       1,297
                                                ---------   ---------   ---------

NIP              Intercompany Notes:
                 2.12% Money Pool                 494,897     494,897     494,897
                                                ---------   ---------   ---------

PRI              Intercompany Notes:
                 2.12% Money Pool                  83,503      83,503      83,503
                                                ---------   ---------   ---------

                                                2,306,468   2,306,468   2,306,468
                                                =========   =========   =========

NOTE (g) SECURED DEBT

                                                PRINCIPAL     ISSUER     OWNER'S
NAME OF COMPANY                                AMOUNT OWED  BOOK VALUE  BOOK VALUE
(ISSUER)         SECURITY OWNED BY REGISTRANT    ($000)       ($000)      ($000)
---------------  ----------------------------  -----------  ----------  ----------
TCO              Intercompany Notes:
                 7.05% Due November 28, 2007      128,500     128,500     128,500
                 7.32% Due November 28, 2010      128,500     128,500     128,500
                                                  -------     -------     -------
                                                  257,000     257,000     257,000
                                                  =======     =======     =======

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

ACQUISITIONS

NAME OF COMPANY  CONSIDERATION GIVEN ($ IN MILLIONS)     DESCRIPTION OF TRANSACTION
---------------  --------------------------------------  --------------------------
None


SALES

NAME OF COMPANY  CONSIDERATION RECEIVED ($ IN MILLIONS)  DESCRIPTION OF TRANSACTION
---------------  --------------------------------------  ----------------------------------------------
NIP              1.67                                    Sale of part of Circuit #13807

TCO              1.20                                    Line 8000 in West Virginia was sold to Eastern
                                                         American Energy Corporation. The net book value
                                                         was $1.2M.

TCO              1.70                                    Brown's Creek and Lake storage fields in West
                                                         Virginia were sold to Cabot Oil and Gas
                                                         Corporation, net book value $3.6M

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

On November 1, 2004, NiSource issued approximately 6.8 million shares of common stock upon the settlement of the forward stock purchase contracts comprising a component of NiSource's SAILS(SM). NiSource received approximately $144.4 million in satisfaction of the SAILS(SM) holders' obligation under the stock purchase contracts, which was used to pay down short-term borrowings. Effective November 1, 2004, the interest rate on the $144.4 million of debentures that comprised the debt component of the SAILS(SM) was reset to 3.628% per annum. The debentures mature November 1, 2006.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                                Name of Company
                                              Acquiring, Redeeming   Number of    Principal   Consideration  Held or   Commission
Name of Issuer and Type of Issue             or Retiring Securities    Shares   Amount ($000)     ($000)     Retired  Authorization
-------------------------------------------  ----------------------  ---------  ------------- -------------  -------  --------------
BSG

  Medium Term Note - 7.625% Due 06-19-23             BSG                    -       10,000         10,381    Retired  Exempt Rule 42

  Subsidiary:

    NUI

      Medium Term Note - 6.93% Due 09-01-04          NUI                    -          833            833    Retired  Exempt Rule 42

NCM

  Medium Term Note - 7.39% Due 04-01-04              NCM                    -       50,000         50,000    Retired  Exempt Rule 42
  Medium Term Note - 7.40% Due 04-02-04              NCM                    -       30,000         30,000    Retired  Exempt Rule 42

NFC

  Unsecured Debt, Floating Rate Notes,
   Due 05-04-05                                      NFC                    -      250,000        250,000    Retired  Exempt Rule 42

NIP

  Redeemable Preferred Stock 8.35%                   NIP               12,000        1,200          1,200    Retired  Exempt Rule 42
  Redeemable Preferred Stock 7-3/4%                  NIP                5,554          555            555    Retired  Exempt Rule 42
  Medium Term Note - 6.60% Due 07-08-04              NIP                    -        4,000          4,000    Retired  Exempt Rule 42
  Medium Term Note - 6.58% Due 07-09-04              NIP                    -        5,000          5,000    Retired  Exempt Rule 42
  Medium Term Note - 6.50% Due 07-22-04              NIP                    -       23,000         23,000    Retired  Exempt Rule 42
  Medium Term Note - 7.53% Due 07-08-15              NIP                    -       10,000         10,377    Retired  Exempt Rule 42
  Medium Term Note - 7.63% Due 07-07-23              NIP                    -       15,000         15,573    Retired  Exempt Rule 42
  Medium Term Note - 7.64% Due 07-10-23              NIP                    -       15,000         15,573    Retired  Exempt Rule 42
  Medium Term Note - 7.62% Due 07-13-23              NIP                    -        5,000          5,191    Retired  Exempt Rule 42
  Medium Term Note - 7.47% Due 08-11-23              NIP                    -        5,000          5,187    Retired  Exempt Rule 42
  Medium Term Note - 7.40% Due 08-17-23              NIP                    -       10,500         10,889    Retired  Exempt Rule 42
  Medium Term Note - 7.41% Due 08-17-23              NIP                    -       30,000         31,110    Retired  Exempt Rule 42
  Medium Term Note - 7.42% Due 01-18-24              NIP                    -       12,000         12,445    Retired  Exempt Rule 42
  Medium Term Note - 7.42% Due 01-19-24              NIP                    -        8,550          8,867    Retired  Exempt Rule 42

                                                Name of Company
                                              Acquiring, Redeeming   Number of    Principal   Consideration  Held or   Commission
Name of Issuer and Type of Issue             or Retiring Securities    Shares   Amount ($000)     ($000)     Retired  Authorization
-------------------------------------------  ----------------------  ---------  ------------- -------------  -------  --------------
TCO
  Unsecured Debt                                     TCO                 -             21            21      Retired  Exempt Rule 42

WCE
  Unsecured Debt                                     WCE                 -          2,647         2,647      Retired  Exempt Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NON SYSTEM COMPANIES

                                                                      % of Voting                Book
                                                                       Power or     Number of   Value
Investor Investee                                Type of Investment  Interest Held Shares Owned ($000)       Type of Business
-------- --------------------------------------- ------------------- ------------- ------------ ------ -----------------------------
CAT      Millennium Pipeline Company, L.P.*(e)   Limited Partnership      21.0            N/A    ***   Gas pipeline development
CAT      Millennium Pipeline Management Company,
          L.L.C.(c)(e)*                          LLC Membership           21.0            N/A    ***   Gas pipeline development
                                                                                                        management services
CES      NewPower Holding, Inc.                  Common Shares             1.0        602,200    ***   Energy-related services
CHC      Hardy Storage Company, LLC              LLC Membership           50.0            N/A    ***   Gas storage
JOF      Chicago South Shore & South Bend
          Railroad Co.(b)                        General Partnership      40.0            N/A    ***   Rail freight venture
JOF      Illinois Indiana Development Company,
          LLC*                                   LLC Membership           40.0            N/A    ***   Rail freight venture
NDC      N Squared Aviation, LLC*                LLC Membership           33.3            N/A    ***   Aircraft leasing
NDC      The Wellingshire Joint Venture(b)       General Partnership      50.0            N/A    ***   Real Estate
NDP      Bittersweet Pointe Associates, L.P.*    Limited Partnership      99.0            N/A    ***   Affordable housing projects
NDP      Douglas Pointe Associates, L.P.*        Limited Partnership      99.0            N/A    ***   Affordable housing projects
NDP      Douglas Pointe II Associates, L.P.*     Limited Partnership      99.0            N/A    ***   Affordable housing projects
NDP      Douglas Pointe III Associates L.L.C.*   Limited Partnership      99.0            N/A    ***   Affordable housing projects
NDP      Dunedin I LLC*                          LLC Membership           99.0            N/A    ***   Affordable housing projects
NDP      Dunedin II LLC*                         LLC Membership           99.0            N/A    ***   Affordable housing projects
NDP      Hebron Pointe LLC*                      LLC Membership           99.0            N/A    ***   Affordable housing projects
NDP      House Investments - Midwest Corporate
          Tax Credit Fund, L.P.*                 Limited Partnership      12.2            N/A    ***   Affordable housing projects
NDP      Kingsmill Development Co., LLC*         Limited Partnership      99.9            N/A    ***   Affordable housing projects
NDP      Prestwick Square of Fort Wayne
          Associates, L.P.*                      Limited Partnership      98.0            N/A    ***   Affordable housing projects
NDP      Robertson's Building, LLC*              LLC Membership           99.0            N/A    ***   Affordable housing projects
NDP      Woodland Crossing, LLC*                 LLC Membership           99.0            N/A    ***   Affordable housing projects
NET      Acumentrics Corporation                 Common Shares             3.1        333,333    ***   Fuel cell development
NET      Broadwing Corporation(d)                Common Shares             2.7        135,007    ***   Networking services
NET      Capstone Turbine Corporation            Common Shares             0.1         11,574    ***   Produces microturbine systems
NET      Corning Incorporated                    Common Shares             0.1         23,796    ***   Telecommunications
NET      Covance Inc.                            Common Shares             0.1          4,483    ***   Drug development services
NET      Cypress Semiconductor Corporation       Common Shares             0.4        533,182    ***   Produces semiconductors
NET      Distributed Energy Systems Corp.        Common Shares             0.1          5,868    ***   System integration and
                                                                                                        hydrogen generation business
NET      EnerTek Partners, L.P.*                 Limited Partnership      16.5            N/A    ***   New energy technology
NET      Evergreen Solar, Inc.                   Common Shares             0.1         23,689    ***   Produces markets solar power
                                                                                                        products
NET      MOSAIC Energy, LLC*                     LLC Membership           32.6            N/A    ***   Fuel cell development
NET      Nth Power Technologies Fund II, L.P.*   Limited Partnership       4.1            N/A    ***   New energy technology
NET      Nth Power Technologies Fund II-A, L.P.* Limited Partnership       5.4            N/A    ***   New energy technology
NET      Quest Diagnostics Incorporated          Common Shares             0.1          4,482    ***   Diagnostic testing and
                                                                                                        related services for
                                                                                                        healthcare industry
NET      SunPower Corporation**(a)               Preferred Shares            -            N/A    ***   Developer of solar cells
NET      Utech Climate Challenge Fund, L.P.*     Limited Partnership      17.9            N/A    ***   New energy technology
NFU      Bristol Resources Production Company,
          L.L.C.*                                LLC Membership           64.0            N/A    ***   Oil and gas exploration
TCO      Millennium Pipeline Company, L.P.*(e)   Limited Partnership      47.5            N/A    ***   Gas pipeline development
TCO      Millennium Pipeline Management Company,
          L.L.C.(c)(e)*                          LLC Membership           47.5            N/A    ***   Gas pipeline development
                                                                                                        management services

  * All investments shown as limited partnerships are limited partnership interests with no voting power. All LLC interests are in manager-managed LLC's in which NiSource is not the manager.
 **  The interest in the preferred shares are non-voting.

***  Confidential treatment requested.

(a)  The SunPower Corporation was sold on 11/09/04.

(b) NiSource does not consolidate either general partnership because it does not control either partnership, directly or indirectly and does not have an interest greater than 50%. All interests comprising these partnerships are general partnership interests. For Chicago South Shore & South Bend Railroad Co., there is another general partner who has a 60% general partnership interest. For the Wellingshire Joint Venture, the other general partner owns a 50% general partnership interest.

(c) Millennium Pipeline Management Company, L.L.C. holds a 1% general partner interest in Millennium Pipeline Company, L.P.

(d)  Broadwing Corporation was formerly Corvis Corp., changed 10/8/04

(e) In the second quarter of 2004, a NiSource affiliate purchased an additional interest in the Millennium Pipeline Project raising the company's interest in the project above the 50% threshold. NiSource plans to transfer the additional interest to other sponsors in the first half of 2005. As the company's combined interest above the 50% threshold is temporary, NiSource did not consolidate the Millennium Pipeline Project entities.

ITEM 6. OFFICERS AND DIRECTORS

PART I. NAMES, PRINCIPAL BUSINESS ADDRESS AND POSITIONS HELD AS OF DECEMBER 31, 2004

The names, principal address and positions held as of December 31, 2004 of the officers and directors of System companies is presented in the tables on the following pages. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (20). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.

Address:
--------------------------------------------------------------------------------
1.    801 East 86th Avenue, Merrillville, Indiana 46410

2.    200 Civic Center Drive, Columbus, Ohio 43215

3.    12801 Fair Lakes, Parkway, Fairfax, Virginia 22030

4.    325 West Road, Portsmouth, Pennsylvania 03801

5.    10 G Street, Suite 580, Washington DC 20002

6.    Mintflower Place, 3rd Floor, 8 Par-La-Ville Road, Hamilton Bermuda HMNX

7.    67 Suncrest Terrace, PO Box 131, Colchester, Vermont, 05446

8.    2 Church Street, PO Box HM1022, Hamilton Bermuda HMDX

9.    5501 Frantz Road, Dublin Ohio 43017

10.   300 Friberg Pkwy, Westborough, Massachusetts 01581

11.   900 East Blvd, Kokomo, Indiana 46902

12.   220 E. Seventh Street, Auburn, Indiana 46706

13.   2001 Mercer Road, Lexington, Kentucky 40512

14.   1010 Sand Creek Drive, Chesterton, Indiana 46304

15.   501 Technology Drive, Canonsburg, Pennsylvania 15317

16.   2603 Augusta, Houston, Texas, 77057

17.   995 Belmont Street, Brockton, Massachusetts 02301

18.   1700 MacCorkle Avenue, S.E. Charleston, West Virginia 25314

19.   48 Wall Street, New York, New York 10005

20.   8585 Broadway #301, Merrillville, Indiana 46410

POSITION KEY CODE

AC    Assistant Controller

AD    Alternate Director

AS    Assistant Secretary

AT    Assistant Treasurer

C     Controller

CAO   Chief Accounting Officer

CEO   Chief Executive Officer

CFO   Chief Financial Officer

CIO   Chief Information Officer

COB   Chairman of the Board

COO   Chief Operating Officer

D     Director

EVP   Executive Vice President

GC    General Counsel

GM    General Manager

MGF   Master Gas Fitter

MGP   Master Gas Plumber

P     President

PB    Principal Broker

S     Secretary

SVP   Senior Vice President

T     Treasurer

VC    Vice Chairman

VP    Vice President

          NAME                  BSG          BGP        NUI
-------------------------     --------      -----      -----
Charles E. Shafer II (2)      VP                       VP
Daniel D. Gavito (1)          VP                       VP
Danny G. Cote (10)            D, GM         D, GM      D, GM
David A. Monte (2)            VP                       VP
David J. Vajda (1)            VP, T         VP, T      VP, T
Edward A. Santry (15)         VP                       VP
Francis Corkery (17)          MGF, MGP
Gail W. Harowski (1)          VP                       VP
Gary W. Pottorff (1)          S             S          S
James H. Keshian (10)         AS            AS         AS
Jeffrey W. Grossman (1)       VP            VP         VP
John M. O'Brien (2)           AC            AC         AC
Kathryn I. Shroyer (2)        VP            VP         VP
M. Carol Fox (2)              VP                       VP
Robert G. Kriner (2)          C             C          C
Scott C. MacDonald (4)        VP
Stephen H. Bryant (10)        D, P          D, P       D, P
Thomas Olesen (2)             VP                       VP
Vincent V. Rea (1)            AT            AT         AT
Violet Sistovaris (1)                                  VP

           NAME                 CEG       CAR       CAT       CDW       CAA       CES      CKT
--------------------------     -----     -----     -----     -----     -----     -----     -----
Carl W. Levander (3)                                         VP                            VP
David J. Vajda (1)             VP, T     VP, T     VP, T     VP, T     VP, T     VP, T     VP, T
Gary W. Pottorff (1)           S         S         S         S         S         S         S
Glen L. Kettering (3)                                        D, P                          D, P
Jeffrey W. Grossman (1)        VP        VP        VP        VP        VP        D, VP     VP
John M. O'Brien (2)            AC        AC        AC        AC        AC        AC        AC
Karen D. Townsend (3)                                        C                             C
Michael D. Watson (3)                                                                      VP
Michael W. O'Donnell (1)       D, P      D, P      D, P                          D, P
Reed D. Robinson (18)                                                                      VP
Robert G. Kriner (2)                                                   C
Samuel W. Miller Jr. (1)                                               D
Scott C. MacDonald (4)                                                 P
Sherry H. Gavito (1)                                                             D
Victor Gaglio (18)                                                                         VP
Vincent H. DeVito (2)          C         C         C                             C
Vincent V. Rea (1)             AT        AT        AT        AT        AT        AT        AT
William Harris Marple (18)                                   D                             D, VP

           NAME                   CNS       CMC       REM         NIC
---------------------------      -----     -----     -----     ---------
Alan D. Burns (18)               P         P
Arthur A. Paquin (1)                                           D
Charlene M. A. Washburn (6)                                    D
David J. Vajda (1)               VP, T     VP, T     VP, T     AD, VP, T
Dawna Ferguson (6)                                             AS
Gary W. Pottorff (1)             S         S         S         AS
Glen L. Kettering (3)            D         D
Graham Lamb (6)                                                AD
Jeffrey W. Grossman (1)          VP        VP        P         D, P
John M. O'Brien (2)              AC        AC        AC
Kathryn Westover (7)                                           D
Michael Ashford (8)                                            S
Michael W. O'Donnell (1)                             D
Patrick Theriault (7)                                          D
Richard N. Farmer (18)                     AS
Timothy R. Bucci (1)                                           D, VP
Victor M. Gaglio (18)            VP        VP
Vincent H. Devito (2)            C         C         C
Vincent V. Rea (1)               AT        AT        AT
William Harris Marple (18)       D         D

           NAME                   CKY         COR        CMD       COH       CPA       CVA
--------------------------       ------    --------     ----      -----     ----      -----
Charles E. Shafer II (2)         VP                     VP        VP        VP        VP
Charlotte P. Kessler (1)                                          D
Daniel D. Gavito (1)             VP                     VP        VP        VP        VP
David A. Monte (2)               VP                     VP        VP        VP        VP
David J. Vajda (1)               VP, T     D, VP, T     VP, T     VP, T     VP, T     VP, T
Douglas G. Borror (9)                                             D
Edward A. Santry (15)                                   VP                  VP        VP
Gail W. Harowski (1)             VP                     VP        VP        VP        VP
Gary W. Pottorff (1)             S         S            S         S         S         S
Jeffrey W. Grossman (1)          VP        VP           VP        VP        VP        VP
Joel L. Hoelzer (2)              VP                               VP
John M. O'Brien (2)              AC        AC           AC        AC        AC        AC
John W. Partridge, Jr. (2)                                        D, P
Joseph W. Kelly (13)             D, P
Kathleen O'Leary (3)                                                                  D, P
Kathryn I. Shroyer (2)           VP                     VP        VP        VP        VP
M. Carol Fox  (2)                VP                     VP        VP        VP        VP
Mark D. Wyckoff (1)              D, GM                            D, GM
Michael W. O'Donnell (1)                   D, P
Orlando Figueroa (19)                      D
Peggy H. Landini (3)                                                                  D, GM
Robert G. Kriner (2)             C         C            C         C         C         C
Shawn L. Patterson (15)                                 D, GM               D, GM
Terrence J. Murphy  (15)                                D, P                D, P
Thomas Olesen (2)                VP                     VP        VP        VP        VP
Vincent V. Rea (1)               AT        AT           AT        AT        AT        AT
Violet Sistovaris (1)            VP                     VP        VP        VP        VP

           NAME                   TCO        CHC        CGT
------------------------------------------------------------
Carl W. Levander (3)             VP                    VP
David J. Vajda (1)               VP, T      VP, T      VP, T
Edward A. Santry (15)            VP                    VP
Gail W. Harowski (1)             VP                    VP
Gary W. Pottorff (1)             S          S          S
Glen L. Kettering (3)            D, P       D, P       D, P
Jeffrey W. Grossman (1)          VP         VP         VP
John M. O'Brien (2)              AC         AC         AC
Karen D. Townsend (2)            C, AT      C          C
Michael D. Watson (3)            VP                    VP
Reed D. Robinson (18)            VP                    VP
Richard N. Farmer (18)           AS                    AS
Thomas Olesen (2)                VP                    VP
Victor M. Gaglio (18)            VP                    VP
Vincent V. Rea (1)               AT         AT         AT
William Harris Marple (18)       D, VP      D, VP      D, VP

           NAME                   EIN       ECE       EUS       ETP       NST       NTX       NFU
--------------------------------------------------------------------------------------------------
David J. Vajda (1)               VP, T     VP, T     VP, T     VP, T     VP, T     VP, T     VP, T
Gail W. Harowski (1)                                           VP
Gary W. Pottorff (1)             S         S         S         S         S         S         S
James H. Keshian (10)                                AS
Jeffrey W. Grossman (1)          VP        VP        VP        VP        VP        VP        VP
Joel L. Hoelzer (2)                                            VP
John M. O'Brien (2)              AC        AC        AC        AC        AC        AC        AC
John W. Patridge Jr. (2)                                                 D, P
Mark D. Wyckoff (1)                                                      D, GM
Mitchell E. Hershberger (1)                                    C
Peter T. Disser (1)              VP                            VP
R. Douglas Walker (1)                                          VP
Samuel W. Miller Jr. (1)         D         D         D         D                   D         D
Sherry H. Gavito (1)             P         P         P                             P         D, P
Thomas Olesen (2)                                              VP
Vincent H. DeVito (2)            C         C         C                   C         C         C
Vincent V. Rea (1)               AT        AT        AT        AT        AT        AT        AT

           NAME                       GSG
-------------------------------------------
Carl W. Levander (3)                  VP
David J. Vajda (1)                    VP, T
Edward A. Santry (15)                 VP
Gail W. Harowski (1)                  VP
Gary W. Pottorff (1)                  S
Glen L. Kettering (3)                 D, P
Jeffrey W. Grossman (1)               VP
John M. O'Brien (2)                   AC
Karen D. Townsend (2)                 C
Michael D. Watson (3)                 VP
Reed D. Robinson (18)                 VP
Thomas Olesen (2)                     VP
Victor M. Gaglio (18)                 VP
Vincent V. Rea (1)                    AT
William Harris Marple (18)            D, VP

           NAME                  IWR*      IWC*      HWC*      IRA*      IWM*      DWC*      LWC*
--------------------------------------------------------------------------------------------------
David J. Vajda (1)               VP, T     VP, T     VP, T     VP, T     VP, T     VP, T     VP, T
Gary W. Pottorff (1)             S         S         S         S         S         S         S
Jeffrey W. Grossman (1)          VP        VP        VP        VP        VP        VP        VP
John M. O'Brien (2)              AC        AC        AC        AC        AC        AC        AC
Samuel W. Miller Jr.(1)          D         D         D         D         D         D         D
Sherry H. Gavito (1)             P         P         P         P         P         P         P
Vincent H. Devito (2)            C         C         C         C         C         C         C
Vincent V. Rea (1)               AT        AT        AT        AT        AT        AT        AT

           NAME                   KGL        KGF        NIT        NIF
------------------------------------------------------------------------
Charles E. Shafer II (2)         VP                               VP
Daniel D. Gavito (1)             VP                               VP
David A. McFatridge (11)         VP, GM     VP         VP, GM     VP
David A. Monte (2)               VP         VP         VP         VP
David J. Vajda (1)               VP, T      VP, T      VP, T      VP
David W. Fox (11)                AS, AT     AS, AT
Donald D. Grogg (12)                                   AS, AT     AS, AT
Edward F. Hemingway III (12)                                      VP
Gail W. Harowski (1)             VP         VP         VP         VP
Gary W. Pottorff (1)             S          S          S          S
Jeffrey W. Grossman (1)          VP         VP         VP         VP
Joel Hoelzer (2)                 VP         VP         VP         VP
John M. O'Brien (2)              AC         AC         AC         AC
Linda E. Miller (1)              C          C          C          C
M. Carol Fox (2)                 VP         VP         VP         VP
Mark T. Maassel (1)              D, P       D, P       D, P       D, P
R. Douglas Walker (1)                       VP         VP
Thomas Olesen (2)                VP         VP         VP         VP
Timothy A. Dehring (1)           D, GM      D, GM      D, GM      D, GM
Vincent V. Rea (1)               AT         AT
Violet Sistovaris (1)            VP         VP         VP         VP

           NAME                   NES        NCP
--------------------------------------------------
Carl W. Levander (3)                        VP
David J. Vajda (1)               VP, T      VP, T
Gail W. Harowki (1)                         VP
Gary W. Pottorff (1)             S          S
Glen L. Kettering (3)                       D, P
Jeffrey W. Grossman (1)          VP         VP
Joel L. Hoelzer (2)                         VP
John M. O'Brien (2)              AC         AC
Karen D. Townsend (2)                       C, AT
Michael Watson (3)                          VP
Michael W. O'Donnell (1)         D
Reed D. Robinson (18)                       VP
Richard N. Farmer (18)                      AS
Samuel W. Miller Jr. (1)         D
Sherry H. Gavito (1)             P
Thomas Olesen (2)                           VP
Victor M. Gaglio (18)                       VP
Vincent H. DeVito (2)            C
Vincent V. Rea (1)               AT         AT
William Harris Marple (18)                  D, VP

          NAME                    NCM       NDC       CPM        LEL       SCC       JOF       NDP
---------------------------------------------------------------------------------------------------
David J. Vajda (1)               VP, T     VP, T     VP, T      VP, T     VP, T     VP, T     VP, T
Gail W. Harowski (1)                                 P                                        P
Gary W. Pottorff (1)             S         S         S          S         S         S         S
Jeffrey W. Grossman (1)          VP        VP        VP         VP        VP        VP        VP
Jerry D. Mobley (13)                                            P         P
John M. O'Brien (2)              AC        AC        AC         AC        AC        AC        AC
John M. Palmer (14)                                             C         C
Michael W. O'Donnell (1)         D, P      D, P                 D         D         D, P      D
Patricia K. Locascio (1)                             GM, PB                                   GM
Samuel W. Miller Jr. (1)                             D                                        D
Vincent H. DeVito (2)            C         C         C                              C         C
Vincent V. Rea (1)               AT        AT        AT         AT        AT        AT        AT

           NAME                        NFC
--------------------------------------------
David J. Vajda (1)                     VP, T
Gary W. Pottorff (1)                   S
Jeffrey W. Grossman (1)                VP
John M. O'Brien (2)                    AC
Michael W. O'Donnell (1)               D, P
Vincent H. DeVito (2)                  C
Vincent V. Rea (1)                     AT

           NAME                     NIP          SWP       NET       NRC          NRS
--------------------------------------------------------------------------------------
Charles E. Shafer II (2)         VP
Daniel D. Gavito (1)             VP
David A. Monte (2)               VP
David J. Vajda (1)               VP, T          VP, T     VP, T     D, VP, T     VP, T
Frank A. Venhuizen (1)           VP
Gail W. Harowski (1)             VP                       VP
Gary W. Pottorff (1)             S              S         S         S            S
Jeffrey W. Grossman (1)          VP             VP        VP        VP           VP
Jerry L. Godwin (1)              D, VP, COO     D
Jerome B. Weeden (1)             VP
Joel L. Hoelzer (2)              VP                       VP                     VP
John M. O'Brien (2)              AC             AC        AC        AC           AC
Linda E. Miller (1)              C                                  C
M. Carol Fox (2)                 VP
Mark T. Maassel (1)              D, P           D, P
Michael L. Zdyb (1)                                       VP
Michael W. O'Donnell (1)                                            D, P
Mitchell E. Hershberger (1)                               C
Orlando Figueroa (19)                                               D
Peter T. Disser (1)                                       VP
Robert G. Kriner (2)                                                             C
Samuel W. Miller Jr. (1)                                  D                      D
Scott C. MacDonald (4)           VP                                              D, P
Sherry H. Gavito (1)                                                             D
Thomas Olesen (2)                VP                       VP
Timothy A. Dehring (1)           D, GM          D, GM
William M. O'Malley (1)          VP
Violet Sistovaris (1)            VP
Vincent H. DeVito (2)                           C
Vincent V. Rea (1)               AT             AT        AT        AT           AT
Vittorio E. Pareto (1)                                                           VP

           NAME                      NCS             NSI
------------------------------------------------------------
Arthur A. Paquin (1)             VP              VP
Arthur E. Smith Jr. (1)          SVP             SVP
Arthur J. Decio (1)                              D
Barbara S. McKay (1)             VP              VP
Carolyn Y. Woo (1)                               D
Charles E. Shafer II (2)         VP
Daniel D. Gavito (1)             VP
David J. Vajda (1)               VP, T           VP, T
Dennis E. Foster (1)                             D
Dennis E. Senchak (1)            VP              VP, AT, AS
Edward A. Santry (15)            VP
Gail W. Harowski (1)             VP
Gary L. Neale (1)                D, COB, CEO     D, COB, CEO
Gary W. Pottorff (1)             S               S
Genevieve A. Tuchow (2)          VP
Herbert H. Tate Jr. (1)          VP
Ian M. Rolland (1)                               D
Jeffrey W. Grossman (1)          VP              VP, C, CAO
Joel L. Hoelzer (2)              VP
John M. O'Brien (2)              AC
John W. Thompson (1)                             D
Karen A. Lohss (1)               VP
Karl Brack (18)                  VP
Kristen L. Falzone-Scott (1)     VP
M. Carol Fox (2)                 VP
Mark D. Wyckoff (1)              SVP             SVP
Meg A. Brown (2)                 VP

        NAME CONT'D.             NCS CONT'D.     NSI CONT'D.
------------------------------------------------------------
Michael W. O'Donnell (1)         EVP, CFO        EVP, CFO
Patricia M. Lawicki (1)          VP, CIO
Paul J. Newman (1)               VP
Peter V. Fazio Jr. (1)           EVP, GC         EVP, GC
Rebecca T. Sczudlo (5)           VP
Reginald L. Carter (2)           VP
Rene P. Dartez (16)              VP
Richard L. Thompson (1)                          D
Robert J. Welsh (20)                             D
Robert C. Skaggs Jr. (1)         P, EVP          P
Roger A. Young (1)                               D
Ronald G. Plantz (1)             AC
S. LaNette Zimmerman (1)         EVP             EVP
Samuel W. Miller Jr. (1)         EVP, COO        EVP, COO
Scott C. MacDonald (4)           VP
Sherry H. Gavito (1)             VP
Stephen P. Adik (1)                              D
Steven A. Barkauskas (1)         VP
Steven C. Beering (1)                            D
Thomas Olesen (2)                VP
Vincent H. DeVito (2)            C
Vincent V. Rea (1)               AT
Violet Sistovaris (1)            VP

           NAME                   PRI       WCE       WLC
----------------------------------------------------------
David J. Vajda (1)               VP, T     VP, T     VP, T
Gail W. Harowski (1)             VP        VP
Gary W. Pottorff (1)             S         S         S
Jeffrey W. Grossman (1)          VP        VP        VP
Joel L. Hoelzer (2)              VP        VP        VP
John M. O'Brien (2)              AC        AC        AC
Mitchell E. Hershberger (1)      C         C         C
Peter T. Disser (1)              VP        VP        VP
Samuel W. Miller Jr. (1)         D         D
Thomas Olesen (2)                VP        VP
Vincent V. Rea (1)               AT        AT        AT

* Company was inactive at December 31, 2004.

PART II. FINANCIAL CONNECTIONS AS OF DECEMBER 31, 2004

  NAME OF OFFICE        NAME AND LOCATION OF FINANCIAL INSTITUTION    POSITION HELD    APPLICABLE EXEMPTION
--------------------    ------------------------------------------    -------------    --------------------
David A. McFatridge     Community First Bank of Howard Co.            Director         Rule 70 (c)
VP & General Manager    Kokomo, Indiana
Kokomo Gas & Fuel

PART III (a). COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

OFFICER NOMINATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Officer Nominating and Compensation Committee's compensation policy is designed to relate total compensation (base salary, annual incentives and long-term stock-based compensation) to corporate performance, while remaining competitive with the compensation practices of competitors in the energy industry and, to a lesser extent, general industry. This policy applies to all of the Named Officers, including the Chief Executive Officer, as of December 31, 2004. The Committee discusses and considers executive compensation matters, then makes recommendations to the full board of directors, which takes the final action on these matters. The board accepted all of the Committee's recommendations in 2004. All decisions involving Chief Executive Officer compensation are made by the Committee based on the Corporate Governance Committee's report on its evaluation of the Chief Executive Officer's performance.

      The Committee has engaged Hewitt Associates, an independent compensation consulting firm, to advise it and provide surveys of comparative compensation practices for (1) a group of energy-oriented companies, including gas, electric or combination utility companies, diversified energy companies and companies with gas marketing, transmission and distribution operations and energy services operations, and (2) a diversified group of companies representing general industry. The 2004 executive compensation comparative groups consisted of 35 and 36 companies, respectively, from which data was available to Hewitt and which the Committee believed to be competitors of the Company for executive talent. The comparative compensation groups include most, but not all, of the companies that make up the Dow Jones Utilities Index used in the Stock Price Performance Graph and consist of a larger number of companies than contained in the index. The Committee may change the companies contained within the comparative compensation groups in future years if information about any company included in a group is not available, any companies included in a group are no longer competitors for executive talent, or if the Committee determines that different energy or other types of companies are competitors of the Company. For 2005 compensation, the energy industry comparative group was amended to replace previously included, diversified energy companies with companies whose businesses are more reflective of the Company's current business profile and strategy as a regulated utility that generates its operating income form the sale, distribution, transportation and storage of natural gas and the generation, transmission and distribution of electricity.

      The Committee considers the surveys and advice provided by Hewitt in determining each executive's base salary, annual incentives and long-term stock-based compensation. The Committee's philosophy is to set base salaries and performance-based annual incentives between the 50th and 75th percentile of the energy and general industry comparative groups. The annual cash-based compensation is supplemented with restricted or contingent stock awards and option grants under the Long-Term Incentive Plan, again between the 50th and 75th percentile of the comparative groups, to emphasize long-term stock price appreciation and the concomitant increased stockholder value. The mix of compensation allows an executive's annual total compensation to fluctuate according to the Company's financial performance and value delivered to stockholders. In 2004, the target for total compensation of the executive officers was set between the 50th and the 75th percentile of the relevant comparative compensation groups.

      In establishing Mr. Neale's base salary for 2004, the Committee reviewed information provided by Hewitt regarding chief executive officer compensation practices of comparable utility and energy companies and general industry. The Committee determined that Mr. Neale's base salary would be set between the 50th and 75th percentile of salaries in the comparative group, giving regard to Mr. Neale's proven abilities and strong performance with the Company since joining it as Executive Vice President and Chief Operating Officer in 1989. As with the other executives, Mr. Neale's annual incentive under the NiSource Corporate Incentive Plan was based on the Company's performance against financial performance targets established by the Committee. The target for Mr. Neale's total compensation was set between the 50th and the 75th percentile of the relevant comparative compensation groups, dependent on the Company's financial performance. As part of his total compensation package, Mr. Neale also received stock options and contingent stock in 2004 under the Company's Long-Term Incentive Plan.

      Because the value of the options and contingent stock is a function of the price growth of the Company's stock, the amount Mr. Neale would realize from his options and contingent stock is directly related to increases in stockholder value.

      The Committee determines annual incentive targets for all executive officers in accordance with the NiSource Corporate Incentive Plan. Annual incentives awarded to each of the Named Officers (including the Chief Executive Officer) are based on overall corporate performance, and to a lesser extent individual performance of the executive. The NiSource Corporate Incentive Plan establishes a trigger amount of financial performance (below which no annual incentive is paid) and a maximum level (above which no additional annual incentive is paid). Additionally, a profit sharing contribution of between 0.5% and 1.5% of an employee's eligible earnings may be made to an employee's account in the Company's Retirement Savings Plan on behalf of all eligible employees, including the executive officers, based on the identical overall corporate financial performance measure.

      In 2004, the trigger was based on basic earnings per share from continuing operations (after accounting for the cost of the incentive plan). The range of awards and levels of awards (as a percent of base salary), if the financial performance trigger was achieved, were as follows:

                                                                           INCENTIVE AT      INCENTIVE AT
                                                                             TRIGGER            MAXIMUM
                                                                          --------------     -------------
Chief Executive Officer..............................................               40.0%            120.0%
President and Executive Vice President, Chief Operating Officer......               35.0%            105.0%
Other Executive Vice Presidents and Senior Vice Presidents...........               32.5%             97.5%
Other Vice Presidents................................................      20.0% to 25.0%    60.0% to 75.0%

      For 2004, the Company did not achieve the trigger amount of basic earnings per share from continuing operations necessary to result in payments under the NiSource Corporate Incentive Plan, although basic earnings per share from net income did reach the expected amount. In light of these circumstances, the Committee approved payment of a bonus to the Company's employees and to the executive officers at the minimum amount of each participant's incentive range. The bonus payments were made in February and March 2005. No profit sharing contributions were made to the Company's Retirement Savings Plan accounts.

      Under the Long-Term Incentive Plan, the Committee may award stock options, stock appreciation rights, performance units, restricted stock awards, and contingent stock awards. The Committee considers base salaries of the executive officers, prior awards under the Long-Term Incentive Plan, and the Company's total compensation target in establishing long-term incentive awards. For purposes of determining the number of options and/or shares to be granted to reach total target compensation, options granted to executive officers are valued, at the time of the grant, using the Black-Scholes option pricing model, and restricted stock awards and contingent stock awards granted to executive officers are valued using Hewitt's present value pricing model. In 2004, stock options and restricted or contingent stock were awarded to each of the Named Officers, and the number of awards of options and restricted or contingent stock granted to each Named Officer was based on the aforementioned considerations. The actual compensation value of stock options and the restricted and contingent shares will depend on actual stock price appreciation and total stockholder return.

      The Committee's compensation policy is designed to ensure that the executives' total compensation packages align with and support the Company's business objectives while also aligning the interests of the executive officers with the interests of its stockholders. In that regard, the Committee believes that compensation packages should emphasize long-term growth and stability, while continuing to provide shorter-term incentives. As such, the Company's long-term stock-based compensation is more focused on grants of restricted stock and contingent stock, with longer vesting and holding periods as compared with stock options.

      The target ratio of the value of the contingent or restricted stock awards to option grants for 2004 was approximately 75% to 25%. For 2005 compensation, the Company temporarily varied from the previously mentioned target ratio by providing long-term incentive award value only in the form of stock options that vested immediately and require a minimum one-year holding period prior to exercise. The value of the stock options was determined at approximately 60% of the value that would otherwise have been awarded through a combination of stock options and restricted or contingent stock.

      In 2004, grants of restricted and contingent stock under the Long Term Incentive Plan were made pursuant to a Time Accelerated Restricted Stock Award Program ("TARSAP"). Generally under the plan, restrictions with respect to the TARSAP awards lapse six years from the date of the grant: however, if at the end of a three year performance cycle the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards would lapse on the third anniversary of the grants. The six-year lapse period on awards of contingent stock is reduced on a pro rata basis for an executive if he or she terminates employment, without cause, on or after attaining age 55 with ten years of service, or if he or she dies or becomes disabled to a minimum of three years to the extent that the end of the six-year period would extend beyond age 62. Due to the age-related restrictions within the TARSAP, the restrictions on the 2004 awards for Messrs. Neale and O'Donnell and Ms. Zimmerman would lapse over a period of three years in the event of retirement, disability or death. In the event of a change in control, all restrictions on the awards immediately lapse five business days after the event.

      The TARSAP provides a compensation component that encourages stable, long-term growth and aligns the interests of the executives with that of the stockholders. For the three-year performance cycle commencing on January 1, 2004, the peer-group-relative performance target was based on a total stockholder return ranking within the 60th percentile and the absolute target was set at an annualized compound total stockholder return of at least 12%. The peer group for the grants to date under the TARSAP is the same as the energy-oriented comparative group used for measuring overall annual compensation.

      Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 paid to the chief executive officer or any of the other Named Officers, other than compensation meeting the definition of "performance based compensation," will not be deductible by a corporation for federal income tax purposes. Because the portion of total compensation that constitutes stock options is performance-based and certain executives have agreed to limitations on the amount of other types of grants under the Long-Term Incentive Plan which can vest in any year, the Committee does not anticipate that the limits of Section 162(m) will materially affect the deductibility of compensation paid by the Company in 2004. However, the Committee will continue to review the deductibility of compensation under Section 162(m) and related regulations.

      The Committee believes that its overall executive compensation program has been successful in providing competitive compensation sufficient to attract and retain highly qualified executives, while at the same time encouraging the executive officers to strive toward the creation additional stockholder value.

                                  Officer Nomination and Compensation Committee Steven C. Beering, Chairman
                                  Arthur J. Decio
                                  John W. Thompson
                                  Robert J. Welsh

March 14, 2005

COMPENSATION OF EXECUTIVE OFFICERS

    Summary. The following table summarizes compensation for services to NiSource and its subsidiaries for the years 2004, 2003 and 2002 awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers as of December 31, 2004 (collectively these individuals constitute the "Named Officers").

SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                                ------------------------------------
                                                                                         AWARDS             PAYOUTS
                                                                                ------------------------   ---------
                                                 ANNUAL COMPENSATION(1)                       SECURITIES  LONG-TERM
                                             --------------------------------   RESTRICTED    UNDERLYING   INCENTIVE
                                                                 OTHER ANNUAL     STOCK        OPTIONS/      PLAN       ALL OTHER
                                             SALARY     BONUS    COMPENSATION    AWARD(S)       SARS        PAYOUTS    COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR     ($)     ($)(2)       ($)(3)        ($)(4)         (#)         ($)(5)       ($)(6)
    ---------------------------       ----   -------   -------   ------------   ----------    ----------   ---------   ------------
Gary L. Neale,.....................   2004   950,000   380,000       6,156       5,207,849      353,352    2,084,462       8,628
 Chairman and Chief                   2003   950,000   436,050      62,620       4,586,120      373,157            0       9,950
 Executive Officer                    2002   950,000   361,000     105,943              --      194,064            0      18,827
Robert C. Skaggs, Jr. (7)..........   2004   425,000   148,750         385         720,463       48,883      201,152      28,890
 President                            2003   325,000   111,800           0         335,360       27,287            0      18,000
                                      2002   310,000   105,000           0               0       18,550            0      16,525
Samuel W. Miller, Jr...............   2004   500,000   175,000           0         720,463       48,883            0      12,350
 Executive Vice President and         2003   500,000   200,500          29         815,720       66,372            0       2,600
 Chief Operating Officer              2002   166,666   166,550         466       204,387(8)           0            0           0
Michael W. O'Donnell...............   2004   400,000   130,000         593       1,018,926       69,135      638,867      27,805
 Executive Vice President and         2003   400,000   149,200           0         897,300       73,009      384,694      26,080
 Chief Financial Officer              2002   400,000   123,500      12,183              --       25,472      492,339      24,000
S. LaNette Zimmerman...............   2004   325,000   105,624           0         641,211       43,506      775,168      16,315
 Executive Vice President,            2003   325,000   121,225           0         565,340       46,000      465,475      16,315
 Human Resources and                  2002   304,166    98,000       2,583              --       20,047      582,776       1,221
 Communications

----------

(1) Compensation deferred at the election of the Named Officer is reported in the category and year in which such compensation was earned.

(2) All bonuses are paid pursuant to the NiSource Corporate Incentive Plan. For further discussion of the bonuses paid for 2004 please refer to the Officer Nomination and Compensation Committee Report on Executive Compensation.

(3) The 2003 amount for Mr. Neale includes $10,462 for financial advisory services, $14,159 for fair market value gain resulting from the purchase of a company vehicle and $9,479 for taxes paid by the Company as a result of such gain. The 2002 amount shown for Mr. Neale includes $73,076 paid to Mr. Neale to buy back unused vacation days.

(4) Represents restricted and contingent stock awarded under the Company's Time Accelerated Restricted Stock Award Program ("TARSAP"). The amounts shown for 2003 and 2004 are based on the closing sale price of the Company's common stock on December 31, 2003 and December 31, 2004, respectively, as reported on the New York Stock Exchange Composite Transactions Tape. Vesting of restricted stock under the Long Term Incentive Plan in prior years were performance based and are shown under the Long-Term Incentive Plan Payouts column. See Note 5 below. As of December 31, 2004, the total shares outstanding under the TARSAP (including those shares held by the Named Officers) was 1,251,844 with an aggregate value of $28,517,006, based on the Company's closing market price on such date ($22.78). For more information regarding the restricted and contingent stock awards under the TARSAP please see the Long-Term Incentive Plan Table and its accompanying footnotes on page 19.

(5) The payouts shown are based on the value, at date of vesting, of restricted stock awarded under the Long-Term Incentive Plan which vested during the years shown. Total shares of restricted stock and contingent stock held (assuming 100% vesting) and aggregate market value at December 31, 2004 (based on the closing sale price of the common stock on that date as reported on the New York Stock Exchange Composite Transactions Tape) for the Named Officers were as follows: Mr. Neale, 1,016,671 shares valued at $23,159,765; Mr. Miller, 82,669 shares valued at $1,883,200; Mr.
      Skaggs, 59,596 shares valued at $1,357,597; Mr. O'Donnell, 108,206 shares valued at $2,464,933; and Ms. Zimmerman, 71,063 shares valued at $1,618,815. Dividends on the restricted and contingent stock are paid in cash to the Named Officers.

(6) "All Other Compensation" represents Company contributions to the 401(k) Plan of $6,094 for Mr. Neale, $15,690 for Mr. Skaggs, $12,350 for Mr. Miller, $16,080 for Mr. O'Donnell, and $16,315 for Ms. Zimmerman. The amount shown for Mr. Neale also includes $2,534 term insurance costs for 2004. The amount shown for 2004 for Messrs. Skaggs and O'Donnell also includes $13,200 and $11,725, respectively, paid to the Savings Restoration Plan for NiSource Inc. and Affiliates.

(7) Mr. Skaggs became President of the Company on October 26, 2004. The amounts shown include compensation received by Mr. Skaggs as the Company's Executive Vice President, Regulated Revenue.

(8) The amount shown represents a grant of restricted stock made to Mr. Miller in connection with the commencement of his employment with the Company. The amount shown is based on the closing sale price of the Company's common stock on September 1, 2002, as reported on the New York Stock Exchange Composite Transactions Tape.

      Option Grants in 2004. The following table sets forth information concerning the grants of options to purchase common stock made during 2004 to the Named Officers. No stock appreciation rights were awarded during 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

                                    NUMBER OF
                                    SECURITIES
                                    UNDERLYING     PERCENT OF TOTAL                               GRANT DATE
                                   OPTIONS/SARS      OPTIONS/SARS      EXERCISE                     PRESENT
                                     GRANTED          GRANTED TO        OR BASE                      VALUE
                                   ------------      EMPLOYEES IN        PRICE      EXPIRATION    ----------
             NAME                     (#)(1)       FISCAL YEAR (2)     ($/SH)(3)       DATE         ($)(4)
             ----                  ------------    ----------------    ---------    ----------    ----------
Gary L. Neale..................         353,352                16.3        21.86      12/31/13     1,667,821
Robert C. Skaggs, Jr. .........          48,883                2.25        21.86      12/31/13       230,727
Samuel W. Miller, Jr. .........          48,883                2.25        21.86      12/31/13       230,727
Michael W. O'Donnell...........          69,135                3.19        21.86      12/31/13       326,317
S. LaNette Zimmerman...........          43,506                2.01        21.86      12/31/13       205,348

----------

(1) All options granted in 2004 are fully exercisable commencing one year from the date of grant. Vesting may be accelerated as a result of certain events relating to a change in control of the Company. The exercise price may be paid by delivery of already owned shares of common stock and any tax withholding obligations related to exercise may be paid by delivery of already owned shares of common stock or by reducing the number of shares of common stock received on exercise, subject to certain conditions.

(2) Based on an aggregate of 2,168,200 options granted to all employees in 2004.

(3) The options were granted on January 1, 2004 at the average of high and low sale prices of the common stock on December 31, 2004 as reported on the New York Stock Exchange Composite Transactions Tape.

(4) Grant date present value is determined using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model for the January 1, 2004 grants (expiring December 31, 2013) were as follows: expected volatility -- (30%) (estimated stock price volatility for the term of the grant); risk-free rate of return -- (4.15%) (the rate for a ten-year U.S. treasury); discount for risk of forfeiture -- (10%;) estimated annual dividend -- ($0.92;) expected option term -- ten years; and vesting -- 100% one year after date of grant. No assumption was made relating to non-transferability. Actual gains, if any, on option exercises and common shares are dependent on the future performance of the common stock and overall market condition. The amounts reflected in this table may not be achieved.

      Option Exercises in 2004. The following table sets forth certain information concerning the exercise of options or stock appreciation rights during 2004 by each of the Named Officers and the number and value of unexercised options and stock appreciation rights at December 31, 2004.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED              IN-THE-MONEY
                                  SHARES                         OPTIONS/SARS AT             OPTIONS/SARS AT FISCAL
                                ACQUIRED ON     VALUE          FISCAL YEAR-END (#)               YEAR-END ($)(1)
                                 EXERCISE      REALIZED    ----------------------------    ----------------------------
            NAME                    (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                -----------    --------    -----------    -------------    -----------    -------------
Gary L. Neale...............         50,000     321,245      1,217,598          353,352      2,516,947          287,982
Robert C. Skaggs, Jr. ......              0           0         61,167           48,883        108,337           39,840
Samuel W. Miller, Jr. ......         66,372     130,753              0           48,883              0           39,840
Michael W. O'Donnell........              0           0        129,303           69,135        258,453           56,345
S. LaNette Zimmerman........              0           0         90,305           43,506        170,921           35,458

----------
(1) Represents the difference between the option exercise price and $22.675, the average of high and low sale prices of the common shares on December 31, 2004, as reported on the New York Stock Exchange Composite Transactions Tape.

      Long-Term Incentive Plan Awards in 2004. The following table sets forth information concerning the shares of restricted stock and shares of contingent stock awarded pursuant to the Long-Term Incentive Plan during 2004 to each of the Named Officers.

                                   NUMBER OF     PERFORMANCE
                                     SHARES,       OR OTHER            ESTIMATED FUTURE PAYOUTS UNDER
                                    UNITS OR     PERIOD UNTIL          NON-STOCK PRICE-BASED PLANS(3)
                                     OTHER        MATURATION     ------------------------------------------
             NAME                  RIGHTS (#)     OR PAYOUT      THRESHOLD (#)    TARGET (#)    MAXIMUM (#)
             ----                  ----------    ------------    -------------    ----------    -----------
Gary L. Neale (1)..............       228,615       3/6 years          228,615       228,615        228,615
Robert C. Skaggs, Jr. (1)......        31,627       3/6 years           31,627        31,627         31,627
Samuel W. Miller, Jr. (2)......        31,627       3/6 years           31,627        31,627         31,627
Michael W. O'Donnell (1).......        44,729       3/6 years           44,729        44,729         44,729
S. LaNette Zimmerman (1).......        28,148       3/6 years           28,148        28,148         28,148

----------
(1) The awards for Messrs. Neale, Skaggs and O'Donnell and Ms. Zimmerman reflected above consist of grants of contingent stock under the Long Term Incentive Plan which were made on January 1, 2004, pursuant to the Company's Time Accelerated Restricted Stock Award Program ("TARSAP"). Restrictions with respect to the TARSAP awards lapse six years from the date of the grant: however, if at the end of a three year performance cycle the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the awards will lapse on the third anniversary of the grants. The six-year lapse period is reduced on a pro rata basis for an executive if he or she terminates employment, without cause, on or after attaining age 55 with ten years of service or if he or she dies or becomes disabled to the extent that the end of the six-year period would extend beyond age 62, to a minimum of three years. Due to the age-related restrictions within the TARSAP, the 2004 awards for Messrs. Neale and O'Donnell and Ms. Zimmerman will lapse over a period of three years in the event of retirement, disability or death. In the event of a change in control, all restrictions on the awards immediately lapse five business days after the event.

(2) The award for Mr. Miller reflected above consists of a grant of restricted stock under the TARSAP. Restrictions with respect to the award will lapse on December 31, 2009; however, if at the end of the three year performance cycle (that began on January 1, 2004 and will end on December 31, 2006) the Company meets both a peer group target (a 60% percentile for relative total stockholder return ranking) and an absolute target (a 12% annualized compound total stockholder return), the restrictions with respect to the award will lapse on December 31, 2006. Upon the death or disability of the grantee, the grantee will receive a distribution of the restricted stock awarded on a pro rata basis based on a quarterly distribution schedule contained in the restricted stock agreement between the Company and each grantee with respect to each grant.

(3) In the case of each of the other Named Officers, the restrictions with respect to both the restricted stock awards and the contingent stock awards will lapse and the Named Officer will be entitled to the underlying stock only to the extent that the value of shares for which the restrictions lapse in any calendar year, when added to other non-performance based compensation for that year, does not exceed $999,999.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      The following table shows estimated annual benefits, giving effect to the Company's Pension Plan and Supplemental Executive Retirement Plan, payable upon retirement to persons in the specified remuneration and years-of-service classifications.

PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                        --------------------------------------------------------------------
    REMUNERATION            15            20             25             30            35
    ------------        ---------    -----------    -----------    -----------    ----------
$  300,000..........    $ 118,944    $   158,592    $   166,092    $   173,592    $  173,592
   400,000..........      163,944        218,592        228,592        238,592       238,592
   500,000..........      209,944        278,592        291,092        303,592       303,592
   600,000..........      253,944        338,592        353,592        368,592       368,592
   700,000..........      298,944        398,592        416,092        433,592       433,592
   800,000..........      343,944        458,592        478,592        498,592       498,592
   900,000..........      388,944        518,592        541,092        563,592       563,592
 1,000,000..........      433,944        578,592        603,592        628,592       628,592
 1,100,000..........      478,944        638,592        666,092        693,592       693,592
 1,200,000..........      523,944        698,592        728.592        758,592       758,592
 1,300,000..........      568,944        758,592        791,092        823,592       823,592
 1,400,000..........      613,944        818,592        855,592        888,592       888,592
 1,500,000..........      658,944        878,592        916,092        953,592       953,592
 1,600,000..........      703,944        938,592        978,592      1,018,592     1,018,592
 1,700,000..........      748,944        998,592      1,041,092      1,083,592     1,083,592
 1,800,000..........      793,944      1,058,592      1,103,592      1,148,592     1,148,592
 1,900,000..........      838,944      1,118,592      1,166,092      1,213,592     1,213,592
 2,000,000..........      883,944      1,178,592      1,228,592      1,278,592     1,278,592

      The credited years of service for each of the Named Officers, pursuant to the Pension Plan and Supplemental Executive Retirement Plan, are as follows:
Gary L. Neale -- 31 years; Samuel W. Miller, Jr.-- 2 years; Michael W. O'Donnell -- 30 years; Robert C. Skaggs, Jr.-- 24 years; and S. LaNette Zimmerman -- 24 years.

      Upon their retirement, regular employees and officers of the Company and its subsidiaries which adopt the plan (including directors who are also full-time officers) will be entitled to a monthly pension in accordance with the provisions of the Company's pension plan, originally effective as of January 1, 1945. The directors who are not and have not been officers of the Company are not included in the pension plan. The pensions are payable out of a trust fund established under the pension plan with The Northern Trust Company, trustee. The trust fund consists of contributions made by the Company and the earnings of the fund. Over a period of years the contributions are intended to result in overall actuarial solvency of the trust fund. The pension plan of the Company has been determined by the Internal Revenue Service to be qualified under Section 401 of the Internal Revenue Code.

      The pension plan was amended and restated effective July 1, 2002 to add a "cash balance feature." Participants in the plan as of December 31, 2001 were entitled to elect to remain in the "final average pay feature" of the plan or to begin participating in the new cash balance feature. Participants hired on and after January 1, 2002 automatically participate in the cash balance feature. A participant in the cash balance feature will have a benefit consisting of his or her opening account balance (his or her accrued benefit under the final average pay feature of the plan as of December 31, 2001, if any) plus annual pay and interest credits to his or her cash balance account. Pay credits equal a percentage of compensation based on the participant's combined age and service. Interest is credited to his or her account based on the interest rate on 30-year treasury securities, as determined by the Internal Revenue Service, for the September immediately preceding the first day of each year, but not less than 4%. Upon retirement, termination of employment or death, the participant or his or her beneficiary will receive a benefit that is the equivalent of his or her cash balance account balance. Participants and beneficiaries are entitled to elect to receive payment of this benefit pursuant to various alternatives including a lump sum option.

      Pension benefits are determined separately under the final average pay portion of the plan for each participant. The formula for a monthly payment for retirement at age 65 is 1.7% of average monthly compensation multiplied by years of service (to a maximum of 30 years) plus 0.6% of average monthly compensation multiplied by years of service over 30. Average monthly compensation is the average for the 60 consecutive highest-paid months in the employee's last 120 months of service. Covered compensation is defined as wages reported as W-2 earnings (up to a limit set forth in the Internal Revenue Code and adjusted periodically) plus any salary reduction contributions made under the Company's 401(k) plan, minus any portion of a bonus in excess of 50% of base pay and any amounts paid for unused vacation time and vacation days carried forward from prior years. The benefits listed in the Pension Plan table are not subject to any deduction for Social Security or other offset amounts.

      The Company also has a Supplemental Executive Retirement Plan which applies to those officers and other employees selected by the board of directors to participate in the plan. Benefits from this plan are to be paid from the general assets of the Company.

      For each officer and employee who first participated in the Supplemental Executive Retirement Plan prior to January 23, 2004, the Supplemental Executive Retirement Plan provides a retirement benefit at age 65 of the greater of (i) 60% of five-year average pay (prorated for less than 20 years of service) and an additional 0.5% of 5-year average pay per year for participants with between 20 and 30 years of service, less Primary Social Security Benefits or (ii) the benefit formula under the Company's Pension Plan. In either case, the benefit is reduced by the actual pension payable from the Company's Pension Plan and benefits earned under the Pension Restoration Plan for NiSource Inc. and Affiliates. In addition, the Supplemental Executive Retirement Plan provides certain early retirement and disability benefits and pre-retirement death benefits for the spouse of a participant.

      For each officer and employee who first participates in the Supplemental Executive Retirement Plan on and after January 23, 2004, the Supplemental Executive Retirement Plan provides a credit into a notional account as of the last day of each year beginning on or after January 1, 2004 equal to five percent of the officer or employee's compensation. Interest will be credited to the account until distribution upon termination of employment after five or more years of service with the Company and its affiliates. In addition, the Officer Nomination and Compensation Committee, subject to approval of the Board of the Company, may authorize supplemental credits to an officer or employee's account in such amounts and at such times, and subject to such specific terms and provisions, as authorized by the Committee.

      Mr. O'Donnell and Mr. Skaggs continue to participate in the Retirement Plan of Columbia Energy Group Companies, a subsidiary of the Company. Mr. O'Donnell has 30 credited years of service and Mr. Skaggs has 24 credited years of service under this plan. The formula for a retiree's monthly retirement benefit at age 65 under the Retirement Plan of Columbia Energy Group is (i) 1.15% of the retiree's final average compensation that does not exceed 1/2 of the average Social Security wage base times years of service up to 30, plus (ii) 1.5% of the retiree's final average compensation in excess of 1/2 of the average Social Security wage base times years of service up to 30, plus (iii) .5% of the retiree's final average compensation times years of service between 30 and 40. As of January 1, 2004, Mr. O'Donnell participates in the Supplemental Executive Retirement Plan, described above, based on his service and compensation with the Company and its affiliates from and after November 1, 2000.

      Effective January 1, 2004, the Company assumed sponsorship of the Pension Restoration Plan for Columbia Energy Group, renamed the plan the "Pension Restoration Plan for NiSource Inc. and Affiliates," and broadened the plan to include all employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by sections 415 and 401(a)(17) of the Internal Revenue Code. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the Retirement Plan had such benefit not been limited by section 401(a)(17) of the Internal Revenue Code and reduced by deferrals into the Company's Executive Deferred Compensation Plan, minus (ii) the actual benefit received under the Retirement Plan. Messrs. Neale and Miller and Ms. Zimmerman became participants in the Pension Restoration Plan effective January 1, 2004. Messrs. O'Donnell and Skaggs were participants in the Pension Restoration Plan prior to 2004. Benefits earned under the Pension Restoration Plan are used to offset amounts earned under the Supplemental Executive Retirement Plan.

      Effective January 1, 2004, the Company assumed sponsorship of the Savings Restoration Plan for Columbia Energy Group, renamed the plan the "Savings Restoration Plan for NiSource Inc. and Affiliates," and broadened the plan to include all key management employees of the Company and its affiliates. The revised Savings Restoration Plan provides for a supplemental benefit equal to the difference between (i) the benefit an employee would have received under the NiSource Inc. Retirement Savings Plan had such benefit not been limited by sections 415 and 401(a)(17) of the Internal Revenue Code and reduced by his deferrals into the Company's Executive Deferred Compensation Plan, minus (ii) the actual benefit he received under the Savings Plan. Messrs. Neale and Miller and Ms. Zimmerman became eligible to participate in the Savings Restoration Plan effective January 1, 2004. Messrs. O'Donnell and Skaggs were participants in the Savings Restoration Plan prior to 2004.

      On July 15, 2002, the Company entered into an agreement with Ms. Zimmerman which provides for an additional retirement benefit in the event Ms. Zimmerman's employment with the Company terminates for reasons other than her involuntary termination for good cause. In such event, Ms. Zimmerman's monthly retirement benefit under the Supplemental Executive Retirement Plan will be computed upon the assumption that her first day of service was January 1, 1981 and will be reduced by the amount of her retirement benefit that she receives under the pension plan of her previous employer. On December 3, 1996, the Company's board of directors set March 3, 1974 as Mr. Neale's first day of service for purposes of credit under the Executive Supplemental Retirement Plan.

CHANGE IN CONTROL AND TERMINATION AGREEMENTS

      The Company has entered into Change in Control and Termination Agreements with Mr. Neale and the other Named Officers. The Company believes that these agreements are in the best interests of the stockholders, to insure that in the event of extraordinary events, totally independent judgment is enhanced to maximize stockholder value. The agreements can be terminated on three years' notice and provide for the payment of specified benefits if the executive terminates employment for good reason or is terminated by the Company for any reason other than good cause within 24 months following certain changes in control. Each of these agreements also provides for payment of these benefits if the executive voluntarily terminates employment for any reason during a specified one-month period within 24 months following a change in control or, in the case of Mr. Neale, at any time during this 24 month period. No amounts will be payable under the agreements if the executive's employment is terminated by the Company for good cause (as defined in the agreements).

      The agreements provide for the payment of two or three times the executive's current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive's targeted incentive bonus for the year of termination. The executive would also receive benefits from the Company that would otherwise be earned during the applicable two or three-year period following the executive's termination under the Company's Supplemental Executive Retirement Plan and qualified retirement plans. The Company will increase the payment made to the executive as necessary to compensate the executive on an after-tax basis for any parachute penalty tax imposed on the payment of amounts under the contracts.

      During the applicable two or three-year period following the executive's termination, the executive and his or her spouse or other dependents will continue to be covered by applicable health or welfare plans of the Company. If the executive dies during such two or three-year period following the executive's termination, all amounts payable to the executive will be paid to a named beneficiary.

      The agreement with Mr. Neale provides for the same severance payments as described above in the event his employment is terminated at any time by the Company (other than for good cause) or due to death or disability, or if he voluntarily terminates employment with good reason (as defined in the agreement), even in the absence of a change in control.

            In the event of a change in control, all stock options, restricted stock awards and contingent stock awards which have been granted to each of the Named Officers (including the Chief Executive Officer) under the Company's Long-term Incentive Plan will immediately vest.

COMPENSATION OF THE COMPANY'S DIRECTORS

      The Company pays each director who is not receiving a salary from the Company $30,000 for each year, $3,000 annually for each standing committee on which the director sits, $1,000 annually for each chairmanship of the Executive, the Environmental, Health and Safety, and the Public Affairs and Career Development Committees, $10,000 annually for each chairmanship of the Audit, the Corporate Governance and the Officer Nomination and Compensation Committees, $1,200 for each board meeting attended and $750 per committee meeting attended. Each nonemployee director shall also receive, as part of his or her annual retainer, an annual award of restricted shares of common stock or restricted stock units, or a combination thereof, equal to $20,000 to be granted in four equal installments on the last business day of each calendar quarter. The number of restricted shares of common stock or restricted stock units, as applicable, constituting such quarterly grant shall be determined by dividing $5,000 by the average of the high and low price of the Company's common stock on the last business day of the relevant quarter.

      The Company's Nonemployee Director Retirement Plan provides a retirement benefit for each nonemployee director currently serving on the board who was originally elected or appointed to the board prior to December 31, 2001, who has completed at least five years of service on the board and who did not elect to opt out of the plan during 2002. Directors who are first elected or appointed to the board after 2001 are not eligible to participate in the Retirement Plan. The benefit under the Retirement Plan is a monthly amount equal to one-twelfth of the annual retainer for board service in effect at the time of the director's retirement from the board and will be paid for 120 months, or the number of full months of service the individual served as a nonemployee director of the Company, whichever is less. Directors first elected prior to 2001 who elected to opt out of the Retirement Plan in 2002 received, under the Company's Nonemployee Director Stock Incentive Plan, restricted stock units of comparable value to the present value of the retirement benefit such director had earned under the Retirement Plan through June 30, 2002. Directors who elected to opt out of the Retirement Plan and directors first elected after 2001 will not receive a retirement benefit under the Retirement Plan, but instead may receive, at the discretion of the Corporate Governance Committee, additional restricted shares of common stock and/or restricted stock unit grants under the Company's Nonemployee Director Stock Incentive Plan, as amended and restated effective January 1, 2004, to ensure that the retirement benefit, together with other compensation paid to the nonemployee director, delivers a competitive compensation package. In 2004, Mr. Foster, who opted out of the Company's Retirement Plan, and Mr. Richard L. Thompson, who was newly elected to the board, each received a grant of restricted stock units having a value of $23,274, representing $7,749 per year for each of the next three years, in lieu of a retirement benefit under the Nonemployee Director Stock Incentive Plan.

      In addition, upon election, re-election or appointment to the board, each nonemployee director shall receive an award of restricted shares of common stock or restricted stock units equal to $30,000 for each year of the term for which such director has been elected, re-elected or appointed. The number of restricted shares of common stock or restricted stock units, or a combination thereof, as applicable, shall be determined by dividing the amount of the grant by the average of the high and low price of the Company's common stock on the date of such election, re-election or appointment. In 2004, under the Company's Nonemployee Director Stock Incentive Plan, each of Dr. Woo and Messrs. Beering, Foster and Richard L. Thompson received a grant of restricted stock units with a value of $90,000, representing $30,000 per year for each of the next three years.

      The grants of both the restricted shares of common stock and the restricted stock units under the Company's Nonemployee Director Stock Incentive Plan vest in 20% annual increments, with all of a director's stock and units vesting five years after the date of award. However, the grants vest immediately upon the director's death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company. With respect to restricted stock, dividends are paid to holders in cash on the date dividends are actually paid to stockholders of the Company. With respect to restricted stock units, additional restricted stock units are credited to each nonemployee director with respect to the units included in his or her account from time to time to reflect dividends paid to stockholders of the Company with respect to common stock. The units have no voting or other stock ownership rights and are payable in shares of the Company's common stock.

      The board may designate that a scheduled award will consist of nonqualified stock options to purchase shares of the Company's common stock rather than shares of restricted stock or restricted stock units; if so, then, in lieu of such shares of restricted stock or restricted stock units, each nonemployee director shall be granted a nonqualified option with a market value on the date of any such grant equal to the dollar value of the grant otherwise scheduled to be made to such nonemployee director on such date. Grants of nonqualified stock options vest in 20% annual increments and become fully vested on the fifth anniversary of the date of the grant. The grants will vest immediately upon the director's death, disability or retirement after attaining age 70, or the effective date of a change in control of the Company.

The Company has adopted a Directors' Charitable Gift Program for nonemployee directors who were not previously employees of the Company. Under the program, the Company makes a donation to one or more eligible tax-exempt organizations as designated by each eligible director. The Company contributes up to an aggregate of $125,000 for each nonemployee director who has served as a director of the Company for at least five years and up to an additional $125,000 (for an overall $250,000) for each nonemployee director who has served ten years or more. Organizations eligible to receive a gift under the program include charitable organizations and accredited United States institutions of higher learning. Individual directors derive no financial benefit from the program, as all deductions relating to the charitable donations accrue solely to the Company. A director's private foundation is not eligible to receive donations under the program. All current nonemployee directors who were not previously employees of the Company are eligible to participate in the program.

PART III (b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT.

      The following table contains information about those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock.

                                       AMOUNT AND NATURE OF  PERCENT OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP     OUTSTANDING
------------------------------------   --------------------  ----------------
T. Rowe Price Associates, Inc.              21,759,987            8.2(1)
100 East Pratt Street
Baltimore, Maryland 21202

Barclays Global Investors, NA               15,127,758            5.74(2)
45 Fremont Street
San Francisco, California 94105

Capital Research & Management Company       15,089,310            5.7(3)
333 South Hope Street, 55th Floor
Los Angeles, California 90071

----------
(1) As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of T. Rowe Price Associates, Inc. on February 14, 2005. These securities are owned by various individual investors which
    T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investment and/or sole power to vote securities. T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of these securities.

(2) As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Capital Securities Limited, Palomino Limited, and other affiliated entities on February 14, 2005.

(3) As reported on statements made on Schedule 13G filed with the Securities and Exchange Commission on behalf of Capital Research & Management Company on February 14, 2005.

      The following table contains information about the beneficial ownership of the Company's common stock as of March 1, 2005, for each of the directors, nominees and named executive officers, and for all directors and executive officers as a group.

                                                                                                              AMOUNT AND NATURE OF
                                                                                                                  BENEFICIAL
                                     NAME OF BENEFICIAL OWNER                                                    OWNERSHIP(1)(2)
----------------------------------------------------------------------------------------------------------    --------------------
Stephen P. Adik...........................................................................................            595,944
Steven C. Beering.........................................................................................             11,691
Arthur J. Decio...........................................................................................             13,100
Dennis E. Foster..........................................................................................             13,017
Steven R. McCracken.......................................................................................                  0
Samuel W. Miller, Jr. ....................................................................................            132,197
Gary L. Neale.............................................................................................          2,256,129
Michael W. O'Donnell......................................................................................            261,416
Ian M. Rolland (3)........................................................................................             26,777
Robert C. Skaggs, Jr. ....................................................................................            161,069
John W. Thompson..........................................................................................             16,156
Richard L. Thompson.......................................................................................                  0
Robert J. Welsh...........................................................................................             16,600
Carolyn Y. Woo............................................................................................              4,000
Roger A. Young............................................................................................             34,831
S. LaNette Zimmerman......................................................................................            185,024
All directors and executive officers as a group...........................................................          4,221,244

----------
(1) The number of shares owned includes shares held in the Company's Automatic Dividend Reinvestment and Share Purchase Plan, shares held in the Company's Retirement Savings Plan (the "401(k)"), Employee Stock Purchase Plan and restricted shares awarded under the Company's 1994 Long-Term Incentive Plan (the "Incentive Plan") and Nonemployee Director Stock Incentive Plan, where applicable. The percentage of common stock owned by all directors and executive officers as a group is approximately 1.5 percent of the common stock outstanding as of March 1, 2005.

(2) The totals include shares for which the following individuals have a right to acquire beneficial ownership, within 60 days after March 1, 2005, by exercising stock options granted under the Incentive Plan: Gary L. Neale -- 1,570,950 shares; Stephen P. Adik -- 420,643 shares; Samuel W. Miller, Jr. 48,883 shares; Michael W. O'Donnell -- 198,438 shares; Robert C. Skaggs, Jr. -- 110,050; S. LaNette Zimmerman -- 133,811 shares; and all executive officers as a group -- 2,786,122 shares.

(3) The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership.

PART III (c) CONTRACTS AND TRANSACTIONS.

None.

PART III (d) INDEBTEDNESS.

None.

PART III (e) PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENT.

See Item 6 Part III (a) above.

PART III (f) DIRECTORS AND OFFICERS RIGHTS TO INDEMNITY.

Provisions for indemnification of directors and officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

PART I. EXPENDITURES FOR ANY POLITICAL PARTY, CANDIDATE FOR PUBLIC OFFICE OR HOLDER OF SUCH OFFICE, OR ANY COMMITTEE OR AGENT THEREFORE.

Name of
Company     Recipient of Beneficiary                            Purpose                         Accounts Charged       Amount ($)
---------------------------------------------------------------------------------------------------------------------------------
  COH    Employee Political Action Fund  Legal, accounting and solicitation services       General and Administrative    18,351
                                         rendered by employees for Employees Political
                                         Action Fund registered with the Federal Election
                                         Committee
---------------------------------------------------------------------------------------------------------------------------------

PART II. EXPENDITURES FOR ANY CITIZENS GROUP OR PUBLIC RELATIONS COUNSEL.

Calendar Year 2004

                     Name of Company and Name or
                Number of Recipients or Beneficiaries                   Purpose               Accounts Charged      Amount ($)
------------------------------------------------------------------------------------------------------------------------------
BSG
   6 Various Chambers of Commerce                                 Economic Development    General & Administrative    11,784
NUI
   8 Various Chambers of Commerce                                 Economic Development    General & Administrative     6,917
CVA
   12 Various Chambers of Commerce                                Economic Development    General & Administrative    10,665
CKY
   12 Various Chamber of Commerce and Better Business Bureaus     Economic Development    General & Administrative     8,968
CMD
   2 Various Chambers of Commerce                                 Economic Development    General & Administrative     1,650
COH
   48 Various Chamber of Commerce and Better Business Bureaus     Economic Development    General & Administrative    40,041
CPA
   32 Various Chamber of Commerce and Better Business Bureaus     Economic Development    General & Administrative    56,936
NIP
   Greater Fort Wayne Chamber of Commerce                         Economic Development    General & Administrative    25,500
   Indiana Northeast Development                                  Economic Development    General & Administrative    13,500
   12 Various Economic Development Corporations                   Economic Development    General & Administrative    42,300
TCO
   7 Various Chambers of Commerce                              Information and Education  General & Administrative    21,806
   Manchin Transition Office                                   Information and Education  General & Administrative     5,000
   4 Various Business Bureaus and other associations           Information and Education  General & Administrative     2,503
CGT
   Louisiana Association of Business and Industry              Information and Education  General & Administrative     3,250
   Tennessee Chamber of Commerce                               Information and Education  General & Administrative       455
KGL
   2 Various Chamber of Commerce                                  Economic Development    General & Administrative     2,854
   Public Relations Institute                                      Community Support      Misc. Income Deductions      2,443
   Midwest Energy Association                                     Economic Development    General & Administrative     4,649
NIF
   3 Various Chamber of Commerce                                   Community Support      General & Administrative       274
------------------------------------------------------------------------------------------------------------------------------

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I. INTERCOMPANY CONTRACTS.

For the year ended December 31, 2004:

                                                                                                                       In Effect on
                                                  Serving         Receiving                                                Dec. 31
                 Transaction                      Company          Company         Compensation ($)  Date of Contract   (YES or NO)
-----------------------------------------------------------------------------------------------------------------------------------
Management & Business Services                      BSG              NUI               2,700,366         1/1/2003          YES
Management & Business Services                      NUI              BSG               1,348,395         1/1/2003          YES
Field Services Management                           NUI              GSG                  77,421         10/1/2003         YES
Field Services Management                           BSG              GSG                  22,869         10/1/2003          NO
Office Space Rental                                 NUI              GSG                  33,627         1/1/2003          YES
Aircraft Support Personnel                          NIP              NCS                 824,031            N/A            N/A
Helicopter Usage and Hanger Rental                  NIP              NCS                  48,212            N/A            N/A
Intense Computer System Fees                        NPM              NIP                  29,793            N/A            N/A
Office Space Rental                             CPM/NIP/NDC        NIP/ETP             1,899,048          Various          YES
Substation Services                                 NIP              PRI                  21,260            N/A            N/A
Odorant and Moisture Analysis Services              NIP            NIF/KGL                10,706            N/A            N/A
Pipeline Inspection Services                        NIP              NIT                   9,233            N/A            N/A
Training Services                                   NIP         KGL/COH/NCS/              10,314            N/A
                                                                   NIF/BSG                                                 N/A
Office Space - Washington, D.C (Sublease)           TCO              NCS                  91,325         1/1/2001          YES
Office Space - O&M Agreement at Charleston,         TCO              NCS               2,064,336            N/A            YES
   Fairlakes, Other
Administrative Services                             TCO              NCS                 169,212            N/A            YES
Fixed Fee Billing                                   TCO              CGT               6,803,196         1/1/2001          YES
Land Lease for Radio Towers                         TCO            CNS/CMC                18,404        10/14/1996         YES
Repair of Tower Foundation at Rockville, MD         TCO            CNS/CMC                48,208            N/A            YES
Installation of Tower at Foster, KY                 TCO            CNS/CMC                10,310            N/A            YES
Office Space - O&M Agreement at Charleston, WV      TCO            CNS/CMC                 9,468            N/A            YES
Operating/Administrative Services                   TCO       CNS/CMC/CKY/COH/           871,453            N/A
                                                                 CMD/CPA/CVA                                               YES
Project Development                                 TCO              MPL*                940,173            N/A            YES
Settlement Agreement - SST Contract                 TCO              CKY               3,750,000         1/1/2004          YES
Access of TCO's X25 Network for Telemetry Info      TCO      CKY/COH/CMD/ CPA/CVA         95,568            N/A            YES
Operating/Administrative Services                   TCO              CKY                  54,683            N/A            YES
-----------------------------------------------------------------------------------------------------------------------------------

                                              Serving  Receiving                                      In Effect on Dec. 31
                 Transaction                  Company   Company   Compensation ($)  Date of Contract       (YES or NO)
--------------------------------------------------------------------------------------------------------------------------
Office Space Operating Agreement                TCO       COH            9,384             N/A                 YES
Lease of Operations Center in Lexington, VA     TCO       CVA           16,882         11/11/1996               NO
Lease of Borden Road Office in Lexington, VA    TCO       CVA            8,435         11/11/1996              YES
Sale of Capacity                                TCO       CVA          110,880          11/1/1999              YES
Fixed Fee Billings for O&M Agreements           TCO     NCP/GSG        597,349          7/1/2003               YES
Billing for O&M Agreements                    TCO/NIT   NCP/GSG        565,866         N/A & 5/96              YES
Billing for Building Launchers and Receivers    TCO       NCP        1,478,053             N/A                 YES
Saco River Crossing                             TCO       GSG          765,686             N/A                  NO
I-95 Crossing                                   TCO       GSG          525,500             N/A                 YES
Replacement Rt 111                              TCO       GSG            4,717             N/A                 YES
General Equipment                               TCO       GSG            2,146             N/A                 YES
Indirect Fired Heaters                          TCO       GSG          145,074             N/A                 YES
Replace Rectifier                               TCO       GSG           57,123             N/A                  NO
Pigging                                         TCO       GSG            3,334             N/A                  NO
Wireline                                        TCO       GSG          153,367             N/A                  NO
Magnesium Anode Drain                           TCO       GSG           47,130             N/A                  NO
Replace Pipe Scarborough                        TCO       GSG          153,674             N/A                  NO
Property Rt 109 - Wells                         TCO       GSG            2,835             N/A                  NO
Office Space Operating Agreement                CGT       NCS          209,628        7/26 & 10/91             YES
Land Lease for Radio Towers                     CGT     CNS/CMC          3,425         10/14/1996              YES
Fixed Fee Billings for O&M Agreements           CGT     CDW/TCO        222,492           Various               YES
--------------------------------------------------------------------------------------------------------------------------

* Represents Millennium Pipeline Company, L.P. investment as listed in Item 5.

PART II. SYSTEM CONTRACTS TO PURCHASE GOODS OR SERVICES FROM ANY AFFILIATE (OTHER THAN A SYSTEM COMPANY) OR A COMPANY IN WHICH ANY OFFICER OR DIRECTOR IS A PARTNER OR OWN 5% OR MORE OF ANY CLASS OF EQUITY SECURITIES.

None.

PART III SYSTEM CONTRACTS WITH OTHERS ON A CONTINUING BASIS FOR MANAGEMENT, SUPERVISORY, OR FINANCIAL ADVISORY REVIEW.

None.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I. BUSINESS, CAPITAL, DEBT TO EQUITY RATIO AND SERVICE CONTRACTS.

(a) Company, location and business address.

Bay State GPE, Inc. (BGP)

BGP, a Massachusetts corporation, at 300 Friberg Parkway, Westborough, Massachusetts is an exempt wholesale generator (EWG). It owns a turbo expander in Agawam, Massachusetts that generates electricity from a turbine engine as gas pressure is reduced when transferred from high pressure interstate pipelines to lower pressure local distribution pipes. BGP is a wholly owned subsidiary of Bay State Gas Company.

Whiting Clean Energy, Inc. (WCE)

WCE, a wholly owned subsidiary of PEI Holdings, Inc., is an EWG. WCE's business address is 801 East 86th Avenue, Merrillville, Indiana. NiSource Inc., through Whiting Leasing LLC (WLC), owns a 525-megawatt combined-cycle cogeneration facility located at BP's Whiting, Indiana refinery consisting of two gas-fired combustion turbines and one steam turbine generator. WCE is responsible for the operation and maintenance of the facility.

(b) Type and amount of capital invested.

When BGP was incorporated, Bay State Gas Company acquired all of the issued and outstanding shares of BGP's common stock for $1,000. Bay State also transferred ownership of the turbo expander and related facilities to BGP at its net book value. Neither Bay State Gas Company, nor NiSource, Inc. has made any financial guarantee to any party for BGP. Bay State Gas Company common equity investment in BGP at December 31, 2004 was approximately $39 thousand.

PEI Holdings, Inc.'s investment in WCE consists mainly of its guarantee of WCE's performance under the lease through its parent NiSource Inc. NiSource Inc. owns the WCE facility and has approximately $301.5 million of long-term debt on its balance sheet

(c) Ratio of debt to common equity and earnings of the company for the year ended December 31, 2004.

As of December 31, 2004, BGP had no debt outstanding and for the calendar year 2004, the turbo expander did not operate and did not generate revenue. BGP had net income of $2,106 for 2004.

WCE had $118.4 million in notes payable outstanding at December 31, 2004 to NiSource Finance Corp. WCE had $301.5 million of debt outstanding to third parties. The debt to equity ratio for WCE at December 31, 2004 is not meaningful since the company's equity capitalization is effectively zero. For 2004, WCE had a net loss of $29.6 million.

(d) Service, sales or construction contracts with system companies.

BGP currently has no service, sales or construction contracts with another system company.

WCE purchased $37.6 million of natural gas and purchased $6.5 million of purchased power from EnergyUSA-TPC Corp. during 2004.

PART II. ORGANIZATION CHART.

BGP is a wholly owned subsidiary of Bay State Gas Company. WCE is a wholly owned subsidiary of PEI Holdings, Inc. Bay State Gas Company and PEI Holdings, Inc. are wholly owned subsidiaries of NiSource, Inc. See Exhibit G for an organization chart showing BGP and WCE in relation to the other NiSource, Inc. system companies.

PART III AGGREGATE INVESTMENT IN EWG'S AND FOREIGN UTILITY COMPANIES.

NiSource, Inc.'s aggregate investment in BGP is approximately $39 thousand and its investment in WCE, as discussed in Part I (b), is approximately $16.5 million. The ratio of NiSource, Inc.'s aggregate investment in BGP and WCE to its aggregate investment in its domestic public-utility subsidiary companies is less than 1% based on the current book values of the utility subsidiaries.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

TABLE OF CONTENTS

                                                                                       CONSOLIDATED
                                                                         CONSOLIDATED   STATEMENT    CONSOLIDATED
                                                           CONSOLIDATED   STATEMENT     OF COMMON    STATEMENT OF
        NAME OF COMPANY (COMPANY ABBREVIATION)            BALANCE SHEET   OF INCOME    STOCK EQUITY   CASH FLOWS
-----------------------------------------------------------------------------------------------------------------
NISOURCE INC. (NSI)                                          F-1           F-2           F-3           F-4
   Bay State Gas Company (BSG)                               F-1, F-1A     F-2, F-2A     F-3, F-3A     F-4, F-4A
     Subsidiaries:
       Bay State GPE, Inc. (BGP)                             F-1A          F-2A          F-3A          F-4A
       Northern Utilities, Inc. (NUI)                        F-1A          F-2A          F-3A          F-4A
   Columbia Energy Group (CEG)                               F-1, F-1B     F-2, F-2B     F-3, F-3B     F-4, F-4B
     Subsidiaries:
       Columbia Accounts Receivable Corporation  (CAR)       F-1B          F-2B          F-3B          F-4B
       Columbia Assurance Agency, Inc. (CAA)                 F-1B          F-2B          F-3B          F-4B
       Columbia Atlantic Trading Corporation (CAT)           F-1B          F-2B          F-3B          F-4B
       Columbia Deep Water Services Company (CDW)            F-1B          F-2B          F-3B          F-4B
       Columbia Energy Services Corporation (CES)            F-1B          F-2B          F-3B          F-4B
       Columbia Gas of Kentucky, Inc. (CKY)                  F-1B, F-1C    F-2B, F-2C    F-3B, F-3C    F-4B, F-4C
        Subsidiary:
          Central Kentucky Transmission Company (CKT)        F-1C          F-2C          F-3C          F-4C
       Columbia Gas of Maryland, Inc. (CMD)                  F-1B          F-2B          F-3B          F-4B
       Columbia Gas of Ohio, Inc. (COH)                      F-1B, F-1D    F-2B, F-2D    F-3B, F-3D    F-4B, F-4D
        Subsidiary:
          Columbia of Ohio Receivables Corporation (COR)     F-1D          F-2D          F-3D          F-4D
       Columbia Gas of Pennsylvania, Inc. (CPA)              F-1B          F-2B          F-3B          F-4B
       Columbia Gas of Virginia, Inc. (CVA)                  F-1B          F-2B          F-3B          F-4B
       Columbia Gas Transmission Corporation (TCO)           F-1B, F-1E    F-2B, F-2E    F-3B, F-3E    F-4B, F-4E
        Subsidiary:
          Columbia Hardy Corporation (CHC)                   F-1E          F-2E          F-3E          F-4E
       Columbia Gulf Transmission Company (CGT)              F-1B          F-2B          F-3B          F-4B
       Columbia Network Services Corporation (CNS)           F-1B, F-1F    F-2B, F-2F    F-3B, F-3F    F-4B, F-4F
        Subsidiary:
          CNS Microwave, Inc. (CMC)                          F-1F          F-2F          F-3F          F-4F
       Columbia Remainder Corporation (REM)                  F-1B          F-2B          F-3B          F-4B
        Subsidiary:
          Haverstraw Bay, LLC (HBL) *                        INACTIVE      INACTIVE      INACTIVE      INACTIVE
       NiSource Insurance Corporation Limited (NIC)          F-1B          F-2B          F-3B          F-4B
-----------------------------------------------------------------------------------------------------------------

* Company was inactive at December 31, 2004.

                                                                                      CONSOLIDATED
                                                                        CONSOLIDATED   STATEMENT    CONSOLIDATED
                                                          CONSOLIDATED   STATEMENT     OF COMMON    STATEMENT OF
       NAME OF COMPANY (COMPANY ABBREVIATION)            BALANCE SHEET   OF INCOME    STOCK EQUITY   CASH FLOWS
----------------------------------------------------------------------------------------------------------------
   EnergyUSA, Inc. (EIN)                                   F-1, F-1G     F-2, F-2G      F-3, F-3G    F-4, F-4G
     Subsidiaries:
       EnergyUSA Commercial Energy Services, Inc. (ECE)    F-1G          F-2G           F-3G         F-4G
       EnergyUSA, Inc. (MA) (EUS)                          F-1G          F-2G           F-3G         F-4G
       EnergyUSA-TPC Corp. (ETP)                           F-1G          F-2G           F-3G         F-4G
       NI Energy Services Transportation, Inc. (NST)       F-1G          F-2G           F-3G         F-4G
       NI Fuel Company, Inc. (NFU)                         F-1G          F-2G           F-3G         F-4G
       NI-TEX, Inc. (NTX)                                  F-1G          F-2G           F-3G         F-4G
   Granite State Gas Transmission, Inc. (GSG)              F-1           F-2            F-3          F-4
   IWC Resources Corporation (IWR) *                       F-1, F-1H     F-2, F-2H      F-3, F-3H    F-4, F-4H
     Subsidiaries:
       Harbour Water Corporation (HWC) *                   F-1H          F-2H           F-3H         F-4H
       Indianapolis Water Company (IWC) *                  F-1H          F-2H           F-3H         F-4H
       Irishman's Run Acquisition Corporation (IRA) *      F-1H          F-2H           F-3H         F-4H
       IWC Morgan Water Corporation (IWM) *                F-1H          F-2H           F-3H         F-4H
       Liberty Water Corporation (LWC) *                   F-1H          F-2H           F-3H         F-4H
       The Darlington Water Works Company (DWC) *          F-1H          F-2H           F-3H         F-4H
   Kokomo Gas and Fuel Company (KGL)                       F-1           F-2            F-3          F-4
     Subsidiary:
       KGF Trading Company (KGF) *                         INACTIVE      INACTIVE       INACTIVE     INACTIVE
   NI Energy Services, Inc. (NES)                          F-1, F-1I     F-2, F-2I      F-3, F-3I    F-4, F-4I
     Subsidiaries:
       Crossroads Pipeline Company (NCP)                   F-1I          F-2I           F-3I         F-4I
       NESI Power Marketing, Inc. (NPM) *                  F-1I          F-2I           F-3I         F-4I
   NiSource Capital Markets, Inc. (NCM)                    F-1           F-2            F-3          F-4
   NiSource Corporate Services Company (NCS)               F-1           F-2            F-3          F-4
   NiSource Development Company, Inc. (NDC)                F-1, F-1J     F-2, F-2J      F-3, F-3J    F-4, F-4J
     Subsidiaries:
       Cardinal Property Management, Inc. (CPM)            F-1J          F-2J           F-3J         F-4J
       JOF Transportation Company (JOF)                    F-1J          F-2J           F-3J         F-4J
       Lake Erie Land Company (LEL)                        F-1J, F-1K    F-2J, F-2K     F-3J, F-3K   F-4J, F-4K
        Subsidiary:
          SCC Services, Inc. (SCC)                         F-1K          F-2K           F-3K         F-4K
       NDC Douglas Properties, Inc. (NDP)                  F-1J          F-2J           F-3J         F-4J
       South Works Power Company (SWP) *                   F-1J          F-2J           F-3J         F-4J
----------------------------------------------------------------------------------------------------------------

* Company was inactive at December 31, 2004.

                                                                                  CONSOLIDATED
                                                                    CONSOLIDATED   STATEMENT    CONSOLIDATED
                                                      CONSOLIDATED   STATEMENT     OF COMMON    STATEMENT OF
      NAME OF COMPANY (COMPANY ABBREVIATION)         BALANCE SHEET   OF INCOME    STOCK EQUITY   CASH FLOWS
------------------------------------------------------------------------------------------------------------
NiSource Energy Technologies, Inc. (NET)                F-1           F-2           F-3           F-4
NiSource Finance Corp. (NFC)                            F-1           F-2           F-3           F-4
NiSource Retail Services, Inc. (NRS)                    F-1           F-2           F-3           F-4
Northern Indiana Fuel and Light Company, Inc. (NIF)     F-1, F-1L     F-2, F-2L     F-3, F-3L     F-4, F-4L
  Subsidiary:
    Northern Indiana Trading Company, Inc. (NIT)        F-1L          F-2L          F-3L          F-4L
Northern Indiana Public Service Company (NIP)           F-1, F-1M     F-2, F-2M     F-3, F-3M     F-4, F-4M
  Subsidiary:
    NIPSCO Receivables Corporation (NRC)                F-1M          F-2M          F-3M          F-4M
PEI Holdings, Inc. (PRI)                                F-1, F-1N     F-2, F-2N     F-3, F-3N     F-4, F-4N
  Subsidiaries:
    Whiting Clean Energy, Inc. (WCE)                    F-1N          F-2N          F-3N          F-4N
    Whiting Leasing LLC (WLC)                           F-1N          F-2N          F-3N          F-4N
------------------------------------------------------------------------------------------------------------

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-1 (1 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                  F-1      F-1     F-1              Consolidating  Consolidated
As of December 31, 2004 ($ in thousands)         Page 3  Page 5  Page 7   Combined     Entries         Total
---------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                  *      *       *         *            *         16,194,071
     Accumulated depreciation and amortization                                                      (7,247,654)
--------------------------------------------------------------------------------------------------------------
     NET UTILITY PLANT                                                                               8,946,417
--------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated
      depreciation                                                                                     438,235
--------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                                                                   9,384,652
--------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Assets of discontinued operations and
      assets held for sale                                                                              23,425
     Consolidated affiliates                                                                                 -
     Unconsolidated affiliates                                                                         108,140
     Other investments                                                                                  72,406
--------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                                                      203,971
--------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents                                                                          30,123
     Restricted cash                                                                                    56,329
     Accounts receivable (less reserve)                                                                536,744
     Unbilled revenue (less reserve)                                                                   352,727
     Gas inventory                                                                                     452,932
     Underrecovered gas and fuel costs                                                                 293,839
     Materials and supplies, at average cost                                                            70,836
     Electric production fuel, at average cost                                                          29,150
     Price risk management assets                                                                       61,081
     Exchange gas receivable                                                                           169,546
     Regulatory assets                                                                                 136,186
     Prepayments and other                                                                              96,146
--------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                                 2,285,639
--------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets                                                                      148,282
     Regulatory assets                                                                                 568,459
     Goodwill                                                                                        3,687,183
     Intangible assets                                                                                 520,275
     Deferred charges and other                                                                        189,521
--------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                                                   5,113,720
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                        16,987,982
==============================================================================================================

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-1 (2 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                  F-1      F-1     F-1              Consolidating  Consolidated
As of December 31, 2004 ($ in thousands)         Page 4  Page 6  Page 8   Combined     Entries         Total
---------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                *       *        *        *           *            4,787,113
Preferred Stocks--
        Series without mandatory redemption
         provisions                                                                                      81,114
Long-term debt, excluding amounts due within
  one year                                                                                            4,835,858
---------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                                                  9,704,085
---------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
        Current portion of long-term debt                                                             1,299,953
        Short-term borrowings                                                                           307,605
        Accounts payable                                                                                648,453
        Dividends declared on common and
         preferred stocks                                                                                 1,108
        Customer deposits                                                                                87,097
        Taxes accrued                                                                                   160,866
        Interest accrued                                                                                 84,102
        Overrecovered gas and fuel costs                                                                 15,452
        Price risk management liabilities                                                                46,905
        Exchange gas payable                                                                            325,111
        Deferred revenue                                                                                 31,485
        Regulatory liabilities                                                                           30,215
        Accrued liability for postretirement
        and pension benefits                                                                             85,478
        Other accruals                                                                                  478,367
---------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                             3,602,197
---------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
        Price risk management liabilities                                                                 5,472
        Deferred income taxes                                                                         1,665,884
        Deferred investment tax credits                                                                  78,369
        Deferred credits                                                                                 57,965
        Deferred revenue                                                                                 87,382
        Accrued liability for postretirement
          and pension benefits                                                                          413,004
        Liabilities of discontinued operations
          and liabilities held for sale                                                                       -
        Preferred stock liabilities with
          mandatory redemption provisions                                                                   635
        Regulatory liabilities                                                                        1,168,640
        Other noncurrent liabilities                                                                    204,349
---------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                                           3,681,700
---------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                                 -
---------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                                 16,987,982
===============================================================================================================

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-1 (3 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                        F-1 Page 3
As of December 31, 2004 ($ in thousands)          NSI  BSG     CEG       EIN  GSG  IWR     Total
--------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
       Utility plant                               *    *    8,338,457    *    *    *       *
       Accumulated depreciation and
       amortization                                         (3,718,665)
--------------------------------------------------------------------------------------------------
       NET UTILITY PLANT                                     4,619,792
--------------------------------------------------------------------------------------------------
       Other property, at cost, less
       accumulated depreciation                                  1,999
--------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                           4,621,791
--------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
       Assets of discontinued operations and
       assets held for sale                                     23,425
       Consolidated affiliates                                       -
       Unconsolidated affiliates                                41,659
       Other investments                                        41,664
--------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                              106,748
--------------------------------------------------------------------------------------------------

CURRENT ASSETS
       Cash and cash equivalents                               454,159
       Restricted cash                                           5,416
       Accounts receivable (less reserve)                      274,865
       Unbilled revenue (less reserve)                         164,362
       Gas inventory                                           285,758
       Underrecovered gas and fuel costs                       239,355
       Materials and supplies, at average
       cost                                                     17,033
       Electric production fuel, at average
       cost                                                          -
       Price risk management assets                             45,717
       Exchange gas receivable                                 131,744
       Regulatory assets                                        87,854
       Prepayments and other                                    73,998
--------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                         1,780,261
--------------------------------------------------------------------------------------------------

OTHER ASSETS
       Price risk management assets                            113,876
       Regulatory assets                                       354,239
       Goodwill                                                      -
       Intangible assets                                         1,403
       Deferred charges and other                              142,703
--------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                             612,221
--------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                 7,121,021
--------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-1 (4 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                        F-1 Page 4
As of December 31, 2004 ($ in thousands)          NSI  BSG     CEG       EIN  GSG  IWR     Total
--------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                *    *    2,962,805     *   *    *       *
Preferred Stocks--
       Series without mandatory redemption
       provisions                                                    -
Long-term debt, excluding amounts due within one
year                                                         1,075,924
--------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                         4,038,729
--------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
       Current portion of long-term debt                       281,882
       Short-term borrowings                                       103
       Accounts payable                                        330,115
       Dividends declared on common and
       preferred stocks                                              -
       Customer deposits                                        25,543
       Taxes accrued                                           120,191
       Interest accrued                                         11,405
       Overrecovered gas and fuel costs                          1,556
       Price risk management liabilities                         4,886
       Exchange gas payable                                    323,649
       Deferred revenue                                         23,224
       Regulatory liabilities                                   24,513
       Accrued liability for postretirement and
       pension benefits                                         33,520
       Other accruals                                          357,428
--------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                    1,538,015
--------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
       Price risk management liabilities                             -
       Deferred income taxes                                   814,911
       Deferred investment tax credits                          25,472
       Deferred credits                                         47,778
       Deferred revenue                                         86,877
       Accrued liability for postretirement and
       pension benefits                                         84,534
       Liabilities of discontinued operations
       and liabilities held for sale                                 -
       Preferred stock liabilities with
       mandatory redemption provisions                               -
       Regulatory liabilities                                  368,761
       Other noncurrent liabilities                            115,944
--------------------------------------------------------------------------------------------------
TOTAL OTHER                                                  1,544,277
--------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                        -
--------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                         7,121,021
--------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-1 (5 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                        F-1 Page 5
As of December 31, 2004 ($ in thousands)                     KGL      NES   NCM     NCS     NDC   NET      Total
------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
         Utility plant                                      57,646     *     *          -    *     *        *
         Accumulated depreciation and amortization         (33,940)                     -
------------------------------------------------------------------------------------------------------------------
         NET UTILITY PLANT                                  23,706                      -
------------------------------------------------------------------------------------------------------------------
         Other property, at cost, less accumulated
         depreciation                                            -                 41,654
------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                          23,706                 41,654
------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
         Assets of discontinued operations and assets
         held for sale                                           -                      -
         Consolidated affiliates                                 -                      -
         Unconsolidated affiliates                               5                      -
         Other investments                                       -                      -
------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                5                      -
------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
         Cash and cash equivalents                           2,894                  1,995
         Restricted cash                                         -                      -
         Accounts receivable (less reserve)                 11,384                 37,922
         Unbilled revenue (less reserve)                     3,992
         Gas inventory                                         918                      -
         Underrecovered gas and fuel costs                       -                      -
         Materials and supplies, at average cost               333                      -
         Electric production fuel, at average cost               -                      -
         Price risk management assets                            -                      -
         Exchange gas receivable                                 -                      -
         Regulatory assets                                     895                      -
         Prepayments and other                                  79                  1,635
------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                        20,495                 41,552
------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
         Price risk management assets                            -                      -
         Regulatory assets                                       -                      -
         Goodwill                                           16,439
         Intangible assets                                     159                 16,487
        Deferred charges and other                             382                 40,347
------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                          16,980                 56,834
------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                61,186                140,040
------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-1 (6 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                       F-1 Page 6
As of December 31, 2004 ($ in thousands)                     KGL     NES   NCM     NCS     NDC   NET      Total
-----------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                         41,116    *     *    (11,310)   *     *        *
Preferred Stocks--
     Series without mandatory redemption provisions              -                     -
Long-term debt, excluding amounts due within one year            -                21,684
-----------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                        41,116                10,374
-----------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt                           -                 2,246
     Short-term borrowings                                       -                47,586
     Accounts payable                                        8,727                12,203
     Dividends declared on common and preferred stocks           -                     -
     Customer deposits                                         564                     -
     Taxes accrued                                             763                (6,329)
     Interest accrued                                          162                   946
     Overrecovered gas and fuel costs                          937                     -
     Price risk management liabilities                         895                     -
     Exchange gas payable                                        -                     -
     Deferred revenue                                            -                     -
     Regulatory liabilities                                      -                     -
     Accrued liability for postretirement and pension
     benefits                                                    -                28,913
     Other accruals                                          1,803                 7,571
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                   13,851                93,136
-----------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities                           -                     -
     Deferred income taxes                                   4,027                (5,523)
     Deferred investment tax credits                           393                     -
     Deferred credits                                            -                     -
     Deferred revenue                                            -                     -
     Accrued liability for postretirement and pension
     benefits                                                1,378                42,053
     Liabilities of discontinued operations and
     liabilities held for sale                                   -                     -
     Preferred stock liabilities with mandatory
     redemption provisions                                       -                     -
     Regulatory liabilities                                    292
                                                                                       -
     Other noncurrent liabilities                              129                     -
-----------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                  6,219                36,530
-----------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                    -                     -
-----------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                        61,186               140,040
-----------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-1 (7 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                        F-1 Page 7
As of December 31, 2004 ($ in thousands)          NFC   NRS   NIF      NIP        PRI      Total
--------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                 *     *     *        *          *         *
     Accumulated depreciation and
     amortization
--------------------------------------------------------------------------------------------------
     NET UTILITY PLANT
--------------------------------------------------------------------------------------------------
     Other property, at cost, less
     accumulated depreciation
--------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
--------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Assets of discontinued operations and
     assets held for sale
     Consolidated affiliates
     Unconsolidated affiliates
     Other investments
--------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
--------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents
     Restricted cash
     Accounts receivable (less reserve)
     Unbilled revenue (less reserve)
     Gas inventory
     Underrecovered gas and fuel costs
     Materials and supplies, at average cost
     Electric production fuel, at average cost
     Price risk management assets
     Exchange gas receivable
     Regulatory assets
     Prepayments and other
-------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
--------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets
     Regulatory assets
     Goodwill
     Intangible assets
     Deferred charges and other
--------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS
--------------------------------------------------------------------------------------------------
TOTAL ASSETS
--------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-1 (8 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                      F-1 Page 8
As of December 31, 2004 ($ in thousands)          NFC   NRS   NIF      NIP      PRI     Total
------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                *     *     *        *        *         *
Preferred Stocks--
     Series without mandatory redemption
     provisions
Long-term debt, excluding amounts due within
   one year
------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and
        preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Deferred revenue
     Regulatory liabilities
     Accrued liability for postretirement and
        pension benefits
     Other accruals
------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Deferred revenue
     Accrued liability for postretirement and
        pension benefits
     Liabilities of discontinued operations
        and liabilities held for sale
     Preferred stock liabilities with
        mandatory redemption provisions
     Regulatory liabilities
     Other noncurrent liabilities
------------------------------------------------------------------------------------------------
TOTAL OTHER
------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-1A (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                       Consolidating   F-1A
As of December 31, 2004 ($ in thousands)         BSG       BGP   NUI        Combined       Entries     Total
------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                              769,894      *   185,495        *             *          *
     Accumulated depreciation and
       amortization                            (206,756)         (45,794)
------------------------------------------------------------------------------------------------------------
     NET UTILITY PLANT                          563,138          139,701
------------------------------------------------------------------------------------------------------------
     Other property, at cost, less
       accumulated depreciation                     74            1,737
------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT              563,212          141,438
------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Assets of discontinued operations and
       assets held for sale                           -                -
     Consolidated affiliates                    117,973
                                                                       -
     Unconsolidated affiliates                       32                2
     Other investments                                -                -
------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                               118,005                2
------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
     Cash and cash equivalents                      885              332
     Restricted cash                                  -            1,043
     Accounts receivable (less reserve)          66,075           12,685
     Unbilled revenue (less reserve)             46,574            9,443
     Gas inventory                               39,866            1,358
     Underrecovered gas and fuel costs           40,989            4,652
     Materials and supplies, at average
       cost                                       3,641              911
     Electric production fuel, at average
       cost                                           -
     Price risk management assets                     -              307
     Exchange gas receivable                     10,760           20,373
     Regulatory assets                           15,416            1,471
     Prepayments and other                        3,084              627
------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                            227,290           53,202
------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets                     -                -
     Regulatory assets                           17,886           15,692
     Goodwill                                         -                -
     Intangible assets                          381,323           80,191
     Deferred charges and other                  10,483              313
------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                              409,692           96,196
------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                  1,318,199          290,838
------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1A (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                     Consolidating   F-1A
As of December 31, 2004 ($ in thousands)         BSG     BGP      NUI     Combined       Entries     Total
----------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                             553,812   *     117,935      *              *          *
Preferred Stocks--
     Series without mandatory redemption
       provisions                                     -               -
Long-term debt, excluding amounts due
  within one year                               168,500          64,166
----------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                            722,312         182,101
----------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt           10,000             833
     Short-term borrowings                      157,592          14,307
     Accounts payable                            56,328          10,638
     Dividends declared on common and
       preferred stocks                               -               -
     Customer deposits                            3,091           1,140
     Taxes accrued                              (6,096)              24
     Interest accrued                             1,223             115
     Overrecovered gas and fuel costs                 -               -
     Price risk management liabilities                -               -
     Exchange gas payable                             -               -
     Deferred revenue                                 -               -
     Regulatory liabilities                       4,606           1,097
     Accrued liability for postretirement
       and pension benefits                           -               -
     Other accruals                              26,058           8,943
----------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                       252,802          37,097
----------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities                -              51
     Deferred income taxes                      240,196          53,649
     Deferred investment tax credits              1,866             215
     Deferred credits                                 -               -
     Deferred revenue                                 -               -
     Accrued liability for postretirement
       and pension benefits                      17,201           2,268
     Liabilities of discontinued operations
       and liabilities held for sale                  -               -
     Preferred stock liabilities with
       mandatory redemption provisions                -               -
     Regulatory liabilities                      82,923          12,467
     Other noncurrent liabilities                   899           2,990
----------------------------------------------------------------------------------------------------------
TOTAL OTHER                                     343,085          71,640
----------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                         -               -
----------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES          1,318,199         290,838
----------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1B (1 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                    F-1B     F-1B     F-1B               Consolidating      F-1B
As of December 31, 2004 ($ in thousands)                           Page 3   Page 5   Page 7   Combined      Entries         Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                     *        *        *         *             *         8,338,457
    Accumulated depreciation and amortization                                                                            (3,718,665)
-----------------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT                                                                                                     4,619,792
-----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                                                                    1,999
-----------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                                                                                        4,621,791
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets held for sale                                                               23,425
    Consolidated affiliates                                                                                                       -
    Unconsolidated affiliates                                                                                                41,659
    Other investments                                                                                                        41,664
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                                                                           106,748
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                                                                               454,159
    Restricted cash                                                                                                           5,416
    Accounts receivable (less reserve)                                                                                      274,865
    Unbilled revenue (less reserve)                                                                                         164,362
    Gas inventory                                                                                                           285,758
    Underrecovered gas and fuel costs                                                                                       239,355
    Materials and supplies, at average cost                                                                                  17,033
    Electric production fuel, at average cost                                                                                     -
    Price risk management assets                                                                                             45,717
    Exchange gas receivable                                                                                                 131,744
    Regulatory assets                                                                                                        87,854
    Prepayments and other                                                                                                    73,998
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                                                      1,780,261
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                                                                            113,876
    Regulatory assets                                                                                                       354,239
    Goodwill                                                                                                                      -
    Intangible assets                                                                                                         1,403
    Deferred charges and other                                                                                              142,703
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                                                                          612,221
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                                              7,121,021
-----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1B (2 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                 F-1B     F-1B    F-1B                Consolidating       F-1B
As of December 31, 2004 ($ in thousands)                        Page 4   Page 6   Page 8   Combined      Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                *        *        *         *            *            2,962,805
Preferred Stocks--
    Series without mandatory redemption provisions                                                                               -
Long-term debt, excluding amounts due within one year                                                                    1,075,924
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                                                                     4,038,729
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                                                                                      281,882
    Short-term borrowings                                                                                                      103
    Accounts payable                                                                                                       330,115
    Dividends declared on common and preferred stocks                                                                            -
    Customer deposits                                                                                                       25,543
    Taxes accrued                                                                                                          120,191
    Interest accrued                                                                                                        11,405
    Overrecovered gas and fuel costs                                                                                         1,556
    Price risk management liabilities                                                                                        4,886
    Exchange gas payable                                                                                                   323,649
    Deferred revenue                                                                                                        23,224
    Regulatory liabilities                                                                                                  24,513
    Accrued liability for postretirement and pension benefits                                                               33,520
    Other accruals                                                                                                         357,428
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                                                1,538,015
----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                                                                            -
    Deferred income taxes                                                                                                  814,911
    Deferred investment tax credits                                                                                         25,472
    Deferred credits                                                                                                        47,778
    Deferred revenue                                                                                                        86,877
    Accrued liability for postretirement and pension benefits                                                               84,534
    Liabilities of discontinued operations and liabilities
     held for sale                                                                                                               -
    Preferred stock liabilities with mandatory redemption
     provisions                                                                                                                  -
    Regulatory liabilities                                                                                                 368,761
    Other noncurrent liabilities                                                                                           115,944
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                                                              1,544,277
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                                                    -
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                                                     7,121,021
----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1B (3 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                      F-1B Page 3
As of December 31, 2004 ($ in thousands)                          CEG      CAR      CAA      CAT      CDW      CES       Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                  *        *        *        *        *        *           *
    Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT
---------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
---------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets held for sale
    Consolidated affiliates
    Unconsolidated affiliates
    Other investments
---------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
---------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill Intangible assets
    Deferred charges and other
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                 -        -        -        -        -        -           -
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                       -        -        -        -        -        -           -
---------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1B (4 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-1B Page 4
As of December 31, 2004 ($ in thousands)                                        CEG    CAR    CAA    CAT    CDW   CES       Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                              *      *      *      *      *     *          *
Preferred Stocks--
      Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current portion of long-term debt
      Short-term borrowings
      Accounts payable
      Dividends declared on common and preferred stocks
      Customer deposits
      Taxes accrued
      Interest accrued
      Overrecovered gas and fuel costs
      Price risk management liabilities
      Exchange gas payable
      Deferred revenue
      Regulatory liabilities
      Accrued liability for postretirement and pension benefits
      Other accruals
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities
      Deferred income taxes
      Deferred investment tax credits
      Deferred credits
      Deferred revenue
      Accrued liability for postretirement and pension benefits
      Liabilities of discontinued operations and liabilities held for sale
      Preferred stock liabilities with mandatory redemption provisions
      Regulatory liabilities
      Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1B (5 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)



                                                                                                            F-1B Page 5
As of December 31, 2004 ($ in thousands)         CKY      CMD       COH       CPA       CVA        TCO        Total
-----------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                              240,993   88,170      *       707,312   529,062   3,788,885   6,975,182
    Accumulated depreciation and amortization  (85,673) (26,609)            (238,175) (120,942) (1,600,406) (2,645,357)
----------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT                          155,320   61,561              469,137   408,120           -   4,329,825
----------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated
      depreciation                                   -        1                    8         -           -       1,279
----------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT             155,320   61,562              469,145   408,120   2,188,479   4,331,104
----------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and
      assets held for sale                           -        -                    -         -      23,425      23,425
    Consolidated affiliates                          -        -                    -         -           -           -
    Unconsolidated affiliates                        -        -                    -         -      34,444      34,444
    Other investments                                -        -                    -         -       7,782       7,782
----------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                    -        -                    -         -      65,651      65,651
----------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                      418      120                1,462       534          38       6,460
    Restricted cash                                  -        -                  662         -           -         662
    Accounts receivable (less reserve)          22,188    8,673               50,934    30,646     199,472     407,197
    Unbilled revenue (less reserve)             15,096    4,376               50,411    29,770           -     164,197
    Gas inventory                                9,762    3,395               69,222    14,112           -     285,758
    Underrecovered gas and fuel costs           14,421        -               67,056     1,118           -     239,355
    Materials and supplies, at average cost         32      300                  611     1,092       7,262      10,027
    Electric production fuel, at average cost        -        -                    -         -           -           -
    Price risk management assets                     -        -                    -         -           -           -
    Exchange gas receivable                        379        2               33,599     6,716      62,272     121,462
    Regulatory assets                              877      237                5,292       316       6,396      85,743
    Prepayments and other                        2,102      922                2,074     2,397      47,958      79,923
----------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                            65,275   18,025              281,323    86,701     323,398   1,400,784
----------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                     -        -                    -         -           -           -
    Regulatory assets                            2,493    1,514               66,171     3,496      38,194     345,708
    Goodwill                                         -        -                    -         -           -           -
    Intangible assets                                -        -                   36        45         671       1,112
    Deferred charges and other                     947       88                2,826    14,798      17,142     114,203
----------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                               3,440    1,602               69,033    18,339      56,007     461,023
----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                   224,035   81,189              819,501   513,160   2,633,535   6,258,562
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1B (6 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-1B Page 6
As of December 31, 2004 ($ in thousands)                        CKY     CMD       COH      CPA      CVA        TCO        Total
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                            77,548    *       469,728  227,888  196,684  1,497,452   2,496,119
Preferred Stocks--
   Series without mandatory redemption provisions                   -                  -        -        -          -           -
Long-term debt, excluding amounts due within one year          36,309            307,433  167,372  117,340    257,369     902,303
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                          113,857            777,161  395,260  314,024  1,754,821   3,398,422
---------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
   Current portion of long-term debt                            5,840                299   17,843   12,835    128,521     167,833
   Short-term borrowings                                            -            125,892   41,700   19,383          -     186,975
   Accounts payable                                            24,121            208,536   84,457   43,675     37,427     405,084
   Dividends declared on common and preferred stocks                -                  -        -        -          -           -
   Customer deposits                                            2,976             12,213    2,962    6,875          -      25,543
   Taxes accrued                                               (1,193)            46,789   (4,030)  (4,820)     67,317    103,580
   Interest accrued                                                23                996       36      106          -       1,167
   Overrecovered gas and fuel costs                                 -                  -        -        -          -       1,556
   Price risk management liabilities                                -              3,950      936        -          -       4,886
   Exchange gas payable                                        10,280            140,432   68,113   14,949     76,818     311,736
   Deferred revenue                                                 -                  -        -        -          -           -
   Regulatory liabilities                                       3,319             18,669      293      209      1,567      24,077
   Accrued liability for postretirement and pension benefits      754             11,849    3,543    2,178      9,517      28,395
   Other accruals                                              16,575            171,113   61,958   13,882     46,230     313,345
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                      62,695            740,738  277,811  109,272    367,397   1,574,177
---------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
   Price risk management liabilities                                -                  -        -        -          -           -
   Deferred income taxes                                       15,250            172,710  113,858   37,501    409,396     755,472
   Deferred investment tax credits                              1,118             14,352    6,785    1,782        590      25,275
   Deferred credits                                                 -                  -        -        -        529         529
   Deferred revenue                                                 -                  -        -        -          -           -
   Accrued liability for postretirement and pension benefits    1,525             35,448   10,370    5,236     13,633      67,161
   Liabilities of discontinued operations and liabilities
      held for sale                                                 -                  -        -        -          -           -
   Preferred stock liabilities with mandatory redemption
      provisions                                                    -                  -        -        -          -           -
   Regulatory liabilities                                      24,384            193,305    8,625   19,328     70,789     329,102
   Other noncurrent liabilities                                 5,206             53,428    6,792   26,017     16,380     108,424
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                    47,483            469,243  146,430   89,864    511,317   1,285,963
---------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                       -                  -        -        -          -           -
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                          224,035          1,987,142  819,501  513,160  2,633,535   6,258,562
---------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1B (7 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                        F-1B Page 7
As of December 31, 2004 ($ in thousands)                              CGT           CNS    REM    NIC       Total
-------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                1,363,287          *      *      *          *
     Accumulated depreciation and amortization                   (1,070,823)
-------------------------------------------------------------------------------------------------------------------
     NET UTILITY PLANT                                              292,464
-------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation               -
-------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                                  292,464
-------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Assets of discontinued operations and assets held for sale           -
     Consolidated affiliates                                              -
     Unconsolidated affiliates                                            -
     Other investments                                                    -
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                         -
-------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents                                           10
     Restricted cash                                                      -
     Accounts receivable (less reserve)                              55,448
     Unbilled revenue (less reserve)                                    165
     Gas inventory                                                        -
     Underrecovered gas and fuel costs                                    -
     Materials and supplies, at average cost                          7,006
     Electric production fuel, at average cost                            -
     Price risk management assets                                         -
     Exchange gas receivable                                         10,282
     Regulatory assets                                                2,111
     Prepayments and other                                            2,764
-------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                 77,786
-------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets                                         -
     Regulatory assets                                                8,531
     Goodwill                                                             -
     Intangible assets                                                  179
     Deferred charges and other                                         342
-------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                    9,052
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        379,302
-------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1B (8 of 8)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                           F-1B Page 8
As of December 31, 2004 ($ in thousands)                                       CGT      CNS    REM    NIC     Total
----------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                          175,535     *      *      *         *
Preferred Stocks--
     Series without mandatory redemption provisions                                -
Long-term debt, excluding amounts due within one year                         58,312
----------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                         233,847
----------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt                                         9,578
     Short-term borrowings                                                         -
     Accounts payable                                                          5,559
     Dividends declared on common and preferred stocks                             -
     Customer deposits                                                             -
     Taxes accrued                                                             3,369
     Interest accrued                                                             17
     Overrecovered gas and fuel costs                                              -
     Price risk management liabilities                                             -
     Exchange gas payable                                                     11,913
     Deferred revenue                                                              -
     Regulatory liabilities                                                      436
     Accrued liability for postretirement and pension benefits                   721
     Other accruals                                                           23,966
----------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                     55,559
----------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities                                             -
     Deferred income taxes                                                    36,118
     Deferred investment tax credits                                             197
     Deferred credits                                                             39
     Deferred revenue                                                              -
     Accrued liability for postretirement and pension benefits                 6,363
     Liabilities of discontinued operations and liabilities held for sale          -
     Preferred stock liabilities with mandatory redemption provisions              -
     Regulatory liabilities                                                   39,659
     Other noncurrent liabilities                                              7,520
----------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                   89,896
----------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                      -
----------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                         379,302
----------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1C (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA GAS OF KENTUCKY INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                            Consolidating    F-1C
As of December 31, 2004 ($ in thousands)                           CKY    CKT    Combined      Entries       Total
------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                               240,993   --    240,993          --       240,993
     Accumulated depreciation and amortization                   (85,673)  --    (85,673)         --       (85,673)
------------------------------------------------------------------------------------------------------------------
     NET UTILITY PLANT                                           155,320   --    155,320          --       155,320
------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation           --   --         --          --             0
------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                               155,320   --    155,320          --       155,320
------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Assets of discontinued operations and assets held for sale       --   --         --          --             0
     Consolidated affiliates                                          --   --         --          --             0
     Unconsolidated affiliates                                        --   --         --          --             0
     Other investments                                                --   --         --          --             0
------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                     --   --         --          --             0
------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents                                       418   --        418          --           418
     Restricted cash                                                  --   --         --          --             0
     Accounts receivable (less reserve)                           22,188   --     22,188          --        22,188
     Unbilled revenue (less reserve)                              15,096   --     15,096          --        15,096
     Gas inventory                                                 9,762   --      9,762          --         9,762
     Underrecovered gas and fuel costs                            14,421   --     14,421          --        14,421
     Materials and supplies, at average cost                          32   --         32          --            32
     Electric production fuel, at average cost                        --   --         --          --             0
     Price risk management assets                                     --   --         --          --             0
     Exchange gas receivable                                         379   --        379          --           379
     Regulatory assets                                               877   --        877          --           877
     Prepayments and other                                         2,102   --      2,102          --         2,102
------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                              65,275   --     65,275          --        65,275
------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets                                     --   --         --          --             0
     Regulatory assets                                             2,493   --      2,493          --         2,493
     Goodwill                                                         --   --         --          --             0
     Intangible assets                                                --   --         --          --             0
     Deferred charges and other                                      947   --        947          --           947
------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                 3,440   --      3,440          --         3,440
------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                     224,035   --    224,035          --       224,035
------------------------------------------------------------------------------------------------------------------

Confidential treatment requested

                                       74
f

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1C (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA GAS OF KENTUCKY INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                      Consolidating    F-1C
As of December 31, 2004 ($ in thousands)                                     CKY    CKT    Combined      Entries       Total
----------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                        77,548    --     77,548          --        77,548
Preferred Stocks--
     Series without mandatory redemption provisions                            --    --         --          --             0
Long-term debt, excluding amounts due within one year                      36,309    --     36,309          --        36,309
----------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                      113,857    --    113,857          --       113,857
----------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt                                      5,840    --      5,840          --         5,840
     Short-term borrowings                                                     --    --         --          --             0
     Accounts payable                                                      24,121    --     24,121          --        24,121
     Dividends declared on common and preferred stocks                         --    --         --          --             0
     Customer deposits                                                      2,976    --      2,976          --         2,976
     Taxes accrued                                                         (1,193)   --     (1,193)         --        (1,193)
     Interest accrued                                                          23    --         23          --            23
     Overrecovered gas and fuel costs                                          --    --         --          --             0
     Price risk management liabilities                                         --    --         --          --             0
     Exchange gas payable                                                  10,280    --     10,280          --        10,280
     Deferred revenue                                                          --    --         --          --             0
     Regulatory liabilities                                                 3,319    --      3,319          --         3,319
     Accrued liability for postretirement and pension benefits                754    --        754          --           754
     Other accruals                                                        16,575    --     16,575          --        16,575
----------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                  62,695    --     62,695          --        62,695
----------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities                                         --    --         --          --             0
     Deferred income taxes                                                 15,250    --     15,250          --        15,250
     Deferred investment tax credits                                        1,118    --      1,118          --         1,118
     Deferred credits                                                          --    --         --          --             0
     Deferred revenue                                                          --    --         --          --             0
     Accrued liability for postretirement and pension benefits              1,525    --      1,525          --         1,525
     Liabilities of discontinued operations and liabilities held for sale      --    --         --          --             0
     Preferred stock liabilities with mandatory redemption provisions          --    --         --          --             0
     Regulatory liabilities                                                24,384    --     24,384          --        24,384
     Other noncurrent liabilities                                           5,206    --      5,206          --         5,206
----------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                47,483    --     47,483          --        47,483
----------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                  --    --         --          --             0
----------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                      224,035    --    224,035          --       224,035
----------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1D (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                   COLUMBIA GAS OF OHIO, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                    Consolidating   F-1D
As of December 31, 2004 ($ in thousands)                                   COH    COR    Combined      Entries      Total
-------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
      Utility plant                                                  1,620,760    *      *          *               *
      Accumulated depreciation and amortization                       (573,552)
-------------------------------------------------------------------------------------------------------------------------
      NET UTILITY PLANT                                              1,047,208
-------------------------------------------------------------------------------------------------------------------------
      Other property, at cost, less accumulated depreciation             1,270
-------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                                   1,048,478
-------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
      Assets of discontinued operations and assets held for sale            --
      Consolidated affiliates                                           25,071
      Unconsolidated affiliates                                             --
      Other investments                                                     --
-------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                       25,071
-------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
      Cash and cash equivalents                                          3,888
      Restricted cash                                                       --
      Accounts receivable (less reserve)                               134,692
      Unbilled revenue (less reserve)                                       --
      Gas inventory                                                    189,267
      Underrecovered gas and fuel costs                                156,760
      Materials and supplies, at average cost                              730
      Electric production fuel, at average cost                             --
      Price risk management assets                                          --
      Exchange gas receivable                                           18,494
      Regulatory assets                                                 72,625
      Prepayments and other                                             24,470
-------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                   600,926
-------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
      Price risk management assets                                           -
      Regulatory assets                                                233,840
      Goodwill                                                               -
      Intangible assets                                                    360
      Deferred charges and other                                        78,402
--------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                     312,602
--------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         1,987,077
--------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1D (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                   COLUMBIA GAS OF OHIO, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                           Consolidating    F-1D
As of December 31, 2004 ($ in thousands)                                      COH        COR    Combined      Entries       Total
---------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                         469,728        *        *            *            *
Preferred Stocks--
      Series without mandatory redemption provisions                              -
Long-term debt, excluding amounts due within one year                       307,433
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                        777,161
---------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
      Current portion of long-term debt                                         299
      Short-term borrowings                                                 125,892
      Accounts payable                                                      208,586
      Dividends declared on common and preferred stocks                           -
      Customer deposits                                                      12,213
      Taxes accrued                                                          46,674
      Interest accrued                                                          996
      Overrecovered gas and fuel costs                                            -
      Price risk management liabilities                                       3,950
      Exchange gas payable                                                  140,432
      Deferred revenue                                                            -
      Regulatory liabilities                                                 18,669
      Accrued liability for postretirement and pension benefits              11,849
      Other accruals                                                        171,113
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                   740,673
---------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
      Price risk management liabilities                                           -
      Deferred income taxes                                                 172,710
      Deferred investment tax credits                                        14,352
      Deferred credits                                                            -
      Deferred revenue                                                            -
      Accrued liability for postretirement and pension benefits              35,448
      Liabilities of discontinued operations and liabilities
        held for sale                                                             -
      Preferred stock liabilities with mandatory redemption provisions            -
      Regulatory liabilities                                                193,305
      Other noncurrent liabilities                                           53,428
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                 469,243
---------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                     -
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                      1,198,077
---------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1E (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA GAS TRANSMISSION CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                     Consolidating          F-1E
As of December 31, 2004 ($ in thousands)                           TCO        CHC    Combined           Entries             Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                  3,788,885   -      3,788,885                   -     3,788,885
     Accumulated depreciation and amortization                     (1,600,406)  -     (1,600,406)                  -    (1,600,406)
------------------------------------------------------------------------------------------------------------------------------------
     NET UTILITY PLANT                                              2,188,479   -      2,188,479                   -     2,188,479
------------------------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation                 -   -              -                   -             -
------------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                                  2,188,479   -      2,188,479                   -     2,188,479
------------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Assets of discontinued operations and assets held for sale        23,425   -         23,425                   -        23,425
     Consolidated affiliates                                                -   -              -                   -             -
     Unconsolidated affiliates                                         34,444   -         34,444                   -        34,444
     Other investments                                                  7,782   -          7,782                   -         7,782
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                      65,651   -         65,651                   -        65,651
------------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents                                             38   -             38                   -            38
     Restricted cash                                                        -   -              -                   -             -
     Accounts receivable (less reserve)                               199,472   -        199,472                   -       199,472
     Unbilled revenue (less reserve)                                        -   -              -                   -             -
     Gas inventory                                                          -   -              -                   -             -
     Underrecovered gas and fuel costs                                      -   -              -                   -             -
     Materials and supplies, at average cost                            7,262   -          7,262                   -         7,262
     Electric production fuel, at average cost                              -   -              -                   -             -
     Price risk management assets                                           -   -              -                   -             -
     Exchange gas receivable                                           62,272   -         62,272                   -        62,272
     Regulatory assets                                                  6,396   -          6,396                   -         6,396
     Prepayments and other                                             47,958   -         47,958                   -        47,958
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                  323,398   -        323,398                   -       323,398
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets                                           -   -              -                   -             -
     Regulatory assets                                                 38,194   -         38,194                   -        38,194
     Goodwill                                                               -   -              -                   -             -
     Intangible assets                                                    671   -            671                   -           671
     Deferred charges and other                                        17,142   -         17,142                   -        17,142
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                     56,007   -         56,007                   -        56,007
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        2,633,535   -      2,633,535                   -     2,633,535
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1E (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA GAS TRANSMISSION CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                             Consolidating    F-1E
As of December 31, 2004 ($ in thousands)                                        TCO       CHC    Combined       Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                          1,497,452     --    1,497,452         --     1,497,452
Preferred Stocks--
     Series without mandatory redemption provisions                               --       --         --           --          --
Long-term debt, excluding amounts due within one year                          257,369     --      257,369         --       257,369
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                         1,754,821     --    1,754,821         --     1,754,821
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt                                         128,521     --      128,521         --       128,521
     Short-term borrowings                                                        --       --         --           --          --
     Accounts payable                                                           37,427     --       37,427         --        37,427
     Dividends declared on common and preferred stocks                            --       --         --           --          --
     Customer deposits                                                            --       --         --           --          --
     Taxes accrued                                                              67,317     --       67,317         --        67,317
     Interest accrued                                                             --       --         --           --          --
     Overrecovered gas and fuel costs                                             --       --         --           --          --
     Price risk management liabilities                                            --       --         --           --          --
     Exchange gas payable                                                       76,818     --       76,818         --        76,818
     Deferred revenue                                                             --       --         --           --          --
     Regulatory liabilities                                                      1,567     --        1,567         --         1,567
     Accrued liability for postretirement and pension benefits                   9,517     --        9,517         --         9,517
     Other accruals                                                             46,230     --       46,230         --        46,230
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                      367,397     --      367,397         --       367,397
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities                                            --       --         --           --          --
     Deferred income taxes                                                     409,396     --      409,396         --       409,396
     Deferred investment tax credits                                               590     --          590         --           590
     Deferred credits                                                              529     --          529         --           529
     Deferred revenue                                                             --       --         --           --          --
     Accrued liability for postretirement and pension benefits                  13,633     --       13,633         --        13,633
     Liabilities of discontinued operations and liabilities held for sale         --       --         --           --          --
     Preferred stock liabilities with mandatory redemption provisions             --       --         --           --          --
     Regulatory liabilities                                                     70,789     --       70,789         --        70,789
     Other noncurrent liabilities                                               16,380     --       16,380         --        16,380
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                    511,317     --      511,317         --       511,317
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                     --       --         --           --          --
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                         2,633,535     --    2,633,535         --     2,633,535
-----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1F (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                             Consolidating    F-1F
As of December 31, 2004 ($ in thousands)                           CNS    CMC    Combined       Entries       Total
-------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
     Utility plant                                                  *      *         *             *             *
     Accumulated depreciation and amortization
-------------------------------------------------------------------------------------------------------------------
     NET UTILITY PLANT
-------------------------------------------------------------------------------------------------------------------
     Other property, at cost, less accumulated depreciation
-------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
-------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
     Assets of discontinued operations and assets held for sale
     Consolidated affiliates
     Unconsolidated affiliates
     Other investments
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
-------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
     Cash and cash equivalents
     Restricted cash
     Accounts receivable (less reserve)
     Unbilled revenue (less reserve)
     Gas inventory
     Underrecovered gas and fuel costs
     Materials and supplies, at average cost
     Electric production fuel, at average cost
     Price risk management assets
     Exchange gas receivable
     Regulatory assets
     Prepayments and other
-------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
-------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Price risk management assets
     Regulatory assets
     Goodwill
     Intangible assets
     Deferred charges and other
-------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
-------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1F (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                       Consolidating    F-1F
As of December 31, 2004 ($ in thousands)                                     CNS    CMC    Combined       Entries       Total
-----------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                           *      *         *             *            *
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
-----------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Deferred revenue
     Regulatory liabilities
     Accrued liability for postretirement and pension benefits
     Other accruals
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Deferred revenue
     Accrued liability for postretirement and pension benefits
     Liabilities of discontinued operations and liabilities held for sale
     Preferred stock liabilities with mandatory redemption provisions
     Regulatory liabilities
     Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER
-----------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1G (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                      F-1G                              Consolidating    F-1G
As of December 31, 2004 ($ in thousands)                             Page 3    EIN    ECE    Combined       Entries      Total
------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
       Utility plant                                                   *        *      *         *            *             *
       Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------------
       NET UTILITY PLANT
------------------------------------------------------------------------------------------------------------------------------
       Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
       Assets of discontinued operations and assets held for sale
       Consolidated affiliates
       Unconsolidated affiliates
       Other investments
------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
       Cash and cash equivalents
       Restricted cash
       Accounts receivable (less reserve)
       Unbilled revenue (less reserve)
       Gas inventory
       Underrecovered gas and fuel costs
       Materials and supplies, at average cost
       Electric production fuel, at average cost
       Price risk management assets
       Exchange gas receivable
       Regulatory assets
       Prepayments and other
------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
       Price risk management assets
       Regulatory assets
       Goodwill
       Intangible assets
       Deferred charges and other
------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS
------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1G (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                              F-1G                           Consolidating    F-1G
As of December 31, 2004 ($ in thousands)                                     Page 4   EIN   ECE   Combined      Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                            *       *     *         *           *             *
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Deferred revenue
     Regulatory liabilities
     Accrued liability for postretirement and pension benefits
     Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Deferred revenue
     Accrued liability for postretirement and pension benefits
     Liabilities of discontinued operations and liabilities held for sale
     Preferred stock liabilities with mandatory redemption provisions
     Regulatory liabilities
     Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1G (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                        F-1G Page 3
As of December 31, 2004 ($ in thousands)                             EUS    ETP    NST    NFU    NTX       Total
-------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
       Utility plant                                                  *      *      *      *      *           *
       Accumulated depreciation and amortization
-------------------------------------------------------------------------------------------------------------------
       NET UTILITY PLANT
-------------------------------------------------------------------------------------------------------------------
       Other property, at cost, less accumulated depreciation
-------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
-------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
       Assets of discontinued operations and assets held for sale
       Consolidated affiliates
       Unconsolidated affiliates
       Other investments
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
-------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
       Cash and cash equivalents
       Restricted cash
       Accounts receivable (less reserve)
       Unbilled revenue (less reserve)
       Gas inventory
       Underrecovered gas and fuel costs
       Materials and supplies, at average cost
       Electric production fuel, at average cost
       Price risk management assets
       Exchange gas receivable
       Regulatory assets
       Prepayments and other
-------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
-------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
       Price risk management assets
       Regulatory assets
       Goodwill
       Intangible assets
       Deferred charges and other
-------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
-------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1G (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                F-1G Page 4
As of December 31, 2004 ($ in thousands)                                     EUS    ETP    NST    NFU    NTX        Total
---------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                           *      *      *      *      *            *
Preferred Stocks--
     Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
---------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
---------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
     Current portion of long-term debt
     Short-term borrowings
     Accounts payable
     Dividends declared on common and preferred stocks
     Customer deposits
     Taxes accrued
     Interest accrued
     Overrecovered gas and fuel costs
     Price risk management liabilities
     Exchange gas payable
     Deferred revenue
     Regulatory liabilities
     Accrued liability for postretirement and pension benefits
     Other accruals
---------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
---------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
     Price risk management liabilities
     Deferred income taxes
     Deferred investment tax credits
     Deferred credits
     Deferred revenue
     Accrued liability for postretirement and pension benefits
     Liabilities of discontinued operations and liabilities held for sale
     Preferred stock liabilities with mandatory redemption provisions
     Regulatory liabilities
     Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER
---------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
---------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1H (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                        F-1H                                            Consolidating        F-1H
As of December 31, 2004 ($ in thousands)               Page 3        IWR       HWC       Combined          Entries           Total
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                           *         *         *           *                  *               *
    Accumulated depreciation and amortization
----------------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT
----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated
      depreciation
----------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets
      held for sale
    Consolidated affiliates
    Unconsolidated affiliates
    Other investments
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1H (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                           F-1H                              Consolidating    F-1H
As of December 31, 2004 ($ in thousands)                                  Page 4    IWR   HWC    Combined      Entries        Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                          *       *    *          *              *            *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and pension benefits
    Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Deferred revenue
    Accrued liability for postretirement and pension benefits
    Liabilities of discontinued operations and liabilities held for sale
    Preferred stock liabilities with mandatory redemption provisions
    Regulatory liabilities
    Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1H (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                       F-1H Page 3
As of December 31, 2004 ($ in thousands)                            IWC        IRA        IWM         LWC      DWC        Total
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                    *          *          *           *        *            *
    Accumulated depreciation and amortization
----------------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT
----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
----------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets held for sale
    Consolidated affiliates
    Unconsolidated affiliates
    Other investments
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1H (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                   F-1H Page 4
As of December 31, 2004 ($ in thousands)                                        IWC     IRA   IWM     LWC    DWC       Total
-------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                              *       *     *       *      *           *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
-------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and pension benefits
    Other accruals
-------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
-------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Deferred revenue
    Accrued liability for postretirement and pension benefits
    Liabilities of discontinued operations and liabilities held for sale
    Preferred stock liabilities with mandatory redemption provisions
    Regulatory liabilities
    Other noncurrent liabilities
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER
-------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
-------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1I (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating   F-1I
As of December 31, 2004 ($ in thousands)                         NES         NCP       NPM    Combined      Entries      Total
------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                  *      37,149         *         *          *           *
    Accumulated depreciation and amortization                             (9,220)
------------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT                                                     27,929
------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation                     -
------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                                        27,929
------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets held for sale                 -
    Consolidated affiliates                                                    -
    Unconsolidated affiliates                                                  -
    Other investments                                                          -
------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                              -
------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                                  -
    Restricted cash                                                            -
    Accounts receivable (less reserve)                                       953
    Unbilled revenue (less reserve)                                            -
    Gas inventory                                                              -
    Underrecovered gas and fuel costs                                          -
    Materials and supplies, at average cost                                    -
    Electric production fuel, at average cost                                  -
    Price risk management assets                                               -
    Exchange gas receivable                                                3,293
    Regulatory assets                                                         65
    Prepayments and other                                                     17
------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                       4,328
------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                               -
    Regulatory assets                                                          -
    Goodwill                                                                   -
    Intangible assets                                                          -
    Deferred charges and other                                                 -
------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                             -
------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                              32,257
------------------------------------------------------------------------------------------------------------------------------


* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1I (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                              Consolidating   F-1I
As of December 31, 2004 ($ in thousands)                                    NES      NCP    NPM     Combined    Entries       Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                           *    7,660      *           *       *              *
Preferred Stocks--
    Series without mandatory redemption provisions                                     -
Long-term debt, excluding amounts due within one year                                  -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                               7,660
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                                                  -
    Short-term borrowings                                                         14,591
    Accounts payable                                                               2,578
    Dividends declared on common and preferred stocks                                  -
    Customer deposits                                                                  -
    Taxes accrued                                                                     78
    Interest accrued                                                                   -
    Overrecovered gas and fuel costs                                                   -
    Price risk management liabilities                                                  -
    Exchange gas payable                                                           1,461
    Deferred revenue                                                                   -
    Regulatory liabilities                                                             -
    Accrued liability for postretirement and pension benefits                          -
    Other accruals                                                                    17
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                         18,725
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                                  -
    Deferred income taxes                                                          5,400
    Deferred investment tax credits                                                    -
    Deferred credits                                                                   -
    Deferred revenue                                                                 472
    Accrued liability for postretirement and pension benefits                          -
    Liabilities of discontinued operations and liabilities held for sale               -
    Preferred stock liabilities with mandatory redemption provisions                   -
    Regulatory liabilities                                                             -
    Other noncurrent liabilities                                                       -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                                        5,872
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                          -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                              32,257
-----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1J (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                     F-1J                                   Consolidating    F-1J
As of December 31, 2004 ($ in thousands)                             Page 3     NDC     CPM      Combined      Entries       Total
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                         *       *       *             *            *           *
    Accumulated depreciation and amortization
----------------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT
----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
----------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets held for sale
    Consolidated affiliates
    Unconsolidated affiliates
    Other investments
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1J (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                             F-1J                            Consolidating   F-1J
As of December 31, 2004 ($ in thousands)                                    Page 4    NDC   CPM    Combined     Entries      Total
----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                              *      *     *           *        *            *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and pension benefits
    Other accruals
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Deferred revenue
    Accrued liability for postretirement and pension benefits
    Liabilities of discontinued operations and liabilities held for sale
    Preferred stock liabilities with mandatory redemption provisions
    Regulatory liabilities
    Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER
----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)        F-1J (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                   F-1J Page 3
As of December 31, 2004 ($ in thousands)                            JOF          LEL         NDP        SWP           Total
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                     *            *           *          *             *
    Accumulated depreciation and amortization
-------------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT
-------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
-------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
-------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets held for sale
    Consolidated affiliates
    Unconsolidated affiliates
    Other investments
-------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
-------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
-------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
-------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
-------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1J (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-1J Page 4
As of December 31, 2004 ($ in thousands)                                         JOF       LEL       NDP        SWP       Total
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                                *         *         *          *           *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and pension benefits
    Other accruals
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Deferred revenue
    Accrued liability for postretirement and pension benefits
    Liabilities of discontinued operations and liabilities held for sale
    Preferred stock liabilities with mandatory redemption provisions
    Regulatory liabilities
    Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1K (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                       Consolidating        F-1K
As of December 31, 2004 ($ in thousands)                             LEL        SCC      Combined         Entries           Total
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                      *          *             *              *               *
    Accumulated depreciation and amortization
---------------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT
---------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
---------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets held for sale
    Consolidated affiliates
    Unconsolidated affiliates
    Other investments
---------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
---------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
---------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
---------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1K (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                       Consolidating          F-1K
As of December 31, 2004 ($ in thousands)                                 LEL       SCC     Combined      Entries             Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                       *         *            *            *                 *
Preferred Stocks--
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and pension benefits
    Other accruals
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Deferred revenue
    Accrued liability for postretirement and pension benefits
    Liabilities of discontinued operations and liabilities held for sale
    Preferred stock liabilities with mandatory redemption provisions
    Regulatory liabilities
    Other noncurrent liabilities
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1L (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                         Consolidating        F-1L
As of December 31, 2004 ($ in thousands)                             NIF            NIT      Combined      Entries           Total
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                57,919              *             *            *               *
    Accumulated depreciation and amortization                   (24,820)
-----------------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT                                            33,099
-----------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation            -
-----------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                               33,099
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets held for sale        -
    Consolidated affiliates                                       5,959
    Unconsolidated affiliates                                         -
    Other investments                                                 -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                 5,959
-----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                     1,894
    Restricted cash                                                   -
    Accounts receivable (less reserve)                           12,682
    Unbilled revenue (less reserve)                               4,436
    Gas inventory                                                 6,045
    Underrecovered gas and fuel costs                             1,744
    Materials and supplies, at average cost                         271
    Electric production fuel, at average cost                         -
    Price risk management assets                                      -
    Exchange gas receivable                                           -
    Regulatory assets                                               606
    Prepayments and other                                           115
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                             27,793
-----------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                      -
    Regulatory assets                                                72
    Goodwill                                                     13,307
    Intangible assets                                               591
    Deferred charges and other                                   (1,604)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                               12,366
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                     79,217
----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1L (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                            Consolidating      F-1L
As of December 31, 2004 ($ in thousands)                                    NIF       NIT      Combined       Entries         Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                      53,362         *           *             *             *
Preferred Stocks--
    Series without mandatory redemption provisions                            -
Long-term debt, excluding amounts due within one year                         -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                     53,362
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                                         -
    Short-term borrowings                                                     -
    Accounts payable                                                      9,557
    Dividends declared on common and preferred stocks                         -
    Customer deposits                                                       162
    Taxes accrued                                                           308
    Interest accrued                                                         30
    Overrecovered gas and fuel costs                                          -
    Price risk management liabilities                                       606
    Exchange gas payable                                                      -
    Deferred revenue                                                          -
    Regulatory liabilities                                                    -
    Accrued liability for postretirement and pension benefits                 -
    Other accruals                                                          784
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                11,447
------------------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes                                                 5,955
    Deferred investment tax credits                                         232
    Deferred credits                                                          -
    Deferred revenue                                                          -
    Accrued liability for postretirement and pension benefits             7,870
    Liabilities of discontinued operations and liabilities held for sale      -
    Preferred stock liabilities with mandatory redemption provisions          -
    Regulatory liabilities                                                  181
    Other noncurrent liabilities                                            170
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                              14,408
------------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                                 -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                     79,217
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-1M (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                     Consolidating       F-1M
As of December 31, 2004 ($ in thousands)                             NIP        NRC     Combined       Entries          Total
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                   6,728,814     *           *            *               *
    Accumulated depreciation and amortization                      (3,199,680)
-------------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT                                               3,529,134
-------------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation              2,304
-------------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT                                  3,531,438
-------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets held for sale              -
    Consolidated affiliates                                            50,884
    Unconsolidated affiliates                                               -
    Other investments                                                       -
-------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                      50,884
-------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents                                              22
    Restricted cash                                                    22,410
    Accounts receivable (less reserve)                                119,781
    Unbilled revenue (less reserve)                                         -
    Gas inventory                                                     106,629
    Underrecovered gas and fuel costs                                   7,099
    Materials and supplies, at average cost                            47,674
    Electric production fuel, at average cost                          29,150
    Price risk management assets                                          214
    Exchange gas receivable                                                 -
    Regulatory assets                                                  29,812
    Prepayments and other                                              38,307
-------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                  401,098
-------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets                                            -
    Regulatory assets                                                 183,748
    Goodwill                                                                -
    Intangible assets                                                  31,073
    Deferred charges and other                                          6,851
-------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS                                                    221,672
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        4,205,092
-------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

                                                                   F-1M (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                 Consolidating        F-1M
As of December 31, 2004 ($ in thousands)                             NIP        NRC   Combined      Entries           Total
-----------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                               1,156,193      *       *           *                   *
Preferred Stocks --
    Series without mandatory redemption provisions                   81,114
Long-term debt, excluding amounts due within one year               497,867
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                              1,735,174
-----------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                                73,275
    Short-term borrowings                                           494,897
    Accounts payable                                                186,184
    Dividends declared on common and preferred stocks                 1,052
    Customer deposits                                                56,395
    Taxes accrued                                                    55,458
    Interest accrued                                                  6,910
    Overrecovered gas and fuel costs                                 12,959
    Price risk management liabilities                                13,514
    Exchange gas payable                                                  -
    Deferred revenue                                                      -
    Regulatory liabilities                                                -
    Accrued liability for postretirement and pension                 23,027
    benefits
    Other accruals                                                   54,269
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                           977,940
-----------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities                                     -
    Deferred income taxes                                           455,829
    Deferred investment tax credits                                  50,174
    Deferred credits                                                 19,304
    Deferred revenue                                                      -
    Accrued liability for postretirement and pension                239,605
    benefits
    Liabilities of discontinued operations and
    liabilities held for sale
    Preferred stock liabilities with mandatory                          635
    redemption provisions
    Regulatory liabilities                                          706,584
    Other noncurrent liabilities                                     19,847
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER                                                       1,491,978
-----------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES                                             -
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                              4,205,092
-----------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

                                                                   F-1N (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                   Consolidating   F-1N
As of December 31, 2004 ($ in thousands)                           PRI    WCE   WLC   Combined        Entries      Total
------------------------------------------------------------------------------------------------------------------------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
    Utility plant                                                   *      *     *          *            *            *
    Accumulated depreciation and amortization
------------------------------------------------------------------------------------------------------------------------
    NET UTILITY PLANT
------------------------------------------------------------------------------------------------------------------------
    Other property, at cost, less accumulated depreciation
------------------------------------------------------------------------------------------------------------------------
NET PROPERTY, PLANT, AND EQUIPMENT
------------------------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
    Assets of discontinued operations and assets held for sale
    Consolidated affiliates
    Unconsolidated affiliates
    Other investments
------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS
------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
    Cash and cash equivalents
    Restricted cash
    Accounts receivable (less reserve)
    Unbilled revenue (less reserve)
    Gas inventory
    Underrecovered gas and fuel costs
    Materials and supplies, at average cost
    Electric production fuel, at average cost
    Price risk management assets
    Exchange gas receivable
    Regulatory assets
    Prepayments and other
------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS
------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
    Price risk management assets
    Regulatory assets
    Goodwill
    Intangible assets
    Deferred charges and other
------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS
------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS
------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

                                                                   F-1N (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
            (Not covered by Report of Independent Public Accountants)

                                                                                                  Consolidating      F-1N
As of December 31, 2004 ($ in thousands)                           PRI   WCE      WLC   Combined      Entries        Total
--------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common Stock Equity                                                 *      *       *        *            *           *
Preferred Stocks --
    Series without mandatory redemption provisions
Long-term debt, excluding amounts due within one year
--------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION
--------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt
    Short-term borrowings
    Accounts payable
    Dividends declared on common and preferred stocks
    Customer deposits
    Taxes accrued
    Interest accrued
    Overrecovered gas and fuel costs
    Price risk management liabilities
    Exchange gas payable
    Deferred revenue
    Regulatory liabilities
    Accrued liability for postretirement and pension benefits
    Other accruals
--------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES
--------------------------------------------------------------------------------------------------------------------------

OTHER LIABILITIES AND DEFERRED CREDITS
    Price risk management liabilities
    Deferred income taxes
    Deferred investment tax credits
    Deferred credits
    Deferred revenue
    Accrued liability for postretirement and pension benefits
    Liabilities of discontinued operations and liabilities held for sale
    Preferred stock liabilities with mandatory redemption provisions
    Regulatory liabilities
    Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER
--------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
--------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

                                                                    F-2 (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                               F-2       F-2        F-2                   Consolidating      F-2
Year Ended December 31, 2004 ($ in thousands)                 Page 2    Page 3     Page 4      Combined      Entries        Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                           *         *          *                *            *       3,801,783
    Gas Transmission and Storage                                                                                          1,013,439
    Electric                                                                                                              1,120,990
    Other                                                                                                                   729,996
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                                                                                            6,666,208
    Cost of Sales                                                                                                         3,610,463
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                                                                                        3,055,745
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                                                                             1,211,749
    Depreciation and amortization                                                                                           509,686
    Loss (gain) on sale or impairment of assets                                                                              (3,108)
    Other taxes                                                                                                             265,398
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                                                                  1,983,725
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                                                   1,072,020
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                                                                                  (403,917)
    Minority interests                                                                                                           22
    Preferred stock dividends of subsidiaries                                                                                (4,381)
    Other, net                                                                                                                7,360
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                                                                            (400,916)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                                                            671,104

Income Taxes                                                                                                                240,857
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                                                    430,247
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                                                     6,091
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes                                                                                                                (23)

Change in Accounting - net of tax                                                                                                 -

Subsidiary Earnings                                                                                                               -
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                                                           436,315
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-2 (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                    F-2 Page 2
Year Ended December 31, 2004 ($ in thousands)                          NSI   BSG        CEG       EIN   GSG   IWR      Total
------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                   *     *      2,203,235     *     *     *         *
     Gas Transmission and Storage                                                      925,974
     Electric                                                                                -
     Other                                                                              92,299
------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                                                       3,221,508
     Cost of Sales                                                                   1,481,045
------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                                                   1,740,463
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                                                         678,788
     Depreciation and amortization                                                     169,303
     Loss (gain) on sale or impairment of assets                                         1,211
     Other taxes                                                                       175,777
------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                             1,025,079
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                715,384
------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                                             (96,476)
     Minority interests                                                                      -
     Preferred stock dividends of subsidiaries                                               -
     Other, net                                                                         24,799
------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                                        (71,677)
------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                      643,707
Income Taxes                                                                           240,046
------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                               403,661
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                2,145
Gain (Loss) on Disposition of Discontinued Operations - net of taxes                     1,619
Change in Accounting - net of tax                                                            -
Subsidiary Earnings                                                                          -
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                      407,425
------------------------------------------------------------------------------------------------------------------------------

(a) BSG includes two subsidiaries, CEG includes fifteen subsidiaries, EIN includes six subsidiaries and IWR includes six subsidiaries as noted in Item
    1. Consolidating financial statements of BSG, CEG, EIN and IWR are presented herewith in Exhibits F-1A through F-4A, F-1B through F-4B, F-1G through F-4G, and F-1H through F-4H, respectively.

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-2 (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                            F-2 Page 3
Year Ended December 31, 2004 ($ in thousands)                 KGL     NES   NCM      NCS      NDC    NET       Total
----------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                       42,950     *     *           -     *       *        *
     Gas Transmission and Storage                            1,655                       -
     Electric                                                    -                       -
     Other                                                  19,447                 279,799
----------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                              64,052                 279,799
     Cost of Sales                                          50,742                       -
----------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                          13,310                 279,799
----------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                               5,413                 260,738
     Depreciation and amortization                           1,745                   7,163
     Loss (gain) on sale or impairment of assets                 -                       -
     Other taxes                                             1,700                   9,214
----------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                     8,858                 277,115
----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                      4,452                   2,684
----------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                     (30)                 (3,398)
     Minority interests                                          -                       -
     Preferred stock dividends of subsidiaries                   -                       -
     Other, net                                                111                     (61)
----------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                 81                  (3,459)
----------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING            4,533                    (775)
Income Taxes                                                 1,489                    (775)
----------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                     3,044                       -
----------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes        -                       -
Gain (Loss) on Disposition of Discontinued Operations -
     net of taxes                                                -                       -
Change in Accounting - net of tax                                -                       -
Subsidiary Earnings                                              -                       -
----------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                            3,044                       -
----------------------------------------------------------------------------------------------------------------------

(a) NES includes two subsidiaries and NDC includes five subsidiaries as noted in
    Item 1. Consolidating financial statements of NES and NDC are presented herewith in Exhibits F-1I through F-4I and F-1J and F-4J, respectively.

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-2 (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                F-2 Page 4
Year Ended December 31, 2004 ($ in thousands)                          NFC    NRS    NIF        NIP      PRI       Total
--------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                   *      *      *           *       *       982,828
     Gas Transmission and Storage                                                                                  53,946
     Electric                                                                                                   1,140,011
     Other                                                                                                         14,897
--------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                                                                                  2,191,682
     Cost of Sales                                                                                              1,148,731
--------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                                                                              1,042,951
--------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                                                                                    391,613
     Depreciation and amortization                                                                                274,665
     Loss (gain) on sale or impairment of assets                                                                   (1,637)
     Other taxes                                                                                                   62,750
--------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                                                          727,391
--------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                                           315,560
--------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                                                                       (269,928)
     Minority interests                                                                                                 -
     Preferred stock dividends of subsidiaries                                                                          -
     Other, net                                                                                                   190,052
--------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                                                                   (79,876)
--------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                                                 235,684
Income Taxes                                                                                                       91,804
--------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                                          143,880
--------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                                           5,347
Gain (Loss) on Disposition of Discontinued Operations - net of taxes                                                    -
Change in Accounting - net of tax                                                                                       -
Subsidiary Earnings                                                                                                     -
--------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                                                 149,227
--------------------------------------------------------------------------------------------------------------------------

(a) NIF includes one subsidiary, NIP includes one subsidiary and PRI includes two subsidiaries as noted in Item 1. Consolidating financial statements of NIF, NIP and PRI are presented herewith in Exhibits F-1L through F-4L, F-1M through F-4M and F-1N through F-4N, respectively.

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2A (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                          Consolidating  F-2A
Year Ended December 31, 2004 ($ in thousands)                              BSG    BGP   NUI     Combined     Entries     Total
------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                                     470,290   *   110,808     *            *          *
    Gas Transmission and Storage                                          23,775         8,956
    Electric                                                                   -             -
    Other                                                                 20,416         2,821
------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                                           514,481       122,585
    Cost of Sales                                                        323,864        81,501
------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                                       190,617        41,084
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                            101,360        18,877
    Depreciation and amortization                                         39,163         9,270
    Loss (gain) on sale or impairment of assets                                -             -
    Other taxes                                                            9,657         2,057
------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                 150,180        30,204
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                   40,437        10,880
------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                                 (9,533)       (2,917)
    Minority interests                                                         -             -
    Preferred stock dividends of subsidiaries                                  -             -
    Other, net                                                              (173)           96
------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                           (9,706)       (2,821)
------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                          30,731         8,059
Income Taxes                                                              11,795         4,158
------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                  18,936         3,901
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                      -             -
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes                                                               -             -
Change in Accounting - net of tax                                              -             -
Subsidiary Earnings                                                        3,904             -
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                         22,840         3,901
------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2B (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                 F-2B     F-2B    F-2B               Consolidating     F-2B
Year Ended December 31, 2004 ($ in thousands)                   Page 2   Page 3  Page 4   Combined      Entries        Total
------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                              *        *       *         *            *          2,203,235
    Gas Transmission and Storage                                                                                       925,974
    Electric                                                                                                                 -
    Other                                                                                                               92,299
------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                                                                                       3,221,508
    Cost of Sales                                                                                                    1,481,045
------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                                                                                   1,740,463
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                                                                          678,788
    Depreciation and amortization                                                                                      169,303
    Loss (gain) on sale or impairment of assets                                                                          1,211
    Other taxes                                                                                                        175,777
------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                                                             1,025,079
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                                                                715,384
------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                                                                              (96,476)
    Minority interests                                                                                                       -
    Preferred stock dividends of subsidiaries                                                                                -
    Other, net                                                                                                          24,799
------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                                                                        (71,677)
------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                                                       643,707
Income Taxes                                                                                                           240,046
------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                                               403,661
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                                                                2,145
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes                                                                                                         1,619
Change in Accounting - net of tax                                                                                            -
Subsidiary Earnings                                                                                                          -
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                                                      407,425
------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2B (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-2B Page 2
Year Ended December 31, 2004 ($ in thousands)                                CEG   CAR     CAA      CAT     CDW   CES     Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                          *     *       *        *       *    *        *
     Gas Transmission and Storage
     Electric
     Other
-----------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES
     Cost of Sales
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance
     Depreciation and amortization
     Loss (gain) on sale or impairment of assets
     Other taxes
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net
     Minority interests
     Preferred stock dividends of subsidiaries
     Other, net
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
Income Taxes
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
     net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
-----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2B (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-2B Page 3
Year Ended December 31, 2004 ($ in thousands)               CKY        CMD       COH         CPA       CVA      TCO        Total
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                     129,976    48,866       *        490,576   300,276         -    2,203,307
     Gas Transmission and Storage                          22,943     3,449                 67,539    20,462   688,703    1,032,128
     Electric                                                   -         -                      -         -         -            -
     Other                                                      -        71                 1,343       141     6,158       10,864
-----------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                            152,919    52,386                559,458   320,879   694,861    3,246,299
     Cost of Sales                                        103,600    33,176                367,464   207,551         -    1,641,167
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                         49,319    19,210                191,994   113,328   694,861    1,605,132
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                             26,808     8,064                 96,335    42,718   241,752      625,713
     Depreciation and amortization                          5,094     2,553                 16,703    15,923    89,287      145,618
     Loss (gain) on sale or impairment of assets                -         -                      -         -     1,196        1,196
     Other taxes                                            1,986     2,122                  4,573     4,415    44,384      168,929
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                   33,888    12,739                117,611    63,056   376,619      941,456
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                    15,431     6,471                 74,383    50,272   318,242      663,676
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)

     Interest expense, net                                 (3,394)   (1,374)               (14,439)  (10,058)  (27,350)     (82,145)
     Minority interests                                         -         -                      -         -         -            -
     Preferred stock dividends of subsidiaries                  -         -                      -         -         -            -
     Other, net                                             1,310       167                  2,343     3,228     1,984        7,370
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                            (2,084)   (1,207)               (12,096)   (6,830)  (25,366)     (74,775)
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING          13,347     5,264                 62,287    43,442   292,876      588,901
Income Taxes                                                5,087     2,075                 25,479    16,633   110,482      219,218
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                    8,260     3,189                 36,808    26,809   182,394      369,683
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes       -         -                      -         -         -            -
Gain (Loss) on Disposition of Discontinued Operations -
     net of taxes                                               -         -                      -         -         -            -
Change in Accounting - net of tax                               -         -                      -         -         -            -
Subsidiary Earnings                                             -         -                      -         -         -            -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                           8,260      3,189                36,808    26,809   182,394      369,683
-----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2B (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                        F-2B Page 4
Year Ended December 31, 2004 ($ in thousands)               CGT         CNS       REM     NIC              Total
-------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                            -       *         *       *                 *
     Gas Transmission and Storage                          124,634
     Electric                                                    -
     Other                                                   2,393
-------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                             127,027
     Cost of Sales                                               -
-------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                         127,027
-------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                              55,697
     Depreciation and amortization                          23,191
     Loss (gain) on sale or impairment of assets                 -
     Other taxes                                             7,829
--------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                    86,717
--------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                     40,310
--------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                  (5,336)
     Minority interests                                          -
     Preferred stock dividends of subsidiaries                   -
     Other, net                                                341
-------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                             (4,995)
-------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING           35,315
Income Taxes                                                13,146
-------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                    22,169
-------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes        -
Gain (Loss) on Disposition of Discontinued Operations -
     net of taxes                                                -
Change in Accounting - net of tax                                -
Subsidiary Earnings                                              -
-------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                           22,169
-------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2C (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA GAS OF KENTUCKY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                  Consolidating        F-2C
Year Ended December 31, 2004 ($ in thousands)               CKY           CKT       Combined        Entries           Total
------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                      129,976           --       129,976                --       129,976
     Gas Transmission and Storage                           22,943           --        22,943                --        22,943
     Electric                                                   --           --            --                --            --
     Other                                                      --           --            --                --            --
------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                             152,919           --       152,919                --        152,919
     Cost of Sales                                         103,600           --       103,600                --        103,600
------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                          49,319           --        49,319                --         49,319
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                              26,808           --        26,808                --         26,808
     Depreciation and amortization                           5,094           --         5,094                --          5,094
     Loss (gain) on sale or impairment of assets                --           --            --                --             --
     Other taxes                                             1,986           --         1,986                --          1,986
------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                    33,888           --        33,888                --         33,888
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                     15,431           --        15,431                --         15,431
------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                  (3,394)          --        (3,394)               --         (3,394)
     Minority interests                                         --           --            --                --             --
     Preferred stock dividends of subsidiaries                  --           --            --                --             --
     Other, net                                              1,310           --         1,310                --          1,310
------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                             (2,084)          --        (2,084)               --         (2,084)
------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING           13,347           --        13,347                 --        13,347
Income Taxes                                                 5,087           --         5,087                 --         5,087
------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                     8,260           --         8,260                 --         8,260
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes       --           --            --                 --            --
Gain (Loss) on Disposition of Discontinued Operations -
     net of taxes                                               --           --            --                 --            --
Change in Accounting - net of tax                               --           --            --                 --            --
Subsidiary Earnings                                             --           --            --                 --            --
------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                            8,260           --         8,260                 --         8,260
------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-2D (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                   COLUMBIA GAS OF OHIO, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                          Consolidating      F-2D
Year Ended December 31, 2004 ($ in thousands)                              COH     COR       Combined      Entries         Total
----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                                1,233,613       *           *            *              *
     Gas Transmission and Storage                                      229,032
     Electric                                                               --
     Other                                                               3,151
----------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                                       1,465,796
     Cost of Sales                                                     929,376
----------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                                     536,420
----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                                         209,995
     Depreciation and amortization                                      16,058
     Loss (gain) on sale or impairment of assets                            --
     Other taxes                                                       111,449
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                               337,502
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                198,918
----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                             (25,129)
     Minority interests                                                     --
     Preferred stock dividends of subsidiaries                              --
     Other, net                                                         (2,222)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                        (27,351)
----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                      171,567
Income Taxes                                                            59,414
----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                               112,153
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                   --
Gain (Loss) on Disposition of Discontinued Operations -
     net of taxes                                                           --
Change in Accounting - net of tax                                           --
Subsidiary Earnings                                                         70
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                      112,223
----------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2E (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA GAS TRANSMISSION CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                        Consolidating     F-2E
Year Ended December 31, 2004 ($ in thousands)              TCO      CHC     Combined        Entries       Total
-----------------------------------------------------------------------------------------------------------------
NET REVENUES
     Gas Distribution                                            -    -            -              -             -
     Gas Transmission and Storage                          688,703    -      688,703              -       688,703
     Electric                                                    -    -            -              -             -
     Other                                                   6,158    -        6,158              -         6,158
-----------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                             694,861    -      694,861              -       694,861
     Cost of Sales                                               -    -            -              -             -
-----------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                         694,861    -      694,861              -       694,861
-----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Operation and maintenance                             241,752    -      241,752              -       241,752
     Depreciation and amortization                          89,287    -       89,287              -        89,287
     Loss (gain) on sale or impairment of assets             1,196    -        1,196              -         1,196
     Other taxes                                            44,384    -       44,384              -        44,384
-----------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                   376,619    -      376,619              -       376,619
-----------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                    318,242    -      318,242              -       318,242
-----------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
     Interest expense, net                                 (27,350)   -      (27,350)             -       (27,350)
     Minority interests                                          -    -            -              -             -
     Preferred stock dividends of subsidiaries                   -    -            -              -             -
     Other, net                                              1,984    -        1,984              -         1,984
-----------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                            (25,366)   -      (25,366)             -       (25,366)
-----------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING          292,876    -      292,876              -       292,876
Income Taxes                                               110,482    -      110,482              -       110,482
-----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                   182,394    -      182,394              -       182,394
-----------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes        -    -            -              -             -
Gain (Loss) on Disposition of Discontinued Operations -
     net of taxes                                                -    -            -              -             -
Change in Accounting - net of tax                                -    -            -              -             -
Subsidiary Earnings                                              -    -            -              -             -
-----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                          182,394    -      182,394              -       182,394
-----------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2F (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NET WORK SERVICES CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                          Consolidating       F-2F
Year Ended December 31, 2004 ($ in thousands)                            CNS     CMC     Combined            Entries          Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                       *       *          *                  *               *
   Gas Transmission and Storage
   Electric
   Other
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES
   Cost of Sales
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interests
   Preferred stock dividends of subsidiaries
   Other, net
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2G (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                            F-2G                             Consolidating     F-2G
Year Ended December 31, 2004($ in thousands)                               Page 2   EIN    ECE    Combined      Entries        Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                           *      *       *        *            *             *
   Gas Transmission and Storage
   Electric
   Other
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES
   Cost of Sales
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interest
   Preferred stock dividends of subsidiaries
   Other, net
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on the Disposition of Discontinued Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2G (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-2G Page 2
Year Ended December 31, 2004 ($ in thousands)                                EUS      ETP      NST       NFU       NTX      Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                           *        *        *         *         *         *
   Gas Transmission and Storage
   Electric
   Other
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES
   Cost of Sales
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interests
   Preferred stock dividends of subsidiaries
   Other, net
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2H (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                             F-2H                              Consolidating   F-2H
Year Ended December 31, 2004 ($ in thousands)                               Page 2    IWR    HWC    Combined      Entries      Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                           *        *      *           *           *          *
   Gas Transmission and Storage
   Electric
   Other
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES
   Cost of Sales
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interests
   Preferred stock dividends of subsidiaries
   Other, net
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2H (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                         F-2H Page 2
Year Ended December 31, 2004 ($ in thousands)                                IWC     IRA      IWM     LWC      DWC         Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                           *       *        *       *        *             *
   Gas Transmission and Storage
   Electric
   Other
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES
   Cost of Sales
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interests
   Preferred stock dividends of subsidiaries
   Other, net
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2I (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                 Consolidating  F-2I
Year Ended December 31, 2004 ($ in thousands)                               NES      NCP      NPM     Combined      Entries    Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                            *       -       *         *              *        *
   Gas Transmission and Storage                                                    5,469
   Electric                                                                            -
   Other                                                                               8
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                                                     5,477
   Cost of Sales                                                                       -
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                                                 5,477
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance                                                       1,821
   Depreciation and amortization                                                     858
   Loss (gain) on sale or impairment of assets                                         -
   Other taxes                                                                      (152)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                           2,527
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                            2,950
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net                                                            (291)
   Minority interests                                                                  -
   Preferred stock dividends of subsidiaries                                           -
   Other, net                                                                         32
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                                     (259)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                    2,691
Income Taxes                                                                       1,032
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                           1,659
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                              -
Gain (Loss) on Disposition of Discontinued Operations - net of taxes                   -
Change in Accounting - net of tax                                                      -
Subsidiary Earnings                                                                    -
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                                  1,659
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2J (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
              NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
           (Not covered by Report of Independent Public Accountants)

                                                                                F-2H                             Consolidating  F-2J
Year Ended December 31, 2004 ($ in thousands)                                 Page 2     NDC   CPM      Combined     Entries   Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                               *       *     *          *           *         *
   Gas Transmission and Storage
   Electric
   Other
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES
   Cost of Sales
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interests
   Preferred stock dividends of subsidiaries
   Other, net
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING
OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2J (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                                        F-2J Page 2
Year Ended December 31, 2004 ($ in thousands)                                          JOF     LEL    NDP     SWP          Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                                                     *      *      *       *             *
    Gas Transmission and Storage
    Electric
    Other
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES
    Cost of Sales
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations - net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2K (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                          Consolidating        F-2K
Year Ended December 31, 2004 ($ in thousands)                                  LEL     SCC    Combined       Entries           Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                             *       *        *             *               *
   Gas Transmission and Storage
   Electric
   Other
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES
   Cost of Sales
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance
   Depreciation and amortization
   Loss (gain) on sale or impairment of assets
   Other taxes
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net
   Minority interests
   Preferred stock dividends of subsidiaries
   Other, net
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
   net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

*Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2L (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                                            Consolidating     F-2L
Year Ended December 31, 2004 ($ in thousands)                                   NIF        NIT    Combined    Entries        Total
------------------------------------------------------------------------------------------------------------------------------------
NET REVENUES
   Gas Distribution                                                           60,170        *         *           *             *
   Gas Transmission and Storage                                                  898
   Electric                                                                        -
   Other                                                                           -
------------------------------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                                                61,068
   Cost of Sales                                                              47,259
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                                            13,809
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Operation and maintenance                                                   6,956
   Depreciation and amortization                                               1,538
   Loss (gain) on sale or impairment of assets                                     -
   Other taxes                                                                   936
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                                       9,430
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                        4,379
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
   Interest expense, net                                                        (29)
   Minority interests                                                              -
   Preferred stock dividends of subsidiaries                                       -
   Other, net                                                                    241
------------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                                                  212
------------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING                                4,591
Income Taxes                                                                   1,041
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                       3,550
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes                          -
Gain (Loss) on Disposition of Discontinued Operations - net of taxes               -
Change in Accounting - net of tax                                                  -
Subsidiary Earnings                                                              361
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                              3,911
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2M (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                        Consolidating    F-2M
Year Ended December 31, 2004 ($ in thousands)                 NIP      NRC   Combined      Entries      Total
-------------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                         908,648    *        *         *              *
    Gas Transmission and Storage                              50,654
    Electric                                               1,107,548
    Other                                                      5,102
-------------------------------------------------------------------------------------------------------------
GROSS REVENUES                                             2,071,952
    Cost of Sales                                          1,041,824
-------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES                                         1,030,128
-------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance                                365,687
    Depreciation and amortization                            264,482
    Loss (gain) on sale or impairment of assets               (1,637)
    Other taxes                                               59,953
-------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                     688,485
-------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                      341,643
-------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net                                    (43,649)
    Minority interests                                             -
    Preferred stock dividends of subsidiaries                      -
    Other, net                                                (5,033)
-------------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)                              (48,682)
-------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING             292,961
Income Taxes                                                 115,872
-------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                     177,089
-------------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes          -
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes                                                   -
Change in Accounting - net of tax                                  -
Subsidiary Earnings                                              493
-------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                            177,582
-------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-2N (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
            (Not covered by Report of Independent Public Accountants)

                                                                                    Consolidating   F-2N
Year Ended December 31, 2004 ($ in thousands)              PRI  WCE  WLC  Combined     Entries     Total
--------------------------------------------------------------------------------------------------------
NET REVENUES
    Gas Distribution                                        *    *    *       *           *          *
    Gas Transmission and Storage
    Electric
    Other
--------------------------------------------------------------------------------------------------------
GROSS REVENUES
    Cost of Sales
--------------------------------------------------------------------------------------------------------
TOTAL NET REVENUES
--------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
    Operation and maintenance
    Depreciation and amortization
    Loss (gain) on sale or impairment of assets
    Other taxes
--------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES
--------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)
--------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
    Interest expense, net
    Minority interests
    Preferred stock dividends of subsidiaries
    Other, net
--------------------------------------------------------------------------------------------------------
TOTAL OTHER INCOME (DEDUCTIONS)
--------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING
Income Taxes
--------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
--------------------------------------------------------------------------------------------------------
Income (loss) from Discontinued Operations - net of taxes
Gain (Loss) on Disposition of Discontinued Operations -
    net of taxes
Change in Accounting - net of tax
Subsidiary Earnings
--------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
--------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-3 (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                      F-3     F-3     F-3                 Consolidating     F-3
Year Ended December 31, 2004 ($ in thousands)       Page 2  Page 3  Page 4      Combined     Entries       Total
------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                           *       *       *            *           *            2,631
    Common stock issuance                                                                                       74
    Long-term incentive plan stock issuance                                                                      8
    Employee stock purchase plan stock issuance                                                                  -
    Common stock retired                                                                                         -
------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                                                       2,713
------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                                             3,747,016
    Common stock issuance                                                                                  144,322
    Long-term incentive plan stock issuance                                                                    735
    Employee stock purchase plan stock issuance                                                             23,027
    Recapitalization -
      Capital contributions                                                                                  5,285
    Treasury stock acquired                                                                                 (4,146)
------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                                                   3,916,239
------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                                               731,313
    Net income (loss)                                                                                      436,315
    Cash dividends -
      NI                                                                                                  (242,341)
      Subsidiaries (to parent)                                                                                   -
    Other                                                                                                       94
------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                                                     925,381
------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                                                (4,164)
    Long-term Incentive Plan                                                                                (2,960)
    Amortization of Unearned Compensation                                                                    1,332
------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                                                      (5,792)
------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                                               (60,916)
    Other Comprehensive Income, net of tax
      Unrealized                                                                                             1,541
      Realized                                                                                                   -
    Gain/Loss on foreign currency translation
      Unrealized                                                                                               643
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                                                                    2,154
    Minimum pension liability adjustment                                                                     5,150
------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                                                     (51,428)
------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                                                4,787,113
------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-3 (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                         F-3 Page 2
Year Ended December 31, 2004 ($ in thousands)       NSI  BSG     CEG      EIN  GSG  IWR    Total
---------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                         *    *           -    *    *    *        *
    Common stock issuance                                             -
    Long-term incentive plan stock issuance                           -
    Employee stock purchase plan stock issuance                       -
    Common stock retired                                              -
---------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                -
---------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                  1,398,733
    Common stock issuance                                             -
    Long-term incentive plan stock issuance                           -
    Employee stock purchase plan stock issuance                       -
    Recapitalization -
      Capital contributions                                      20,822
    Treasury stock acquired                                           -
---------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                        1,419,555
---------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                  1,081,846
    Net income (loss)                                           407,425
    Cash dividends -
      NI                                                              -
      Subsidiaries (to parent)                                  (50,000)
    Other                                                             -
---------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                        1,439,271
---------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                          -
    Long-term Incentive Plan                                          -
    Amortization of Unearned Compensation                             -
---------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                -
---------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                     87,996
    Other Comprehensive Income, net of tax
      Unrealized                                                    246
      Realized                                                        -
    Gain/Loss on foreign currency translation
      Unrealized                                                      -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                        15,737
    Minimum pension liability adjustment                              -
---------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                          103,979
---------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                     2,962,805
---------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-3 (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                            F-3 Page 3
Year Ended December 31, 2004 ($ in thousands)          KGL    NES  NCM    NCS     NDC  NET     Total
------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                         46,170    *    *       400    *    *        *
    Common stock issuance                                 -                   -
    Long-term incentive plan stock issuance               -                   -
    Employee stock purchase plan stock issuance           -                   -
    Common stock retired                                  -                   -
------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                               46,170                 400
------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                            367                   -
    Common stock issuance                                 -                   -
    Long-term incentive plan stock issuance               -                   -
    Employee stock purchase plan stock issuance           -                   -
    Recapitalization -
      Capital contributions                              62                   -
    Treasury stock acquired                               -                   -
------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                  429                   -
------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                         (8,569)                  -
    Net income (loss)                                 3,044                   -
    Cash dividends -
      NI                                                  -                   -
      Subsidiaries (to parent)                            -                   -
    Other                                                 -                   -
------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                               (5,525)                  -
------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                              -                   -
    Long-term Incentive Plan                              -                   -
    Amortization of Unearned Compensation                 -                   -
------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                    -                   -
------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                           (169)            (10,319)
    Other Comprehensive Income, net of tax
      Unrealized                                          -                   -
      Realized                                            -                   -
    Gain/Loss on foreign currency translation
      Unrealized                                          -                   -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                 -                   -
    Minimum pension liability adjustment                211              (1,391)
------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                   42             (11,710)
------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                            41,116             (11,310)
------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)              F-3 (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants

                                                                                     F-3 Page 4
Year Ended December 31, 2004 ($ in thousands)        NFC  NRS  NIF     NIP      PRI     Total
-----------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                          *    *    *       *        *        *
    Common stock issuance
    Long-term incentive plan stock issuance
    Employee stock purchase plan stock issuance
    Common stock retired
-----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
-----------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issuance
    Long-term incentive plan stock issuance
    Employee stock purchase plan stock issuance
    Recapitalization -
      Capital contributions
    Treasury stock acquired
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
----------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
----------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
----------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
----------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
-----------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3A (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                      Consolidating   F-3A
Year Ended December 31, 2004 ($ in thousands)         BSG    BGP    NUI     Combined     Entries     Total
----------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                              -   *         1      *            *          *
    Common stock issuance                                 -             -
    Long-term incentive plan stock issuance               -             -
    Employee stock purchase plan stock issuance           -             -
    Common stock retired                                  -             -
----------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                    -             1
----------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                        526,642       109,136
    Common stock issuance                                 -             -
    Long-term incentive plan stock issuance               -             -
    Employee stock purchase plan stock issuance           -             -
    Recapitalization -
      Capital contributions                               2             2
    Treasury stock acquired                               -             -
----------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                              526,644       109,138
----------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                         16,863         7,485
    Net income (loss)                                22,840         3,901
    Cash dividends -
      NI                                                  -             -
      Subsidiaries (to parent)                            -        (1,230)
    Other                                                 -             -
----------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                               39,703        10,156
----------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                              -             -
    Long-term Incentive Plan                              -             -
    Amortization of Unearned Compensation                 -             -
----------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                    -             -
----------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                        (14,290)       (1,687)
    Other Comprehensive Income, net of tax
      Unrealized                                          -             -
      Realized                                            -             -
    Gain/Loss on foreign currency translation
      Unrealized                                          -             -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                 -             -
    Minimum pension liability adjustment              1,755           327
----------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                              (12,535)       (1,360)
----------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                           553,812       117,935
----------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3B (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                     F-3B    F-3B    F-3B             Consolidating    F-3B
Year Ended December 31, 2004 ($ in thousands)       Page 2  Page 3  Page 4  Combined     Entries       Total
--------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                           *       *       *        *           *                -
    Common stock issuance                                                                                    -
    Long-term incentive plan stock issuance                                                                  -
    Employee stock purchase plan stock issuance                                                              -
    Common stock retired                                                                                     -
--------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                                                       -
--------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                                                                         1,398,733
    Common stock issuance                                                                                    -
    Long-term incentive plan stock issuance                                                                  -
    Employee stock purchase plan stock issuance                                                              -
    Recapitalization -
      Capital contributions                                                                             20,822
    Treasury stock acquired                                                                                  -
--------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                                               1,419,555
--------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                                                                         1,081,846
    Net income (loss)                                                                                  407,425
    Cash dividends -
      NI                                                                                                     -
      Subsidiaries (to parent)                                                                         (50,000)
    Other                                                                                                    -
--------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                                               1,439,271
--------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                                                                 -
    Long-term Incentive Plan                                                                                 -
    Amortization of Unearned Compensation                                                                    -
--------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                                                       -
--------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                                                                            87,996
    Other Comprehensive Income, net of tax
      Unrealized                                                                                           246
      Realized                                                                                               -
    Gain/Loss on foreign currency translation
      Unrealized                                                                                             -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                                                               15,737
    Minimum pension liability adjustment                                                                     -
--------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                                                                 103,979
--------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                                                                            2,962,805
--------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3B (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                  F-3B Page 2
Year Ended December 31, 2004 ($ in thousands)       CEG  CAR  CAA  CAT  CDW  CES     Total
---------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                         *    *    *    *    *    *        *
    Common stock issuance
    Long-term incentive plan stock issuance
    Employee stock purchase plan stock issuance
    Common stock retired
---------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
    Common stock issuance
    Long-term incentive plan stock issuance
    Employee stock purchase plan stock issuance
    Recapitalization -
      Capital contributions
    Treasury stock acquired
---------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
    Net income (loss)
    Cash dividends -
      NI
      Subsidiaries (to parent)
    Other
---------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
    Long-term Incentive Plan
    Amortization of Unearned Compensation
---------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
    Other Comprehensive Income, net of tax
      Unrealized
      Realized
    Gain/Loss on foreign currency translation
      Unrealized
    Net unrealized gains on derivatives qualifying
      as cash flow hedges
    Minimum pension liability adjustment
---------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
---------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3B (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)



                                                                                                           F-3B Page 3
Year Ended December 31, 2004 ($ in thousands)         CKY     CMD      COH      CPA       CVA        TCO       Total
----------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                         23,806      72     *      45,128    65,305         48     293,599
    Common stock issuance                                 -       -                 -         -          -           -
    Long-term incentive plan stock issuance               -       -                 -         -          -           -
    Employee stock purchase plan stock issuance           -       -                 -         -          -           -
    Common stock retired                                  -       -                 -         -          -           -
----------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                               23,806      72            45,128    65,305         48     293,599
----------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                          4,151  11,189             5,301     6,640  1,565,706   1,610,123
    Common stock issuance                                 -       -                 -         -          -           -
    Long-term incentive plan stock issuance               -       -                 -         -          -           -
    Employee stock purchase plan stock issuance           -       -                 -         -          -           -
    Recapitalization -
      Capital contributions                             533     270               917       441      5,840      13,666
    Treasury stock acquired                               -       -                 -         -          -           -
----------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                4,684  11,459             6,218     7,081  1,571,546   1,623,789
----------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                         49,798  17,749           158,234   118,296   (256,536)    362,689
    Net income (loss)                                 8,260   3,189            36,808    26,809    182,394     369,683
    Cash dividends -
      NI                                                  -       -                 -         -          -           -
      Subsidiaries (to parent)                       (9,000) (5,650)          (18,500)  (20,805)         -    (153,639)
    Other                                                 -       -                 -         -          -           -
----------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                               49,058  15,288           176,542   124,300    (74,142)    578,733
----------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                              -       -                 -         -          -           -
    Long-term Incentive Plan                              -       -                 -         -          -           -
    Amortization of Unearned Compensation                 -       -                 -         -          -           -
----------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                    -       -                 -         -          -           -
----------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                              -       -                 -         -          -           -
    Other Comprehensive Income, net of tax
      Unrealized                                          -       -                 -         -          -           -
      Realized                                            -       -                 -         -          -           -
    Gain/Loss on foreign currency translation
      Unrealized                                          -       -                 -         -          -           -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                 -       -                 -         -          -           -
    Minimum pension liability adjustment                  -       -                 -        (2)         -          (2)
----------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                    -       -                 -        (2)         -          (2)
----------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                            77,548  26,819           227,888   196,684  1,497,452   2,496,119
----------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3B (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                          F-3B Page 4
Year Ended December 31, 2004 ($ in thousands)          CGT            CNS           REM           NIC        Total
---------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                              20             *             *             *              *
    Common stock issuance                                  -
    Long-term incentive plan stock issuance                -
    Employee stock purchase plan stock issuance            -
    Common stock retired                                   -
---------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                    20
---------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                          95,293
    Common stock issuance                                  -
    Long-term incentive plan stock issuance                -
    Employee stock purchase plan stock issuance            -
    Recapitalization -
      Capital contributions                            1,708
    Treasury stock acquired                                -
---------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                97,001
---------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                          56,345
    Net income (loss)                                 22,169
    Cash dividends -
      NI                                                   -
      Subsidiaries (to parent)                             -
    Other                                                  -
---------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                78,514
---------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                               -
    Long-term Incentive Plan                               -
    Amortization of Unearned Compensation                  -
---------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                     -
---------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                               -
    Other Comprehensive Income, net of tax
      Unrealized                                           -
      Realized                                             -
    Gain/Loss on foreign currency translation
      Unrealized                                           -
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                                  -
    Minimum pension liability adjustment                   -
---------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                     -
---------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                            175,535
---------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3C (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating   F-3C
Year Ended December 31, 2004 ($ in thousands)        CKY           CKT          Combined          Entries      Total
--------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                      23,806            --            23,806              --      23,806
    Common stock issuance                             --            --                --              --          --
    Long-term incentive plan stock issuance           --            --                --              --          --
    Employee stock purchase plan stock issuance       --            --                --              --          --
    Common stock retired                              --            --                --              --          --
--------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                            23,806            --            23,806              --      23,806
--------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                       4,151            --             4,151              --       4,151
    Common stock issuance                             --            --                --              --          --
    Long-term incentive plan stock issuance           --            --                --              --          --
    Employee stock purchase plan stock issuance       --            --                --              --          --
    Recapitalization -
      Capital contributions                          533            --               533              --         533
    Treasury shares acquired                          --            --                --              --          --
--------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                             4,684            --             4,684              --       4,684
--------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                      49,798            --            49,798              --      49,798
    Net income (loss)                              8,260            --             8,260              --       8,260
    Cash dividends -
      NI                                              --            --                --              --          --
      Subsidiaries (to parent)                    (9,000)           --            (9,000)             --      (9,000)
    Other                                             --            --                --              --          --
--------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                            49,058            --            49,058              --      49,058
--------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                          --            --                --              --          --
    Long-term Incentive Plan                          --            --                --              --          --
    Amortization of Unearned Compensation             --            --                --              --          --
--------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                --            --                --              --          --
--------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                          --            --                --              --          --
    Other Comprehensive Income, net of tax
      Unrealized                                      --            --                --              --          --
      Realized                                        --            --                --              --          --
    Gain/Loss on foreign currency translation
      Unrealized                                      --            --                --              --          --
    Net unrealized gains on derivatives qualifying
      as cash flow hedges                             --            --                --              --          --
    Minimum pension liability adjustment              --            --                --              --          --
--------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                --            --                --              --          --
--------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                         77,548            --            77,548              --      77,548
--------------------------------------------------------------------------------------------------------------------

*     Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3D (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                   COLUMBIA GAS OF OHIO, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                      Consolidating  F-3D
Year Ended December 31, 2004 ($ in thousands)     COH  COR  Combined     Entries     Total
------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                  159,240     *       *          *           *
  Common stock issuance                            --
  Long-term incentive plan stock issuance          --
  Employee stock purchase plan stock issuance      --
  Common stock retired                             --
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                        159,240
------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                   17,136
  Common stock issuance                            --
  Long-term incentive plan stock issuance          --
  Employee stock purchase plan stock issuance      --
  Recapitalization -
    Capital contributions                       5,665
  Treasury shares acquired                         --
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                         22,801
------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                  275,148
  Net income (loss)                           112,223
  Cash dividends -
    NI                                             --
    Subsidiaries (to parent)`                 (99,684)
  Other                                            --
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                        287,687
------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                       --
  Long-term Incentive Plan                         --
  Amortization of Unearned Compensation            --
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                             --
------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                       --
  Other Comprehensive Income, net of tax
    Unrealized                                     --
    Realized                                       --
  Gain/Loss on foreign currency translation
    Unrealized                                     --
  Net unrealized gains on derivatives qualifying
    as cash flow hedges                            --
  Minimum pension liability adjustment             --
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                             --
------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                     469,728
------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3E (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA GAS TRANSMISSION CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                                                   Consolidating         F-3E
Year Ended December 31, 2004 ($ in thousands)     TCO             CHC            Combined             Entries            Total
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                        48                -               48                     -                  48
  Common stock issuance                              -                -                -                     -                   -
  Long-term incentive plan stock issuance            -                -                -                     -                   -
  Employee stock purchase plan stock issuance        -                -                -                     -                   -
  Common stock retired                               -                -                -                     -                   -
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                              48                -               48                     -                  48
------------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                 1,565,706                -        1,565,706                     -           1,565,706
  Common stock issuance                              -                -                -                     -                   -
  Long-term incentive plan stock issuance            -                -                -                     -                   -
  Employee stock purchase plan stock issuance        -                -                -                     -                   -
  Recapitalization -
    Capital contributions                        5,840                -            5,840                     -               5,840
    Treasury shares acquired                         -                -                -                     -                   -
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                       1,571,546                -        1,571,546                     -           1,571,546
------------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                  (256,536)               -         (256,536)                    -            (256,536)
  Net income (loss)                            182,394                -          182,394                     -             182,394
  Cash dividends -
    NI                                               -                -                -                     -                   -
    Subsidiaries (to parent)                         -                -                -                     -                   -
  Other                                              -                -                -                     -                   -
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                         (74,142)               -          (74,142)                    -             (74,142)
------------------------------------------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                         -                -                -                     -                    -
  Long-term Incentive Plan                           -                -                -                     -                    -
  Amortization of Unearned Compensation              -                -                -                     -                    -
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                               -                -                -                     -                    -
------------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                         -                -                -                      -                   -
  Other Comprehensive Income, net of tax
    Unrealized                                       -                -                -                      -                   -
    Realized                                         -                -                -                      -                   -
  Gain/Loss on foreign currency translation
    Unrealized                                       -                -                -                      -                   -
  Net unrealized gains on derivatives qualifying
    as cash flow hedges                              -                -                -                      -                   -
  Minimum pension liability adjustment               -                -                -                      -                   -
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                               -                -                -                      -                   -
------------------------------------------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                    1,497,452                -        1,497,452                      -           1,497,452
------------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3F (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                      Consolidating  F-3F
Year Ended December 31, 2004 ($ in thousands)     CNS  CMC  Combined     Entries     Total
------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                       *    *      *            *          *
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Common stock retired
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Recapitalization -
    Capital contributions
  Treasury shares acquired
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
  Net income (loss)
  Cash dividends -
    NI
    Subsidiaries (to parent)
  Other
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
  Long-term Incentive Plan
  Amortization of Unearned Compensation
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
  Other Comprehensive Income, net of tax
    Unrealized
    Realized
  Gain/Loss on foreign currency translation
    Unrealized
  Net unrealized gains on derivatives qualifying
    as cash flow hedges
  Minimum pension liability adjustment
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3G (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                   F-3G                       Consolidating  F-3G
Year Ended December 31, 2004 ($ in thousands)     Page 2  EIN  ECE  Combined      Entries    Total
--------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                        *      *    *      *             *         *
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Common stock retired
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Recapitalization -
    Capital contributions
  Treasury stock acquired
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
  Net income (loss)
  Cash dividends -
    NI
    Subsidiaries (to parent)
  Other
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
  Long-term Incentive Plan
  Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
  Other Comprehensive Income, net of tax
    Unrealized
    Realized
  Gain/Loss on foreign currency translation
    Unrealized
  Net unrealized gains on derivatives qualifying
    as cash flow hedges
  Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
--------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3G (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                            F-3G
                                                                           Page 2
Year Ended December 31, 2004 ($ in thousands)     EUS  ETP  NST  NFU  NTX  Total
---------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                       *    *    *    *    *      *
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Common stock retired
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Recapitalization -
    Capital contributions
  Treasury stock acquired
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
  Net income (loss)
  Cash dividends -
    NI
    Subsidiaries (to parent)
  Other
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

OTHER
Balance at beginning of year
  Long-term Incentive Plan
  Amortization of Unearned Compensation
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
  Other Comprehensive Income, net of tax
    Unrealized
    Realized
  Gain/Loss on foreign currency translation
    Unrealized
  Net unrealized gains on derivatives qualifying
    as cash flow hedges
  Minimum pension liability adjustment
----------------------------------------------------------------------------------
BALANCE AT END OF YEAR
----------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
----------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3H (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                   F-3H                       Consolidating  F-3H
Year Ended December 31, 2004 ($ in thousands)     Page 2  IWR  HWC  Combined      Entries    Total
--------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                         *     *    *      *            *          *
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Treasury stock acquired
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Recapitalization -
    Capital contributions
  Treasury shares acquired
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
  Net income (loss)
  Cash dividends -
    NI
    Subsidiaries (to parent)
  Other
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
  Long-term Incentive Plan
  Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
  Other Comprehensive Income, net of tax
    Unrealized
    Realized
  Gain/Loss on foreign currency translation
    Unrealized
  Net unrealized gains on derivatives qualifying
    as cash flow hedges
  Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
--------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3H (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                            F-3H
                                                                           Page 2
Year Ended December 31, 2004 ($ in thousands)     IWC  IRA  IWM  LWC  DWC  Total
---------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                       *    *    *    *    *      *
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Treasury stock acquired
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Recapitalization -
    Capital contributions
  Treasury shares acquired
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
  Net income (loss)
  Cash dividends -
    NI
    Subsidiaries (to parent)
  Other
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

OTHER
Balance at beginning of year
  Long-term Incentive Plan
  Amortization of Unearned Compensation
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
  Other Comprehensive Income, net of tax
    Unrealized
    Realized
  Gain/Loss on foreign currency translation
    Unrealized
  Net unrealized gains on derivatives qualifying
    as cash flow hedges
  Minimum pension liability adjustment
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
---------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3I (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                              Consolidating   F-3I
Year Ended December 31, 2004 ($ in thousands)     NES    NCP   NPM  Combined       Entries   Total
--------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                       *        1   *       *             *        *
  Common stock issuance                                     -
  Long-term incentive plan stock issuance                   -
  Employee stock purchase plan stock issuance               -
  Common stock retired                                      -
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                      1
--------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                           15,000
  Common stock issuance                                     -
  Long-term incentive plan stock issuance                   -
  Employee stock purchase plan stock issuance               -
  Recapitalization -
  Capital contributions                                     -
  Treasury stock acquired                                   -
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                 15,000
--------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
  Net income (loss)                                    (9,000)
  Cash dividends                                        1,659
    NI                                                      -
    Subsidiaries (to parent)                                -
  Other                                                     -
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                 (7,341)
--------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                                -
     Long-term Incentive Plan                               -
     Amortization of Unearned Compensation                  -
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                      -
--------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME                      -
Balance at beginning of year                                -
  Other Comprehensive Income, net of tax
    Unrealized                                              -
    Realized                                                -
  Gain/Loss on foreign currency translation
    Unrealized                                              -
  Net unrealized gains on derivatives qualifying
    as cash flow hedges                                     -
  Minimum pension liability adjustment                      -
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                      -
--------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                               7,660
--------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3J (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                   F-3J                       Consolidating  F-3J
Year Ended December 31, 2004 ($ in thousands)     Page 2  NDC  CPM  Combined     Entries     Total
--------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                        *      *    *      *             *         *
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Common stock retired
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Recapitalization -
    Capital contributions
  Treasury stock acquired
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
  Net income (loss)
  Cash dividends -
    NI
    Subsidiaries (to parent)
  Other
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
  Long-term Incentive Plan
  Amortization of Unearned Compensation
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
  Other Comprehensive Income, net of tax
    Unrealized
    Realized
  Gain/Loss on foreign currency translation
    Unrealized
  Net unrealized gains on derivatives qualifying
    as cash flow hedges
  Minimum pension liability adjustment
--------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
--------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
--------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3J (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                      F-3J Page 2
Year Ended December 31, 2004 ($ in thousands)     JOF  LEL  NDP  SWP     Total
---------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                       *    *    *    *        *
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Common stock retired
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Recapitalization -
    Capital contributions
  Treasury shares acquired
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
  Net income (loss)
  Cash dividends -
    NI
    Subsidiaries (to parent)
 Other
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

OTHER
Balance at beginning of year
  Long-term Incentive Plan
  Amortization of Unearned Compensation
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
  Other Comprehensive Income, net of tax
    Unrealized
    Realized
  Gain/Loss on foreign currency translation
    Unrealized
  Net unrealized gains on derivatives qualifying
    as cash flow hedges
  Minimum pension liability adjustment
---------------------------------------------------------------------------------
BALANCE AT END OF YEAR
---------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
---------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3K (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                      Consolidating  F-3K
Year Ended December 31, 2004 ($ in thousands)     LEL  SCC  Combined     Entries     Total
------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                       *    *       *            *         *
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Common stock retired
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
  Common stock issuance
  Long-term incentive plan stock issuance
  Employee stock purchase plan stock issuance
  Recapitalization -
    Capital contributions
  Treasury shares acquired
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year
  Net income (loss)
  Cash dividends -
    NI
    Subsidiaries (to parent)
  Other
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year
  Long-term Incentive Plan
  Amortization of Unearned Compensation
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
  Other Comprehensive Income, net of tax
    Unrealized
    Realized
  Gain/Loss on foreign currency translation
    Unrealized
  Net unrealized gains on derivatives qualifying
    as cash flow hedges
  Minimum pension liability adjustment
------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY
------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3L (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                          Consolidating  F-3L
Year Ended December 31, 2004 ($ in thousands)       NIF    NIT  Combined     Entries     Total
----------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                       30,674   *       *           *           *
  Common stock issuance                                 -
  Long-term incentive plan stock issuance               -
  Employee stock purchase plan stock issuance           -
  Common stock retired                                  -
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                             30,674
----------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                          335
  Common stock issuance                                 -
  Long-term incentive plan stock issuance               -
  Employee stock purchase plan stock issuance           -
  Recapitalization -
    Capital contributions                             145
  Treasury stock acquired                               -
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                480
----------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                       18,742
  Net income (loss)                                 3,911
  Cash dividends -
    NI                                                  -
    Subsidiaries (to parent)                            -
  Other                                                 -
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                             22,653
----------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                            -
  Long-term Incentive Plan                              -
  Amortization of Unearned Compensation                 -
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                  -
----------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                         (319)
  Other Comprehensive Income, net of tax
    Unrealized                                          -
    Realized                                            -
  Gain/Loss on foreign currency translation
    Unrealized                                          -
  Net unrealized gains on derivatives qualifying
    as cash flow hedges                                 -
  Minimum pension liability adjustment               (126)
----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                               (445)
----------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                          53,362
----------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-3M (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF COMMON STOCK EQUITY
            (Not covered by Report of Independent Public Accountants)

                                                                             Consolidating    F-3M
Year Ended December 31, 2004 ($ in thousands)        NIP      NRC  Combined     Entries       Total
-----------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                        859,488    *       *           *              *
  Common stock issuance                                   -
  Long-term incentive plan stock issuance                 -
  Employee stock purchase plan stock issuance             -
  Common stock retired                                    -
-----------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                              859,488
-----------------------------------------------------------------------------------------------------

ADDITIONAL PAID IN CAPITAL
Balance at beginning of year                         50,290
  Common stock issuance                                   -
   Long-term incentive plan stock issuance                -
   Employee stock purchase plan stock issuance            -
   Recapitalization -
   Capital contributions                             12,660
   Treasury stock acquired                                -
-----------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                               62,950
-----------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of year                        183,729
  Net income (loss)                                 177,582
  Cash dividends -
    NI                                                    -
    Subsidiaries (to parent)                         (4,380)
  Other                                                   -
-----------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                              356,931
-----------------------------------------------------------------------------------------------------

OTHER
Balance at beginning of year                              -
  Long-term Incentive Plan                                -
  Amortization of Unearned Compensation                   -
-----------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                    -
-----------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year                       (121,762)
  Other Comprehensive Income, net of tax
    Unrealized                                             -
    Realized                                               -
Gain/Loss on foreign currency translation
    Unrealized                                             -
  Net unrealized gains on derivatives qualifying
    as cash flow hedges                              (6,229)
  Minimum pension liability adjustment                4,815
-----------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                             (123,176)
-----------------------------------------------------------------------------------------------------

TOTAL COMMON STOCK EQUITY                         1,156,193
=====================================================================================================


* Confidential treatment requested

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-3N (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                               Consolidating   F-3N
Year Ended December 31, 2004($ in thousands)      PRI   WCE   WLC   Combined      Entries      Total
----------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year                       *     *     *        *            *           *
     Common stock issuance
     Long-term incentive plan stock issuance
     Employee stock purchase plan stock issuance
     Common stock retired
----------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
----------------------------------------------------------------------------------------------------
ADDITIONAL PAID IN CAPITAL
Balance at beginning of year
     Common stock issuance
     Long-term incentive plan stock issuance
     Employee stock purchase plan stock issuance
     Recapitalization -
         Capital contributions
     Treasury stock acquired
----------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
----------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance at beginning of year
     Net income (loss)
     Cash dividends -
         NI
         Subsidiaries (to parent)
     Other
----------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
----------------------------------------------------------------------------------------------------
OTHER
Balance at beginning of year
     Long-term Incentive Plan
     Amortization of Unearned Compensation
----------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
----------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of year
     Other Comprehensive Income, net of tax
         Unrealized
         Realized
     Gain/Loss on foreign currency translation
         Unrealized
     Net unrealized gains on derivatives qualifying
         as cash flow hedges
     Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR
----------------------------------------------------------------------------------------------------
TOTAL COMMON STOCK EQUITY
----------------------------------------------------------------------------------------------------

*Confidential treatment requested

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4 (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                            F-4     F-4     F-4              Consolidating   F-4
Year Ended December 31, 2004 ($ in thousands)              Page 2  Page 3  Page 4  Combined     Entries     Total
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net income                                               *       *      *        *           *           436,315
     Adjustments to reconcile net income to net cash:
         Depreciation, depletion and amortization                                                             509,686
         Net changes in price risk management activities                                                       16,346
         Deferred income taxes and investment tax credits                                                      97,459
         Deferred revenue                                                                                     (22,305)
         Amortization of unearned compensation                                                                  8,013
         Loss (Gain) on sale of assets                                                                         (3,109)
         Loss (Income) from change in accounting                                                                    -
         Earnings in subsidiaries                                                                                   -
         Dividends received from subsidiaries                                                                       -
         Loss (Income) from unconsolidated affiliates                                                            (887)
         Loss (Gain) on sale of discontinued assets                                                                23
         Loss (Income) from discontinued operations                                                            (6,091)
         Amortization of discount/premium on debt                                                              21,571
         Other                                                                                                 (2,339)
     Changes in assets/liabilities:
         Restricted cash                                                                                      (33,550)
         Accounts receivable and unbilled revenue                                                             (91,957)
         Inventories                                                                                          (23,088)
         Accounts payable                                                                                     153,253
         Customer deposits                                                                                      6,729
         Taxes accrued                                                                                        (57,820)
         Interest accrued                                                                                       1,659
         (Under) Overrecovered gas and fuel costs                                                            (104,337)
         Exchange gas receivable/payable                                                                       93,322
         Prepayments and other current assets                                                                   4,241
         Other accruals                                                                                        11,396
         Regulatory assets/liabilities                                                                         18,579
         Postretirement and postemployment benefits                                                            35,387
         Deferred credits                                                                                     (14,343)
         Deferred charges and other noncurrent assets                                                         (36,251)
         Other noncurrent liabilities                                                                           2,655
---------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                                                                         1,020,557
NET CASH FROM DISCONTINUED OPERATIONS                                                                           2,200
---------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                                                                          1,022,757
---------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
         Capital expenditures                                                                                (516,973)
         Proceeds from disposition of assets                                                                    7,064
         Other investing activities                                                                            (9,155)
---------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                                                                           (519,064)
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
         Issuance of long-term debt                                                                           450,002
         Retirement of long-term debt                                                                        (486,551)
         Change in short-term debt                                                                           (377,895)
         Change in intercompany notes receivable                                                                    -
         Change in intercompany notes payable                                                                       -
         Retirement of preferred shares                                                                             -
         Issuance of common stock and capital contributed                                                     160,787
         Acquisition of treasury stock                                                                         (4,146)
         Dividends paid - common shares                                                                      (243,051)
---------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                                                                           (500,854)
---------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                                2,839
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                               27,284
---------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                                     30,123
---------------------------------------------------------------------------------------------------------------------

*Confidential treatment requested

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4 (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                         F-4 Page 2
Year Ended December 31, 2004 ($ in thousands)               NSI      BSG       CEG      EIN   GSG   IWR    Total
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                               *        *      407,425     *     *     *       *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                               169,303
      Net changes in price risk management activities                         (7,680)
      Deferred income taxes and investment tax credits                       109,808
      Deferred revenue                                                       (22,366)
      Amortization of unearned compensation                                      636
      Loss (Gain) on sale of assets                                            1,211
      Loss (Income) from change in accounting                                      -
      Earnings in subsidiaries                                                     -
      Dividends received from subsidiaries                                         -
      Loss (Income) from unconsolidated affiliates                                (4)
      Loss (Gain) on sale of discontinued assets                              (1,619)
      Loss (Income) from discontinued operations                              (2,145)
      Amortization of discount/premium on debt                                    32
      Other                                                                   (1,488)
    Changes in assets/liabilities:
      Restricted cash                                                         (1,808)
      Accounts receivable and unbilled revenue                                 1,274
      Inventories                                                            (34,273)
      Accounts payable                                                        85,641
      Customer deposits                                                        1,336
      Taxes accrued                                                          (13,475)
      Interest accrued                                                        (2,224)
      (Under) Overrecovered gas and fuel costs                               (76,376)
      Exchange gas receivable/payable                                        101,775
      Prepayments and other current assets                                       440
      Other accruals                                                           1,833
      Regulatory assets/liabilities                                           17,879
      Postretirement and postemployment benefits                              (7,546)
      Deferred credits                                                        (1,313)
      Deferred charges and other noncurrent assets                           (29,841)
      Other noncurrent liabilities                                               401
-------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                                          696,836
NET CASH FROM DISCONTINUED OPERATIONS                                              -
-------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                                           696,836
-------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                                  (254,116)
      Proceeds from disposition of assets                                      3,449
      Other investing activities                                             (11,586)
-------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                                          (262,253)
-------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                                   2
      Retirement of long-term debt                                               (21)
      Change in short-term debt                                                  105
      Change in intercompany notes receivable                                    (38)
      Change in intercompany notes payable                                      (335)
      Retirement of preferred shares                                               -
      Issuance of common stock and capital contributed                             -
      Acquisition of treasury stock                                                -
      Dividends paid - common shares                                         (50,019)
-------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                                           (50,306)
-------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             384,277
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              69,882
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   454,159
-------------------------------------------------------------------------------------------------------------------

*Confidential treatment requested

ITEM 10.    FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4 (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                F-4 Page 3
Year Ended December 31, 2004 ($ in thousands)                     KGL   NES   NCM      NCS        NDC   NET       Total
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                  3,044    *     *            -      *     *          *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                  1,745                   7,163
      Net changes in price risk management activities             895                       -
      Deferred income taxes and investment tax credits           (144)                   (212)
      Deferred revenue                                              -                       -
      Amortization of unearned compensation                         -                   6,214
      Loss (Gain) on sale of assets                                 -                       -
      Loss (Income) from change in accounting                       -                       -
      Earnings in subsidiaries                                      -                       -
      Dividends received from subsidiaries                          -                       -
      Loss (Income) from unconsolidated affiliates                  -                       -
      Loss (Gain) on sale of discontinued assets                    -                       -
      Loss (Income) from discontinued operations                    -                       -
      Amortization of discount/premium on debt                      -                       -
      Other                                                         -                       -
    Changes in assets/liabilities:
      Restricted cash                                               -                       -
      Accounts receivable and unbilled revenue                 (1,655)                 10,473
      Inventories                                                (183)                      -
      Accounts payable                                          2,715                  (8,800)
      Customer deposits                                            62                       -
      Taxes accrued                                             1,493                  (5,145)
      Interest accrued                                             12                       -
      (Under) Overrecovered gas and fuel costs                  1,337                       -
      Exchange gas receivable/payable                               -                       -
      Prepayments and other current assets                         (4)                  1,101
      Other accruals                                              182                 (12,407)
      Regulatory assets/liabilities                            (1,698)                      -
      Postretirement and postemployment benefits                  431                  13,682
      Deferred credits                                              -                       -
      Deferred charges and other noncurrent assets               (193)                (10,873)
      Other noncurrent liabilities                               (145)                 (4,831)
--------------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                             7,894                  (3,635)
NET CASH FROM DISCONTINUED OPERATIONS                               -                       -
--------------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                              7,894                  (3,635)
--------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                     (1,942)                 (8,286)
      Proceeds from disposition of assets                           -                       -
      Other investing activities                                    -                       -
--------------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                             (1,942)                 (8,286)
--------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                    -                       -
      Retirement of long-term debt                                  -                       -
      Change in short-term debt                                     -                       -
      Change in intercompany notes receivable                  (3,554)                      -
      Change in intercompany notes payable                          -                  12,366
      Retirement of preferred shares                                -                       -
      Issuance of common stock and capital contributed              -                       -
      Acquisition of treasury stock                                 -                       -
      Dividends paid - common shares                                -                    (665)
--------------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                             (3,554)                 11,701
--------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                2,398                    (220)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                  496                   2,215
--------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      2,894                   1,995
--------------------------------------------------------------------------------------------------------------------------

*Confidential treatment requested

ITEM 10.    FINANCIAL STATEMENTS AND EXHIBITS (continued)           F-4 (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                               F-4 Page 4
Year Ended December 31, 2004 ($ in thousands)              NFC   NRS   NIF      NIP      PRI     Total
---------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                              *     *     *        *        *        *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
      Other
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
---------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
---------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
---------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
---------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
---------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
---------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
---------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
---------------------------------------------------------------------------------------------------------

*Confidential treatment requested

ITEM 10.    FINANCIAL STATEMENTS AND EXHIBITS (continued)          F-4A (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     BAY STATE GAS COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                  Consolidating   F-4A
Year Ended December 31, 2004 ($ in thousands)                BSG     BGP     NUI      Combined       Entries      Total
-----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                              22,840    *      3,901        *             *           *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization              39,163           9,270
      Net changes in price risk management activities            -               -
      Deferred income taxes and investment tax credits         233            (463)
      Deferred revenue                                        (495)              -
      Amortization of unearned compensation                     20               -
      Loss (Gain) on sale of assets                              -               -
      Loss (Income) from change in accounting                    -               -
      Earnings in subsidiaries                              (3,903)              -
      Dividends received from subsidiaries                   1,230               -
      Loss (Income) from unconsolidated affiliates               -               -
      Loss (Gain) on sale of discontinued assets                 -               -
      Loss (Income) from discontinued operations                 -               -
      Amortization of discount/premium on debt                 952              73
      Other                                                    (45)            (13)
    Changes in assets/liabilities:
      Restricted cash                                            -            (237)
      Accounts receivable and unbilled revenue             (24,986)          1,045
      Inventories                                           (7,359)           (350)
      Accounts payable                                      13,779             450
      Customer deposits                                       (103)            174
      Taxes accrued                                        (17,015)         (1,197)
      Interest accrued                                        (322)            (19)
      (Under) Overrecovered gas and fuel costs             (11,751)          1,310
      Exchange gas receivable/payable                       (2,368)           (872)
      Prepayments and other current assets                      77            (284)
      Other accruals                                         2,239           4,181
      Regulatory assets/liabilities                         (5,715)          1,086
      Postretirement and postemployment benefits             3,079             154
      Deferred credits                                           -               -
      Deferred charges and other noncurrent assets           4,036            (971)
      Other noncurrent liabilities                          (1,764)         (3,074)
-----------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                         11,822          14,164
NET CASH FROM DISCONTINUED OPERATIONS                            -               -
-----------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                          11,822          14,164
-----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                 (37,407)         (9,991)
      Proceeds from disposition of assets                        -               -
      Other investing activities                                 -               -
-----------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                         (37,407)         (9,991)
-----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                 -               -
      Retirement of long-term debt                         (10,000)           (833)
      Change in short-term debt                                  -               -
      Change in intercompany notes receivable                    -               -
      Change in intercompany notes payable                  34,948          (2,053)
      Retirement of preferred shares                             -               -
      Issuance of common stock and capital contributed           -               -
      Acquisition of treasury stock                              -               -
      Dividends paid - common shares                             -          (1,230)
-----------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                          24,948          (4,116)
-----------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (637)             57
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             1,522             275
-----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                     885             332
-----------------------------------------------------------------------------------------------------------------------

*Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-4B (1 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                          F-4B    F-4B    F-4B             Consolidating    F-4B
Year Ended December 31, 2004 ($ in thousands)            Page 2  Page 3  Page 4  Combined     Entries       Total
------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                              *       *       *        *           *         407,425
    Adjustments to reconcile net income to net cash:
       Depreciation, depletion and amortization                                                            169,303
       Net changes in price risk management activities                                                      (7,680)
       Deferred income taxes and investment tax credits                                                    109,808
       Deferred revenue                                                                                    (22,366)
       Amortization of unearned compensation                                                                   636
       Loss (Gain) on sale of assets                                                                         1,211
       Loss (Income) from change in accounting                                                                   -
       Earnings in subsidiaries                                                                                  -
       Dividends received from subsidiaries                                                                      -
       Loss (Income) from unconsolidated affiliates                                                             (4)
       Loss (Gain) on sale of discontinued assets                                                           (1,619)
       Loss (Income) from discontinued operations                                                           (2,145)
       Amortization of discount/premium on debt                                                                 32
       Other                                                                                                (1,488)
    Changes in assets/liabilities:
       Restricted cash                                                                                      (1,808)
       Accounts receivable and unbilled revenue                                                              1,274
       Inventories                                                                                         (34,273)
       Accounts payable                                                                                     85,641
       Customer deposits                                                                                     1,336
       Taxes accrued                                                                                       (13,475)
       Interest accrued                                                                                     (2,224)
       (Under) Overrecovered gas and fuel costs                                                            (76,376)
       Exchange gas receivable/payable                                                                     101,775
       Prepayments and other current assets                                                                    440
       Other accruals                                                                                        1,833
       Regulatory assets/liabilities                                                                        17,879
       Postretirement and postemployment benefits                                                           (7,546)
       Deferred credits                                                                                     (1,313)
       Deferred charges and other noncurrent assets                                                        (29,841)
       Other noncurrent liabilities                                                                            401
------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                                                                        696,836
NET CASH FROM DISCONTINUED OPERATIONS                                                                            -
------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                                                                         696,836
------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
       Capital expenditures                                                                               (254,116)
       Proceeds from disposition of assets                                                                   3,449
       Other investing activities                                                                          (11,586)
------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                                                                        (262,253)
------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
       Issuance of long-term debt                                                                                2
       Retirement of long-term debt                                                                            (21)
       Change in short-term debt                                                                               105
       Change in intercompany notes receivable                                                                 (38)
       Change in intercompany notes payable                                                                   (335)
       Retirement of preferred shares                                                                            -
       Issuance of common stock and capital contributed                                                          -
       Acquisition of treasury stock                                                                             -
       Dividends paid - common shares                                                                      (50,019)
------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                                                                         (50,306)
------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                           384,277
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                            69,882
------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                                 454,159
------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4B  (2 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                       F-4B Page 2
Year Ended December 31, 2004 ($ in thousands)            CEG  CAR  CAA  CAT  CDW  CES     Total
--------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                            *    *    *    *    *    *        *
    Adjustments to reconcile net income to net cash:
       Depreciation, depletion and amortization
       Net changes in price risk management activities
       Deferred income taxes and investment tax credits
       Deferred revenue
       Amortization of unearned compensation
       Loss (Gain) on sale of assets
       Loss (Income) from change in accounting
       Earnings in subsidiaries
       Dividends received from subsidiaries
       Loss (Income) from unconsolidated affiliates
       Loss (Gain) on sale of discontinued assets
       Loss (Income) from discontinued operations
       Amortization of discount/premium on debt
       Other
    Changes in assets/liabilities:
       Restricted cash
       Accounts receivable and unbilled revenue
       Inventories
       Accounts payable
       Customer deposits
       Taxes accrued
       Interest accrued
       (Under) Overrecovered gas and fuel costs
       Exchange gas receivable/payable
       Prepayments and other current assets
       Other accruals
       Regulatory assets/liabilities
       Postretirement and postemployment benefits
       Deferred credits
       Deferred charges and other noncurrent assets
       Other noncurrent liabilities
--------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
--------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
--------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
       Capital expenditures
       Proceeds from disposition of assets
       Other investing activities
--------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
--------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
       Issuance of long-term debt
       Retirement of long-term debt
       Change in short-term debt
       Change in intercompany notes receivable
       Change in intercompany notes payable
       Retirement of preferred shares
       Issuance of common stock and capital contributed
       Acquisition of treasury stock
       Dividends paid - common shares
--------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
--------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
--------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
--------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-4B (3 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                F-4B Page 3
Year Ended December 31, 2004 ($ in thousands)              CKY     CMD       COH      CPA      CVA       TCO      Total
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Adjustments to reconcile net income to net cash:
       Depreciation, depletion and amortization            5,094   2,553       *     16,703   15,923    89,287    145,618
       Net changes in price risk management activities      (387)      -               (191)       -         -      1,569
       Deferred income taxes and investment tax credits      274   2,275             19,402    4,897    32,492    103,278
       Deferred revenue                                        -       -                  -        -         -          -
       Amortization of unearned compensation                   -       -                 18       13       545        599
       Loss (Gain) on sale of assets                           -       -                  -        -     1,196      1,196
       Loss (Income) from change in accounting                 -       -                  -        -         -          -
       Earnings in subsidiaries                                -       -                  -        -         -          -
       Dividends received from subsidiaries                    -       -                  -        -         -          -
       Loss (Income) from unconsolidated affiliates            -       -                  -        -        (4)        (4)
       Loss (Gain) on sale of discontinued assets              -       -                  -        -         -          -
       Loss (Income) from discontinued operations              -       -                  -        -         -          -
       Amortization of discount/premium on debt                -       -                  -        -        25         25
       Other                                                 (67)   (128)              (183)       -      (503)    (1,453)
    Changes in assets/liabilities:
       Restricted cash                                         -       -               (662)       -         -       (662)
       Accounts receivable and unbilled revenue           (3,708)    384             (5,863)  (7,503)   (4,109)   (28,050)
       Inventories                                          (770)    798             (7,434)   1,112     2,928    (34,334)
       Accounts payable                                    5,389     293             33,796    7,731     2,421    111,644
       Customer deposits                                     266     112                524      974         -      1,336
       Taxes accrued                                      (5,281) (1,351)             3,179   (8,876)   12,683     17,615
       Interest accrued                                        8       1                  3       11         -        123
       (Under) Overrecovered gas and fuel costs            5,054    (731)           (22,101)   2,419         -    (76,376)
       Exchange gas receivable/payable                     2,786     484             17,793     (880)    1,647    101,435
       Prepayments and other current assets                 (129)   (133)              (226)    (234)     (394)    (1,034)
       Other accruals                                      1,851    (493)              (189)     322    (2,253)     7,500
       Regulatory assets/liabilities                       2,342     451              2,247    4,238     8,432     17,742
       Postretirement and postemployment benefits            423    (217)            (2,015)    (464)    4,716     (4,702)
       Deferred credits                                        -       -                  -        -       529        529
       Deferred charges and other noncurrent assets         (547)    (69)              (863)  (7,061)   (6,194)   (20,202)
       Other noncurrent liabilities                        3,955      72             (3,442)   2,298    (1,185)     1,148
---------------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                       24,813   7,490             87,304   41,729   324,653    714,223
NET CASH FROM DISCONTINUED OPERATIONS                          -       -                  -        -         -          -
---------------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                        24,813   7,490             87,304   41,729   324,653    714,223
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
       Capital expenditures                               (7,341) (3,242)           (34,094) (20,606) (115,437)  (242,318)
       Proceeds from disposition of assets                     -       -                  -        -     3,449      3,449
       Other investing activities                              -       -                  -        -    (2,078)    (2,078)
---------------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                        (7,341) (3,242)           (34,094) (20,606) (114,066)  (240,947)
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
       Issuance of long-term debt                              -       -                  -        -         2          2
       Retirement of long-term debt                            -       -                  -        -       (21)       (21)
       Change in short-term debt                               -       -                  -        -         -          -
       Change in intercompany notes receivable            (4,823)  1,185                  -        -   (96,209)  (100,026)
       Change in intercompany notes payable               (4,020)      -            (36,642)  (1,457) (114,356)  (225,324)
       Retirement of preferred shares                          -       -                  -        -         -          -
       Issuance of common stock and capital contributed        -       -                  -        -         -          -
       Acquisition of treasury stock                           -       -                  -        -         -          -
       Dividends paid - common shares                     (9,000) (5,650)           (18,500) (20,805)        -   (153,639)
---------------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                       (17,843) (4,465)           (55,142) (22,262) (210,584)  (479,008)
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (371)   (217)            (1,932)  (1,139)        3     (5,732)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             789     337              3,394    1,673        35     12,192
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                   418     120              1,462      534        38      6,460
---------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-4B (4 of 4)

                         NISOURCE INC. AND SUBSIDIARIES
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                 F-4B Page 4
Year Ended December 31, 2004 ($ in thousands)              CGT    CNS  REM  NIC     Total
--------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                            22,169   *    *    *        *
    Adjustments to reconcile net income to net cash:
       Depreciation, depletion and amortization           23,191
       Net changes in price risk management activities         -
       Deferred income taxes and investment tax credits    2,824
       Deferred revenue                                        -
       Amortization of unearned compensation                  39
       Loss (Gain) on sale of assets                           -
       Loss (Income) from change in accounting                 -
       Earnings in subsidiaries                                -
       Dividends received from subsidiaries                    -
       Loss (Income) from unconsolidated affiliates            -
       Loss (Gain) on sale of discontinued assets              -
       Loss (Income) from discontinued operations              -
       Amortization of discount/premium on debt                -
       Other                                                 (35)
    Changes in assets/liabilities:
       Restricted cash                                         -
       Accounts receivable and unbilled revenue            2,747
       Inventories                                            61
       Accounts payable                                     (170)
       Customer deposits                                       -
       Taxes accrued                                         854
       Interest accrued                                      (17)
       (Under) Overrecovered gas and fuel costs                -
       Exchange gas receivable/payable                       340
       Prepayments and other current assets                   54
       Other accruals                                     (2,581)
       Regulatory assets/liabilities                          82
       Postretirement and postemployment benefits            622
       Deferred credits                                       39
       Deferred charges and other noncurrent assets          432
       Other noncurrent liabilities                         (791)
--------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                       49,860
NET CASH FROM DISCONTINUED OPERATIONS                          -
--------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                        49,860
--------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
       Capital expenditures                              (11,536)
       Proceeds from disposition of assets                     -
       Other investing activities                              -
--------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                       (11,536)
--------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
       Issuance of long-term debt                              -
       Retirement of long-term debt                            -
       Change in short-term debt                               -
       Change in intercompany notes receivable           (27,644)
       Change in intercompany notes payable              (10,673)
       Retirement of preferred shares                          -
       Issuance of common stock and capital contributed        -
       Acquisition of treasury stock                           -
       Dividends paid - common shares                          -
--------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                       (38,317)
--------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               7
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD               3
--------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                    10
--------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-4C (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                 COLUMBIA GAS OF KENTUCKY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                         Consolidating      F-4C
Year Ended December 31, 2004 ($ in thousands)              CKY      CKT      Combined       Entries         Total
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                             8,260     -         8,260           -            8,260
    Adjustments to reconcile net income to net cash:
       Depreciation, depletion and amortization            5,094     -         5,094           -            5,094
       Net changes in price risk management activities      (387)    -          (387)          -             (387)
       Deferred income taxes and investment tax credits      274     -           274           -              274
       Deferred revenue                                        -     -             -           -                -
       Amortization of unearned compensation                   -     -             -           -                -
       Loss (Gain) on sale of assets                           -     -             -           -                -
       Loss (Income) from change in accounting                 -     -             -           -                -
       Earnings in subsidiaries                                -     -             -           -                -
       Dividends received from subsidiaries                    -     -             -           -                -
       Loss (Income) from unconsolidated affiliates            -     -             -           -                -
       Loss (Gain) on sale of discontinued assets              -     -             -           -                -
       Loss (Income) from discontinued operations              -     -             -           -                -
       Amortization of discount/premium on debt                -     -             -           -                -
       Other                                                 (67)    -           (67)          -              (67)
    Changes in assets/liabilities:
       Restricted cash                                         -     -             -           -                -
       Accounts receivable and unbilled revenue           (3,708)    -        (3,708)          -           (3,708)
       Inventories                                          (770)    -          (770)          -             (770)
       Accounts payable                                    5,389     -         5,389           -            5,389
       Customer deposits                                     266     -           266           -              266
       Taxes accrued                                      (5,281)    -         5,281           -            5,281
       Interest accrued                                        8     -             8           -                8
       (Under) Overrecovered gas and fuel costs            5,054     -         5,054           -            5,054
       Exchange gas receivable/payable                     2,786     -         2,786           -            2,876
       Prepayments and other current assets                 (129)    -          (129)          -             (129)
       Other accruals                                      1,851     -         1,851           -            1,851
       Regulatory assets/liabilities                       2,342     -         2,342           -            2,342
       Postretirement and postemployment benefits            423     -           423           -              423
       Deferred credits                                        -     -             -           -                -
       Deferred charges and other noncurrent assets         (547)    -          (547)          -             (547)
       Other noncurrent liabilities                        3,955     -         3,955           -            3,955
-----------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                       24,813     -        24,813           -           24,813
NET CASH FROM DISCONTINUED OPERATIONS                          -     -             -           -                -
-----------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                        24,813     -        24,813           -           24,813
-----------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
       Capital expenditures                               (7,341)    -        (7,341)          -           (7,341)
       Proceeds from disposition of assets                     -     -             -           -                -
       Other investing activities                              -     -             -           -                -
-----------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                        (7,341)    -        (7,341)          -           (7,341)
-----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
       Issuance of long-term debt                              -     -             -           -                -
       Retirement of long-term debt                            -     -             -           -                -
       Change in short-term debt                               -     -             -           -                -
       Change in intercompany notes receivable            (4,823)    -        (4,823)          -           (4,823)
       Change in intercompany notes payable               (4,020)    -        (4,020)          -           (4,020)
       Retirement of preferred shares                          -     -             -           -                -
       Issuance of common stock and capital contributed        -     -             -           -                -
       Acquisition of treasury stock                           -     -             -           -                -
       Dividends paid - common shares                     (9,000)    -        (9,000)          -           (9,000)
-----------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                       (17,843)    -       (17,843)          -          (17,843)
-----------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (371)    -          (371)          -             (371)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             789     -           789           -              789
-----------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                   418     -           418           -              418
-----------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-4D (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                   COLUMBIA GAS OF OHIO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                   Consolidating  F-4D
Year Ended December 31, 2004 ($ in thousands)                COH    COR  Combined     Entries     Total
-------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES                                        *        *       *           *          *
    Net income                                           112,223
    Adjustments to reconcile net income to net cash:
       Depreciation, depletion and amortization           16,058
       Net changes in price risk management activities     2,147
       Deferred income taxes and investment tax credits   43,938
       Deferred revenue                                        -
       Amortization of unearned compensation                  23
       Loss (Gain) on sale of assets                           -
       Loss (Income) from change in accounting                 -
       Earnings in subsidiaries                              (70)
       Dividends received from subsidiaries                    -
       Loss (Income) from unconsolidated affiliates            -
       Loss (Gain) on sale of discontinued assets              -
       Loss (Income) from discontinued operations              -
       Amortization of discount/premium on debt                -
       Other                                                (572)
    Changes in assets/liabilities:
       Restricted cash                                         -
       Accounts receivable and unbilled revenue          152,383
       Inventories                                       (30,968)
       Accounts payable                                   62,064
       Customer deposits                                    (540)
       Taxes accrued                                      17,146
       Interest accrued                                      100
       (Under) Overrecovered gas and fuel costs          (61,017)
       Exchange gas receivable/payable                    79,605
       Prepayments and other current assets                   82
       Other accruals                                      8,262
       Regulatory assets/liabilities                          32
       Postretirement and postemployment benefits         (7,145)
       Deferred credits                                        -
       Deferred charges and other noncurrent assets       (5,468)
       Other noncurrent liabilities                         (550)
------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                      387,733
NET CASH FROM DISCONTINUED OPERATIONS                          -
------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                       387,733
------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
       Capital expenditures                              (61,598)
       Proceeds from disposition of assets                     -
       Other investing activities                        (25,001)
------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                       (86,599)
------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
       Issuance of long-term debt                              -
       Retirement of long-term debt                            -
       Change in short-term debt                               -
       Change in intercompany notes receivable          (134,677)
       Change in intercompany notes payable              (68,849)
       Retirement of preferred shares                          -
       Issuance of common stock and capital contributed        -
       Acquisition of treasury stock                           -
       Dividends paid - common shares                    (99,684)
------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                      (303,210)
------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          (2,076)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD           5,964
------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                 3,888
------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-4E (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
            COLUMBIA GAS OF TRANSMISSION CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                          Consolidating     F-4E
Year Ended December 31, 2004 ($ in thousands)                      TCO   CHC   Combined      Entries        Total
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                 182,394    --    182,394           --      182,394
    Adjustments to reconcile net income to net cash:
       Depreciation, depletion and amortization                 89,287    --     89,287           --       89,287
       Net changes in price risk management activities              --    --         --           --           --
       Deferred income taxes and investment tax credits         32,492    --     32,492           --       32,492
       Deferred revenue                                             --    --         --           --           --
       Amortization of unearned compensation                       545    --        545           --          545
       Loss (Gain) on sale of assets                             1,196    --      1,196           --        1,196
       Loss (Income) from change in accounting                      --    --         --           --           --
       Earnings in subsidiaries                                     --    --         --           --           --
       Dividends received from subsidiaries                         --    --         --           --           --
       Loss (Income) from unconsolidated affiliates                 (4)   --         (4)          --           (4)
       Loss (Gain) on sale of discontinued assets                   --    --         --           --           --
       Loss (Income) from discontinued operations                   --    --         --           --           --
       Amortization of discount/premium on debt                     25    --         25           --           25
       Other                                                      (503)   --       (503)          --         (503)
    Changes in assets/liabilities:
       Restricted cash                                              --    --         --           --           --
       Accounts receivable and unbilled revenue                 (4,109)   --     (4,109)          --       (4,109)
       Inventories                                               2,928    --      2,928           --        2,928
       Accounts payable                                          2,421    --      2,421           --        2,421
       Customer deposits                                            --    --         --           --           --
       Taxes accrued                                            12,683    --     12,683           --       12,683
       Interest accrued                                             --    --         --           --           --
       (Under) Overrecovered gas and fuel costs                     --    --         --           --           --
       Exchange gas receivable/payable                           1,647    --      1,647           --        1,647
       Prepayments and other current assets                       (394)   --       (394)          --         (394)
       Other accruals                                           (2,253)   --     (2,253)          --       (2,253)
       Regulatory assets/liabilities                             8,432    --      8,432           --        8,432
       Postretirement and postemployment benefits                4,716    --      4,716           --        4,716
       Deferred credits                                            529    --        529           --          529
       Deferred charges and other noncurrent assets             (6,194)   --     (6,194)          --       (6,194)
       Other noncurrent liabilities                             (1,185)   --     (1,185)          --       (1,185)
-----------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                            324,653    --    324,653           --      324,653
NET CASH FROM DISCONTINUED OPERATIONS                               --    --         --           --           --
-----------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                             324,653    --    324,653           --      324,653
-----------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
       Capital expenditures                                   (115,437)   --   (115,437)          --     (115,437)
       Proceeds from disposition of assets                       3,449    --      3,449           --        3,449
       Other investing activities                               (2,078)   --     (2,078)          --       (2,078)
-----------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                            (114,066)   --   (114,066)          --     (114,066)
-----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
       Issuance of long-term debt                                    2    --          2           --            2
       Retirement of long-term debt                                (21)   --        (21)          --          (21)
       Change in short-term debt                                    --    --         --           --           --
       Change in intercompany notes receivable                 (96,209)   --    (96,209)          --      (96,209)
       Change in intercompany notes payable                   (114,356)   --   (114,356)          --     (114,356)
       Retirement of preferred shares                               --    --         --           --           --
       Issuance of common stock and capital contributed             --    --         --           --           --
       Acquisition of treasury stock                                --    --         --           --           --
       Dividends paid - common shares                               --    --         --           --           --
-----------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                            (210,584)   --   (210,584)          --     (210,584)
-----------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     3    --          3           --            3
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                    35    --         35           --           35
-----------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          38    --         38           --           38
-----------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-4F (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
             COLUMBIA NETWORK SERVICES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                             Consolidating  F-4F
Year Ended December 31, 2004 ($ in thousands)            CNS  CMC  Combined     Entries     Total
-------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES                                      *    *       *           *          *
    Net income
    Adjustments to reconcile net income to net cash:
       Depreciation, depletion and amortization
       Net changes in price risk management activities
       Deferred income taxes and investment tax credits
       Deferred revenue
       Amortization of unearned compensation
       Loss (Gain) on sale of assets
       Loss (Income) from change in accounting
       Earnings in subsidiaries
       Dividends received from subsidiaries
       Loss (Income) from unconsolidated affiliates
       Loss (Gain) on sale of discontinued assets
       Loss (Income) from discontinued operations
       Amortization of discount/premium on debt
       Other
    Changes in assets/liabilities:
       Restricted cash
       Accounts receivable and unbilled revenue
       Inventories
       Accounts payable
       Customer deposits
       Taxes accrued
       Interest accrued
       (Under) Overrecovered gas and fuel costs
       Exchange gas receivable/payable
       Prepayments and other current assets
       Other accruals
       Regulatory assets/liabilities
       Postretirement and postemployment benefits
       Deferred credits
       Deferred charges and other noncurrent assets
       Other noncurrent liabilities
-------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
-------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
-------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
       Capital expenditures
       Proceeds from disposition of assets
       Other investing activities
-------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
-------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
       Issuance of long-term debt
       Retirement of long-term debt
       Change in short-term debt
       Change in intercompany notes receivable
       Change in intercompany notes payable
       Retirement of preferred shares
       Issuance of common stock and capital contributed
       Acquisition of treasury stock
       Dividends paid - common shares
-------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
-------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
-------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
-------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (continued)             F-4G (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGYUSA,INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                          F-4G                       Consolidating  F-4G
Year Ended December 31, 2004 ($ in thousands)            Page 2  EIN  ECE  Combined     Entries     Total
---------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES                                       *      *    *       *           *          *
    Net income
    Adjustments to reconcile net income to net cash:
       Depreciation, depletion and amortization
       Net changes in price risk management activities
       Deferred income taxes and investment tax credits
       Deferred revenue
       Amortization of unearned compensation
       Loss (Gain) on sale of assets
       Loss (Income) from change in accounting
       Earnings in subsidiaries
       Dividends received from subsidiaries
       Loss (Income) from unconsolidated affiliates
       Loss (Gain) on sale of discontinued assets
       Loss (Income) from discontinued operations
       Amortization of discount/premium on debt
       Other
    Changes in assets/liabilities:
       Restricted cash
       Accounts receivable and unbilled revenue
       Inventories
       Accounts payable
       Customer deposits
       Taxes accrued
       Interest accrued
       (Under) Overrecovered gas and fuel costs
       Exchange gas receivable/payable
       Prepayments and other current assets
       Other accruals
       Regulatory assets/liabilities
       Postretirement and postemployment benefits
       Deferred credits
       Deferred charges and other noncurrent assets
       Other noncurrent liabilities
---------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
---------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
---------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
       Capital expenditures
       Proceeds from disposition of assets
       Other investing activities
---------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
---------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
       Issuance of long-term debt
       Retirement of long-term debt
       Change in short-term debt
       Change in intercompany notes receivable
       Change in intercompany notes payable
       Retirement of preferred shares
       Issuance of common stock and capital contributed
       Acquisition of treasury stock
       Dividends paid - common shares
---------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
---------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
---------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
---------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM  10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4G (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                        ENERGY USA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                  F-4G Page 2
Year Ended December 31, 2004 ($ in thousands)             EUS        ETP        NST        NFU          NTX          Total
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                             *          *          *          *            *             *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
      Other
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
-----------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM  10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4H (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                          F-4H                                       Consolidating      F-4H
Year Ended December 31, 2004 ($ in thousands)            Page 2      IWR        HWC      Combined       Entries         Total
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                              *         *          *           *             *              *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
      Other
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
-----------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM  10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4H (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
                   IWC RESOURCES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                  F-4H Page 2
Year Ended December 31, 2004 ($ in thousands)             IWC        IRA        IWM        LWC          DWC          Total
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                             *          *          *          *            *             *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
      Other
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
-----------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM  10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4I (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                    NI ENERGY SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                     Consolidating     F-4I
Year Ended December 31, 2004 ($ in thousands)              NES       NCP       NPM      Combined        Entries        Total
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                              *       1,659       *           *              *             *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                        858
      Net changes in price risk management activities                   -
      Deferred income taxes and investment tax credits                835
      Deferred revenue                                                448
      Amortization of unearned compensation                             -
      Loss (Gain) on sale of assets                                     -
      Loss (Income) from change in accounting                           -
      Earnings in subsidiaries                                          -
      Dividends received from subsidiaries                              -
      Loss (Income) from unconsolidated affiliates                      -
      Loss (Gain) on sale of discontinued assets                        -
      Loss (Income) from discontinued operations                        -
      Amortization of discount/premium on debt                          -
      Other                                                             -
    Changes in assets/liabilities:
      Restricted cash                                                   -
      Accounts receivable and unbilled revenue                       (401)
      Inventories                                                       -
      Accounts payable                                                 99
      Customer deposits                                                 -
      Taxes accrued                                                  (455)
      Interest accrued                                                  -
      (Under) Overrecovered gas and fuel costs                          -
      Exchange gas receivable/payable                                (723)
      Prepayments and other current assets                             (3)
      Other accruals                                                  (13)
      Regulatory assets/liabilities                                    (5)
      Postretirement and postemployment benefits                        -
      Deferred credits                                               (336)
      Deferred charges and other noncurrent assets                      -
      Other noncurrent liabilities                                      -
----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                                 1,963
NET CASH FROM DISCONTINUED OPERATIONS                                   -
----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                                  1,963
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                         (1,638)
      Proceeds from disposition of assets                               -
      Other investing activities                                        -
----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                                 (1,638)
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                        -
      Retirement of long-term debt                                      -
      Change in short-term debt                                         -
      Change in intercompany notes receivable                           -
      Change in intercompany notes payable                           (325)
      Retirement of preferred shares                                    -
      Issuance of common stock and capital contributed                  -
      Acquisition of treasury stock                                     -
      Dividends paid - common shares                                    -
----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                                   (325)
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        -
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                        -
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                              -
----------------------------------------------------------------------------------------------------------------------------
      Acquisition of treasury stock                                     -
      Dividends paid - common shares                                  (48)
----------------------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                   (373)
----------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                     (698)
Cash and cash equivalents at beginning of period                       30
CASH AND CASH EQUIVALENTS AT END OF PERIOD                           (668)
----------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM  10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4J (1 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                          F-4J                                        Consolidating     F-4J
Year Ended December 31, 2004 ($ in thousands)            Page 2      NDC       CPM      Combined         Entries        Total
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                             *          *         *           *               *             *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
      Other
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
-----------------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
-----------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM  10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4J (2 of 2)

                         NISOURCE INC. AND SUBSIDIARIES
               NISOURCE DEVELOPMENT COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                        F-4J Page 2
Year Ended December 31, 2004 ($ in thousands)             JOF        LEL        NDP        SWP             Total
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                             *          *          *          *                *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
      Other
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
-------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
-------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
-------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
-------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
-------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
-------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
-------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
-------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM  10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4K (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                     LAKE ERIE LAND COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                Consolidating        F-4K
Year Ended December 31, 2004 ($ in thousands)             LEL        SCC        Combined           Entries           Total
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                             *          *            *                  *                *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
      Other
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
--------------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
--------------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
--------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
--------------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
--------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
--------------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
--------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
--------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
--------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM  10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4L (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
         NORTHERN INDIANA FUEL AND LIGHT COMPANY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                                 F-4L
Year Ended December 31, 2004 ($ in thousands)                   NIF             NIT           Combined           Total
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                  3,911            *               *                 *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                  1,538
      Net changes in price risk management activities             606
      Deferred income taxes and investment tax credits           (430)
      Deferred revenue                                              -
      Amortization of unearned compensation                         -
      Loss (Gain) on sale of assets                                 -
      Loss (Income) from change in accounting                       -
      Earnings in subsidiaries                                   (361)
      Dividends received from subsidiaries                          -
      Loss (Income) from unconsolidated affiliates                  -
      Loss (Gain) on sale of discontinued assets                    -
      Loss (Income) from discontinued operations                    -
      Amortization of discount/premium on debt                     21
      Other                                                         -
    Changes in assets/liabilities:
      Restricted cash                                               -
      Accounts receivable and unbilled revenue                   (945)
      Inventories                                                (257)
      Accounts payable                                           (707)
      Customer deposits                                            (1)
      Taxes accrued                                             1,114
      Interest accrued                                             (1)
      (Under) Overrecovered gas and fuel costs                  2,165
      Exchange gas receivable/payable                               -
      Prepayments and other current assets                          4
      Other accruals                                               45
      Regulatory assets/liabilities                            (1,405)
      Postretirement and postemployment benefits                  807
      Deferred credits                                           (210)
      Deferred charges and other noncurrent assets              1,928
      Other noncurrent liabilities                               (300)
----------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                             7,522
NET CASH FROM DISCONTINUED OPERATIONS                               -
----------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                              7,522
----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                     (1,607)
      Proceeds from disposition of assets                           -
      Other investing activities                                    -
----------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                             (1,607)
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                    -
      Retirement of long-term debt                                  -
      Change in short-term debt                                     -
      Change in intercompany notes receivable                  (4,196)
      Change in intercompany notes payable                          -
      Retirement of preferred shares                                -
      Issuance of common stock and capital contributed              -
      Acquisition of treasury stock                                 -
      Dividends paid - common shares                                -
----------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                             (4,196)
----------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                1,719
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                  175
----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      1,894
----------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM  10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4M (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
            NORTHERN INDIANA PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                                    Consolidating       F-4M
Year Ended December 31, 2004 ($ in thousands)                   NIP        NRC       Combined          Entries          Total
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                177,582       *            *               *                  *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization                264,482
      Net changes in price risk management activities          11,184
      Deferred income taxes and investment tax credits        (15,340)
      Deferred revenue                                              -
      Amortization of unearned compensation                       186
      Loss (Gain) on sale of assets                            (1,637)
      Loss (Income) from change in accounting                       -
      Earnings in subsidiaries                                   (493)
      Dividends received from subsidiaries                          -
      Loss (Income) from unconsolidated affiliates                  -
      Loss (Gain) on sale of discontinued assets                    -
      Loss (Income) from discontinued operations                    -
      Amortization of discount/premium on debt                  3,718
      Other                                                      (793)
    Changes in assets/liabilities:
      Restricted cash                                         (19,825)
      Accounts receivable and unbilled revenue                 (4,954)
      Inventories                                              21,142
      Accounts payable                                         40,054
      Customer deposits                                         5,296
      Taxes accrued                                            (7,493)
      Interest accrued                                             17
      (Under) Overrecovered gas and fuel costs                (21,022)
      Exchange gas receivable/payable                               -
      Prepayments and other current assets                      7,496
      Other accruals                                           (2,392)
      Regulatory assets/liabilities                             9,877
      Postretirement and postemployment benefits               26,970
      Deferred credits                                          1,285
      Deferred charges and other noncurrent assets               (261)
      Other noncurrent liabilities                            (13,436)
-------------------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS                           481,643
NET CASH FROM DISCONTINUED OPERATIONS                               -
-------------------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES                            481,643
-------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures                                   (212,793)
      Proceeds from disposition of assets                       3,615
      Other investing activities                                    -
-------------------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES                           (209,178)
-------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt                                    -
      Retirement of long-term debt                           (143,050)
      Change in short-term debt                                     -
      Change in intercompany notes receivable                 (41,440)
      Change in intercompany notes payable                    (83,608)
      Retirement of preferred shares                                -
      Issuance of common stock and capital contributed              -
      Acquisition of treasury stock                                 -
      Dividends paid - common shares                           (4,392)
-------------------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES                           (272,490)
-------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (25)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                   47
-------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                         22
-------------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

ITEM  10. FINANCIAL STATEMENTS AND EXHIBITS (continued)            F-4N (1 of 1)

                         NISOURCE INC. AND SUBSIDIARIES
                       PEI HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
            (Not covered by Report of Independent Public Accountants)

                                                                                               Consolidating     F-4N
Year Ended December 31, 2004 ($ in thousands)             PRI     WCE     WLC     Combined        Entries        Total
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                             *       *       *         *               *             *
    Adjustments to reconcile net income to net cash:
      Depreciation, depletion and amortization
      Net changes in price risk management activities
      Deferred income taxes and investment tax credits
      Deferred revenue
      Amortization of unearned compensation
      Loss (Gain) on sale of assets
      Loss (Income) from change in accounting
      Earnings in subsidiaries
      Dividends received from subsidiaries
      Loss (Income) from unconsolidated affiliates
      Loss (Gain) on sale of discontinued assets
      Loss (Income) from discontinued operations
      Amortization of discount/premium on debt
      Other
    Changes in assets/liabilities:
      Restricted cash
      Accounts receivable and unbilled revenue
      Inventories
      Accounts payable
      Customer deposits
      Taxes accrued
      Interest accrued
      (Under) Overrecovered gas and fuel costs
      Exchange gas receivable/payable
      Prepayments and other current assets
      Other accruals
      Regulatory assets/liabilities
      Postretirement and postemployment benefits
      Deferred credits
      Deferred charges and other noncurrent assets
      Other noncurrent liabilities
----------------------------------------------------------------------------------------------------------------------
NET CASH FROM CONTINUING OPERATIONS
NET CASH FROM DISCONTINUED OPERATIONS
----------------------------------------------------------------------------------------------------------------------
NET CASH FROM OPERATING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital expenditures
      Proceeds from disposition of assets
      Other investing activities
----------------------------------------------------------------------------------------------------------------------
NET CASH FROM INVESTING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Issuance of long-term debt
      Retirement of long-term debt
      Change in short-term debt
      Change in intercompany notes receivable
      Change in intercompany notes payable
      Retirement of preferred shares
      Issuance of common stock and capital contributed
      Acquisition of treasury stock
      Dividends paid - common shares
----------------------------------------------------------------------------------------------------------------------
NET CASH FROM FINANCING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD
----------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

SIGNATURES

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

                                                        NISOURCE INC.
                                              --------------------------------
                                                        (Registrant)

Dated: April 29, 2005                     By: /s/  Jeffrey W. Grossman
                                              --------------------------------
                                                    Jeffrey W. Grossman
                                               Vice President and Controller
                                               (Principal Accounting Officer)

                                                   COLUMBIA ENERGY GROUP
                                              --------------------------------
                                                        (Registrant)

Dated: April 29, 2005                     By: /s/  Jeffrey W. Grossman
                                              --------------------------------
                                                    Jeffrey W. Grossman
                                                       Vice President
                                               (Principal Accounting Officer)

EXHIBITS FILED AS PART OF THIS REPORT:

A.    Annual Reports Under the Securities Exchange Act of 1934.

B. Index to Corporate Organization and By-laws Exhibits Filed Pursuant to the Public Utility Holding Company Act of 1935.

C.    Indentures and Contracts.

D.    Tax Allocation Agreement for 2002.

E.    Other Documents Prescribed by Rule or Order.

F.    Report of Independent Public Accountants.

G. Organizational Chart of Exempt Wholesale Generators or Foreign Utility Holding Companies.

H. Financial Statements of Exempt Wholesale Generators of Foreign Utility Holding Companies.

I.    Debt Aquisition Schedule

EXHIBIT A. ANNUAL REPORTS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

The financial statements included in Form 10-K for the following companies are incorporated herein by reference:

System Company                                   Filing Date       File Number
------------------------------------------------------------------------------
NiSource Inc.                                   March 9, 2005       001-16189
Columbia Energy Group                           March 9, 2005       001-01098
Northern Indiana Public Service Company         March 9, 2005       001-04125
------------------------------------------------------------------------------

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT
           TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935.

                                                                               EXHIBIT B NOTES
                                                                      ------------------------------
                                                                       Articles of       By-Laws or
NAME OF COMPANY                                                       Incorporation      Regulations
----------------------------------------------------------------------------------------------------
NISOURCE INC.                                                               (1)                   (2)
    Bay State Gas Company                                                   (3)           B-1     (4)
         Bay State GPE, Inc.                                                (5)           B-2     (6)
         Northern Utilities, Inc.                                           (7)           B-3     (8)
    Columbia Energy Group                                                   (9)           B-4    (10)
         Columbia Accounts Receivable Corporation                          (11)           B-5    (12)
         Columbia Assurance Agency, Inc.                                   (13)           B-6    (14)
         Columbia Atlantic Trading Corporation                             (15)           B-7    (16)
         Columbia Deep Water Services Corporation                          (17)           B-8    (18)
         Columbia Energy Services Corporation                              (19)           B-9    (20)
         Columbia Gas of Kentucky, Inc.                                    (21)          B-10    (22)
               Central Kentucky Transmission Company       A-1             (23)          B-11    (24)
         Columbia Gas of Maryland, Inc.                                    (25)          B-12    (26)
         Columbia Gas of Ohio, Inc.                                        (27)          B-13    (28)
               Columbia of Ohio Receivables Corporation    A-2             (29)          B-14    (30)
         Columbia Gas of Pennsylvania, Inc.                                (31)          B-15    (32)
         Columbia Gas of Virginia, Inc.                                    (33)          B-16    (34)
         Columbia Gas Transmission Corporation                             (35)          B-17    (36)
               Columbia Hardy Corporation                  A-3             (37)          B-18    (38)
         Columbia Gulf Transmission Company                                (39)          B-19    (40)
         Columbia Network Services Corporation                             (41)          B-20    (42)
               CNS Microwave, Inc.                                         (43)          B-21    (44)
         Columbia Remainder Corporation                                    (45)          B-22    (46)
               Haverstraw Bay, LLC                                         (47)                  (48)
         NiSource Insurance Corporation, Limited                           (49)                  (50)
    EnergyUSA, Inc. (IN)                                                   (51)          B-23    (52)
         EnergyUSA Commercial Energy Services, Inc.                        (53)          B-24    (54)
         EnergyUSA, Inc. (MA)                                              (55)          B-25    (56)
         EnergyUSA-TPC Corp.                                               (57)          B-26    (58)
         NI Energy Services Transportation, Inc.                           (59)          B-27    (60)
         NI Fuel Company, Inc.                                             (61)          B-28    (62)
         NI-TEX, Inc.                                                      (63)          B-29    (64)
    Granite State Gas Transmission, Inc.                   A-4             (65)          B-30    (66)
----------------------------------------------------------------------------------------------------

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT
           TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

                                                                              EXHIBIT B NOTES
                                                                      ------------------------------
                                                                       Articles of       By-Laws or
NAME OF COMPANY                                                       Incorporation      Regulations
----------------------------------------------------------------------------------------------------
IWC Resources Corporation                                  A-5             (67)          B-31    (68)
     Harbour Water Company                                 A-6             (69)          B-32    (70)
     Indianapolis Water Company                            A-7             (71)          B-33    (72)
     Irishman's Run Acquisition Company                                    (73)          B-34    (74)
     IWC Morgan Water Corporation                                          (75)          B-35    (76)
     Liberty Water Corporation                                             (77)                  (78)
     The Darlington Water Works Company                                    (79)                  (80)
Kokomo Gas and Fuel Company                                                (81)                  (82)
     KGF Trading Company                                                   (83)          B-36    (84)
NI Energy Services, Inc.                                                   (85)          B-37    (86)
     Crossroads Pipeline Company                                           (87)          B-38    (88)
     NESI Power Marketing, Inc.                                            (89)                  (90)
NiSource Capital Markets, Inc.                                             (91)          B-39    (92)
NiSource Corporate Services Company                                        (93)          B-40    (94)
NiSource Development Company, Inc.                                         (95)          B-41    (96)
     Cardinal Property Management, Inc.                                    (97)          B-42    (98)
     JOF Transportation Company                                            (99)          B-43   (100)
     Lake Erie Land Company                                               (101)          B-44   (102)
           SCC Services, Inc.                                             (103)          B-45   (104)
     NDC Douglas Properties, Inc.                                         (105)          B-46   (106)
     South Works Power Company                                            (107)          B-47   (108)
NiSource Energy Technologies, Inc.                                        (109)          B-48   (110)
NiSource Finance Corp.                                                    (111)          B-49   (112)
NiSource Retail Services, Inc.                                            (113)                 (114)
Northern Indiana Fuel and Light Company, Inc.                             (115)          B-50   (116)
     Northern Indiana Trading Company, Inc.                               (117)                 (118)
Northern Indiana Public Service Company                    A-8            (119)                 (120)
     NIPSCO Receivables Corporation                                       (121)          B-51   (122)
PEI Holdings, Inc.                                                        (123)                 (124)
     Whiting Clean Energy, Inc.                                           (125)          B-52   (126)
     Whiting Leasing LLC                                                  (127)                 (128)
----------------------------------------------------------------------------------------------------

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

1 NiSource Inc. Certificate of Incorporation of New NiSource Inc. (n/k/a NiSource Inc.) dated March 29, 2000 filed herewith as Exhibit A-1 to Form U5S (2001), Amended and Restated Certificate of Incorporation of New NiSource Inc. (n/k/a NiSource Inc.) dated October 30, 2000 filed herewith as Exhibit A-2 to Form U5S (2001), Certificate of Amendment of Certificate of Incorporation re name change to NiSource Inc. November 1, 2000 filed herewith as Exhibit A-3 to Form U5S (2001), and Certificate of Ownership and Merger of Old NiSource Inc. into NiSource Inc. dated November 1, 2000 filed herewith as Exhibit A-4 to Form U5S (2001).

2 NiSource Inc. Amended and restated By-Laws dated October 23, 2001, filed as Exhibit B-1 to Form U5S (2001).

3 Bay Sate Gas Company Articles of Organization dated November 10, 1998, filed as Exhibit A- 1 to Form U5S (2002); amendments dated November 16, 1998 filed as Exhibit A-2 to Form U5S (2002).

4 Bay State Gas Company Amended and Restated By-Laws dated March 3, 1999, filed as Exhibit B-2 to Form U5S (2001); amendment dated May 22, 202 filed as Exhibit B-1 to Form U5S (2002); amendment dated June 1, 2004 filed as Exhibit B-1 to Form U5S (2004).

5 Bay State GPE, Inc. Articles of Organization dated November 2, 1998, filed as Exhibit A-5 to Form U5S (2001).

6 Bay State GPE, Inc. Amended and Restated By-Laws dated July 29, 1999, filed as Exhibit B-3 to Form U5S (2001) ; amendment dated June 1, 2004 filed as Exhibit B-2 to Form U5S (2004).

7 Northern Utilities, Inc. Record of Organization of Bay State of New Hampshire, Inc. (n/k/a Northern Utilities, Inc.) dated January 9, 1979, filed as Exhibit A-6 to Form U5S (2001).

8 Northern Utilities, Inc. Amended and Restated By-Laws dated February 7, 2001, filed as Exhibit B-4 to Form U5S (2001). Amendment dated April 9, 2003, filed as Exhibit B-1 to Form U5S (2003); amendment dated June 1, 2004 filed as Exhibit B-3 to Form U5S (2004).

9 Restated Certificate of Incorporation as adopted by action of the Board of Directors on October 19, 1988, filed as Exhibit 1-A to Form U5S (1988); corrected copy as of July 15, 1991, filed as Exhibit 1-A to Form U5S
      (1991); restated copy as of November 28, 1995, filed pursuant to Item 14 of Form 10-K (1995); Certificate of Amendment of Certificate of Incorporation of Columbia Energy Group, dated January 16, 1998, filed as
      Exhibit 1-A to Form U5S (1997); Corrected Certificate of Amendment of Restated Certificate of Incorporation of Columbia Energy Group dated June 1, 1999, filed as Exhibit 1-A and Certificate of Amendment of Restated Certificate of Incorporation of Columbia Energy Group dated June 2, 1999, filed as Exhibit 2-A to Form U5S (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group.

10 By-Laws as of May 28, 1986, filed as Exhibit 1-B to Form U5S (1986); amendments dated May 13, 1987 and November 18, 1987, filed as Exhibit B, pages 13-15, to Form U5S (1987); amendment dated January 16, 1998, filed as Exhibit 1-B to Form U5S (1998); amendments dated February 22, 2000, filed as Exhibit 1-B to Form U5S (2000); amended and restated By-Laws dated November 1, 2000, filed as Exhibit 2-B to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group; amendment dated June 1, 2004 filed as Exhibit B-4 to Form U5S (2004).

11 Certificate of Incorporation of Columbia Accounts Receivable Corporation dated November 5, 1998, filed as Exhibit 8-A to Form U5S (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

12 By-Laws of Columbia Accounts Receivable Corporation dated November 5, 1998, filed as Exhibit 3-B to Form U5S (1999). The items identified above are contained in the appropriate filing of Columbia Energy Group; amendment dated June 1, 2004 filed as Exhibit B-5 to Form U5S (2004).

13 Articles of Incorporation of Columbia Assurance Agency, Inc., dated June 23, 1997, filed as Exhibit 2-A to Form U5S (1998); amendment dated May 3, 1999, filed as Exhibit 5-A to Form U5S (1999).

14 Code of Regulations of Columbia Assurance Agency, Inc., dated July 30, 1997, filed as Exhibit 3-B to Form U5S (1998); amendment dated June 1, 2004 filed as Exhibit B-6 to Form U5S (2004).

15 Columbia Atlantic Trading Corporation Restated Certificate of Incorporation as filed on February 27, 1989, filed as Exhibit 2-A to Form U5S (1988); amendment dated August 18, 1997, filed as Exhibit 2-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

16 Columbia Atlantic Trading Corporation By-Laws as amended effective February 27, 1989, filed as Exhibit 1-B to Form U5S (1988). The items identified above are contained in the appropriate filing of Columbia Energy Group; amendment dated July 1, 2004 filed as Exhibit B-7 to Form U5S (2004).

17 Certificate of Incorporation of Columbia Deep Water Services Company dated January 7, 1998, filed as Exhibit 5-A to Form U5S (1998).

18 By-Laws of Columbia Deep Water Services Company dated January 8, 1998, filed as Exhibit 5-B to Form U5S (1998); amendment dated June 1, 2004 filed as Exhibit B-8 to Form U5S (2004).

19 Certificate of Incorporation of Columbia Energy Services Corporation (formerly The Inland Gas Company, Inc.) dated June 25, 1993, filed under cover of Form SE as Exhibit 1-B to Form U5S (1993). The items identified above are contained in the appropriate filing of Columbia Energy Group.

20 By-Laws of Columbia Energy Services Corporation dated May 28, 1993, filed as Exhibit 2-B to Form U5S (1993). The items identified above are contained in the appropriate filing of Columbia Energy Group; amendment dated June 1, 2004 filed as Exhibit B-9 to Form U5S (2004).

21 Articles of Incorporation, as amended to January 1, 1958, filed as Exhibit 2-A to Form U5S (1957); amendment dated December 21, 1981, filed as
      Exhibit 3-A to Form U5S (1981); amendment dated November 15, 1988, filed as Exhibit 2-A to Form U5S (1988); amendment dated March 13, 1995, filed as Exhibit 2-A to Form U5S (1995); amendment dated February 15, 1995, filed as Exhibit 3-A to Form U5S (1995); amendment dated January 12, 1996, filed as Exhibit 4-A to Form U5S (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

22    By-Laws, as amended to September 1, 1968, filed as Exhibit 4-B to Form U5S
      (1968); amendment dated June 16, 1970, filed as Exhibit 4-B to Form U5S
      (1970); amendment dated September 24, 1975, filed as Exhibit 1-B to Form U5S (1975); amendment dated May 4, 1977, filed as Exhibit 3-B to Form U5S
      (1977); amendment dated May 1, 1985, filed as Exhibit 2-B to Form U5S
      (1985); amendment dated December 8, 1988, filed as Exhibit 3-B to Form U5S
      (1988); amendment dated June 15, 1989, filed as Exhibit 1-B to Form U5S
      (1989); amendment dated January 9, 1996 filed as Exhibit 2-B to Form U5S
      (1995); amendment dated November 1, 1997, filed as Exhibit 2-B to Form U5S
      (1997); amendment dated April 19, 2000, filed as Exhibit 3-B to Form U5S
      (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group; amendment dated June 1, 2004 filed as Exhibit B-10 to Form U5S (2004).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

23 Central Kentucky Trans Company Certificate of Incorporation dated September 9, 2004 filed as exhibit A-1 on Form U5S (2004).

24 Central Kentucky Transmission Company Bylaws dated September 17, 2004 filed as exhibit B-11 on Form U5S (2004)

25 Certificate of Incorporation as adopted July 1, 1958, filed as Exhibit 1-A to Form U5S (1961); amendment dated January 17, 1980, filed as Exhibit 1-A to Form U5S (1979); amendment dated February 15, 1995 filed as Exhibit 5A to Form U5S (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

26    By-Laws, as amended to May 2, 1972, filed as Exhibit 4-B to Form U5S
      (1972); amendment dated May 1, 1985, filed as Exhibit 3-B to Form U5S
      (1985); amendment dated December 8, 1988, filed as Exhibit 4-B to Form U5S
      (1988); amendment dated June 15, 1989, filed as Exhibit 2-B to Form U5S
      (1989); amendment dated January 9, 1996 filed as Exhibit 3-B to Form U5S
      (1995); amendment dated June 30, 1997, filed as Exhibit 3-B and amendment dated November 1, 1997, filed as Exhibit 4-B to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group; amendment dated June 1, 2004 filed as Exhibit B-26 to Form U5S (2004).

27 Articles of Incorporation as adopted October 6, 1961, filed as Exhibit 1-A to Form U5S (1964); amendment dated December 27, 1963, filed as Exhibit 2-A to Form U5S (1964); amendment dated February 21, 1964, filed as
      Exhibit 3-A to Form U5S (1964); Certificate of Merger of Columbia Gas of Ohio, Inc. and The Ohio Valley Gas Company effective December 31, 1974, filed as Exhibit 5-A to Form U5S (1974); amendment dated January 8, 1982, filed as Exhibit 2-A to Form U5S (1982); amendment dated February 16, 1995, filed as exhibit 6-A to Form U5S (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

28    Regulations as adopted October 16, 1961, filed as Exhibit 2-B to Form U5S
      (1964); amendment dated August 19, 1968, filed as Exhibit 5-B to Form U5S
      (1968); amendment dated May 1, 1985, filed as Exhibit 5-B to Form U5S
      (1985); amendment dated December 9, 1985, filed as Exhibit 6-B to Form U5S
      (1985); amendment dated December 8, 1988, filed as Exhibit 6-B to Form U5S
      (1988); amendment dated June 15, 1989, filed as Exhibit 4-B to Form U5S
      (1989); amendment dated January 9, 1996, filed as Exhibit 4-B to Form U5S
      (1995); amendment dated November 1, 1997, filed as Exhibit 5-B to Form U5S
      (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment dated April 21, 2003, filed as Exhibit B-2 to Form U5S (2003); amendment dated June 1, 2004 filed as Exhibit B-13 to Form U5S (2004).

29 Columbia of Ohio Receivables Corporation Articles of Incorporation dated May 4, 2004 filed as exhibit A-2 on Form U5S (2004).

30 Columbia of Ohio Receivables Corporation Bylaws dated May 4, 2004 filed as exhibit B-14 on Form U5S (2004).

31    Articles of Incorporation as adopted during the year 1960, filed as
      Exhibit 1-A to Form U5S (1962); amendment dated December 21, 1981, filed as Exhibit 4-A to Form U5S (1981); amendment dated February 15, 1995, filed as Exhibit 7-A to Form U5S (1995). The items identified above are contained in the appropriate filing of Columbia Energy Group.

32    By-Laws, as amended to May 2, 1972, filed as Exhibit 6-B to Form U5S
      (1972); amendment dated May 1, 1985, filed as Exhibit 7-B to Form U5S
      (1985); amendment dated December 8, 1988, filed as Exhibit 7-B to Form U5S
      (1988); amendment dated June 15, 1989, filed as Exhibit 5-B to Form U5S
      (1989); amendment dated January 9, 1996, filed as Exhibit 5-B to Form U5S
      (1995); amendment dated November 1, 1997, filed as Exhibit 6-B to Form U5S
      (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group; amendment dated June 1, 2004 filed as Exhibit B-15 to Form U5S (2004).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

33 Certificate of Incorporation of Commonwealth Gas Services, Inc. as amended through December 19, 1958, and including the Certificate of Merger dated December 18, 1979, filed as Exhibit 8-A to Form U5S (1981); amendment dated December 30, 1987, filed as Exhibit B, page 17, to Form U5S (1987); amendment dated February 15, 1995, filed as Exhibit 8-A to Form U5S
      (1995); amendment dated January 16, 1998, filed as Exhibit 16-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

34 By-Laws of Commonwealth Gas Services, Inc. as amended through March 5, 1985, filed as Exhibit 9-B to Form U5S (1985); amendment dated April 21, 1986, filed as Exhibit 6-B to Form U5S (1986); amendment dated April 20, 1987, filed as Exhibit B, page 18, to Form U5S (1987); amendment dated January 1, 1989, filed as Exhibit 9-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 9-B to Form U5S (1989); amendment dated May 6, 1991, filed as Exhibit 3-B to Form U5S (1991); amendment dated December 7, 1992, filed as Exhibit 2-B to Form U5S (1992);amendment dated November 1, 1997, filed as Exhibit 13-B to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group; amendment dated June 1, 2004 filed as Exhibit B-16 to Form U5S (2004).

35 Restated Certificate of Incorporation of Columbia Gas Transmission Corporation dated March 3, 1982, filed as Exhibit 3-A to Form U5S (1982); amendment dated October 22, 1984, filed as Exhibit 3-A to Form U5S (1984); Certificate of Merger of Commonwealth Gas Pipeline Corp. into Columbia Gas Transmission Corp. dated October 26, 1990, filed as Exhibit 1-A to Form U5S (1990); amendment dated November 28, 1995, filed as Exhibit 6-A and amendment dated June 30, 1997, filed as Exhibit 7-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

36 By-Laws of Columbia Gas Transmission Corporation as amended through May 9, 1991, filed as Exhibit 1-B to Form U5S (1991); amendment dated January 17, 1996, file as Exhibit 3-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group; amendment dated June 1, 2004 filed as Exhibit B-17 to Form U5S (2004).

37 Columbia Hardy Corporation Certificate of Incorporation dated September 23, 2004 filed as exhibit A-3 on form U5S (2004).

38 Columbia Hardy Corporation Bylaws dated November 30, 2004 filed as exhibit B-18 on form U5S (2004).

39 Certificate of Incorporation as adopted May 26, 1958, filed as Exhibit 3-A to Form U5S (1958); amendment dated November 10, 1981, filed as Exhibit 6-A to Form U5S (1981); amendment dated December 23, 1994, filed as
      Exhibit 2-A to Form U5S (1994); amendment dated June 30, 1997, filed as
      Exhibit 8-A to Form U5S (1997). The items identified above are contained in the appropriate filing of Columbia Energy Group.

40 By-Laws of Columbia Gulf Transmission Company as amended through May 9, 1991, filed as Exhibit 2-B to Form U5S (1991); amendment dated January 17, 1996, file as Exhibit 4B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group; amendment dated June 1, 2004 filed as Exhibit B-19 to Form U5S (2004).

41 Certificate of Incorporation of Columbia Network Services Corporation dated June 7, 1996, filed as Exhibit 3-A Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

42 By-Laws of Columbia Network Services Corporation as adopted August 29, 1996, filed as Exhibit 8-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated May 1, 2001, filed as Exhibit B-9 to Form U5S (2001), and Amendment to the By-Laws dated June 4, 2001, filed as Exhibit B-10 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-20 to Form U5S (2004).

43 Certificate of Incorporation of CNS Microwave Inc., dated October 15, 1996, filed as Exhibit 4-A to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

44    By-Laws of CNS Microwave, Inc. as adopted October 25, 1996, filed as
      Exhibit 9-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated May 1, 2001, filed as Exhibit B-11 to Form U5S (2001) and Amendment to the By-Laws dated June 4, 2001, filed as Exhibit B-12 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-21 to Form U5S
      (2004).

45 Certificate of Incorporation of Columbia Electric Remainder Corporation dated October 23, 2000, filed as Exhibit 3-A to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment changing name to Columbia Remainder Corporation, dated December 4, 2001 filed as Exhibit A-1 to U5S (2003).

46 By-Laws of Columbia Electric Remainder Corporation dated October 23, 2000, filed as Exhibit 5-B to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment to the By-Laws dated April 10, 2001, filed as Exhibit B-17 to Form U5S (2001) ; amendment dated June 1, 2004 filed as Exhibit B-22 to Form U5S (2004).

47 Haverstraw Bay, LLC Articles of Formation dated September 19, 1999, filed as Exhibit A-3 to Form U5S (2002).

48 Haverstraw Bay, LLC Operating Agreement is not currently available and would be filed in an amendment upon it becoming available.

49 Certificate of Incorporation of Columbia Insurance Corporation, Ltd. dated November 1, 1996, filed as Exhibit 2-A to Form U5S (1996); amendment to Memorandum of Association of the Company dated August 12, 2000, filed as
      Exhibit 2-A to Form U5S (2000). The items identified above are contained in the appropriate filing of Columbia Energy Group. Amendment changing name to NiSource Insurance Corporation, Limited, dated October 18, 2002 filed as Exhibit A-2 to U5S (2003).

50 By-laws of Columbia Insurance Corporation, Ltd. as adopted November 4, 1996, file as Exhibit 5-B to Form U5S (1996). The items identified above are contained in the appropriate filing of Columbia Energy Group.

51 EnergyUSA, Inc. (IN) Certificate of Incorporation dated March 26, 1999, filed as Exhibit A-7 to Form U5S (2001).

52 EnergyUSA, Inc. (IN) Amended By-Laws dated May 1, 1999, filed as Exhibit B-21 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-23 to Form U5S (2004).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

53 EnergyUSA Commercial Energy Services, Inc. Certificate of Incorporation of NESI Energy Services Company (n/k/a EnergyUSA Commercial Energy Services Inc.) dated January 31, 1997, filed as Exhibit A-20 to Form US (2001), Articles of Merger of Parkway Engineering and Distributing Company, Inc. into NESI Energy Services Company dated May 1, 1998. Surviving corporation's name is NESI Solutions, Inc., filed as Exhibit A-21 to Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA Commercial, Inc. dated May 27, 1999, filed as Exhibit A-22 to Form U5S
      (2001), Articles of Amendment regarding name change to EnergyUSA Commercial Energy Services, Inc. dated February 15, 2000, files as Exhibit A-23 to Form U5S (2001).

54 EnergyUSA Commercial Energy Services, Inc. Amended and Restated By-Laws dated May 2, 1998, filed as Exhibit B-29 to Form U5S (2001), and amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-30, to Form U5S
      (2001); amendment dated June 1, 2004 filed as Exhibit B-24 to Form U5S
      (2004).

55 EnergyUSA, Inc. (MA) Articles of Organization of Energy Asset Funding, Inc. (n/k/a EnergyUSA, Inc.) dated September 26, 1995, filed as Exhibit A-8 for Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA, Inc. dated August 9, 1996, filed as Exhibit A-9 to Form U5S
      (2001), Certificate of Change of Fiscal Year End dated October 13, 1999, filed as Exhibit A-10 to Form U5S (2001).

56 EnergyUSA, Inc. (MA) Amended By-Laws dated April 11, 2001, filed as Exhibit B-22 to Form U5S (2001) ; amendment dated June 1, 2004 filed as Exhibit B-25 to Form U5S (2004).

57 EnergyUSA-TPC Corp Certificate of Incorporation of EnergyUSA Gas Marketing Co. (n/k/a EnergyUSA-TPC Corp.) dated August 10, 2000, filed as Exhibit A-27 for Form U5S (2001), Articles of Amendment regarding name change to EnergyUSA-TPC Corp dated September 19, 2000, filed as Exhibit A-28 to Form U5S (2001).

58 EnergyUSA-TPC Corp. Amended and Restated By-Laws dated September 19, 2000 filed as Exhibit B-33 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-26 to Form U5S (2004).

59 NI Energy Services Transportation, Inc. Articles of Incorporation dated June 18, 1998, filed as Exhibit A-33 to Form U5S (2001).

60 NI Energy Services Transportation, Inc. By-Laws dated June 18, 1998 filed as Exhibit B-36 to Form U5S (2001), and amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-37 to From U5S (2001) ; amendment dated June 1, 2004 filed as Exhibit B-27 to Form U5S (2004).

61 NI Fuel Company, Inc. Certificate of Incorporation of NIPSCO Fuel Company, Inc. (n/k/a NI Fuel Company, Inc.) dated December 23, 1974, filed as Exhibit A-34 on Form U5S (2001), Articles of Amendment regarding name change to NI Fuel Company, Inc dated April 20, 1999, filed as Exhibit A-35 to Form U5S (2001).

62 NI Fuel Company, Inc. Amended and Restated By-Laws dated April 10, 1991 filed as Exhibit B-38 to Form U5S (2001) ; amendment dated June 1, 2004 filed as Exhibit B-28 to Form U5S (2004).

63 NI-TEX, Inc. Certificate of Incorporation dated August 26, 1988, filed as Exhibit A-36 to Form U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

64 NI-TEX, Inc. Amended and Restated By-Laws dated April 11, 2001, filed as Exhibit B-39 to Form U5S (2001) ; amendment dated June 1, 2004 filed as Exhibit B-29 to Form U5S (2004).

65 Granite State Gas Transmission, Inc. Articles of Organization dated October 21, 1955, filed as Exhibit A-4 to Form U5S (2004).

66 Granite State Gas Transmission, Inc. Amended and Restated By-Laws dated June 14, 2001, filed as Exhibit B-65 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-30 to Form U5S (2004).

67 IWC Resources Corporation Articles of Incorporation, dated March 4, 1986, and Restated Articles of Incorporation dated April 1, 1986, filed as Exhibit A-5 to Form U5S (2004)

68 IWC Resources Corporation By-Laws dated April 15, 1993; amendment dated June 1, 2004 filed as Exhibit B-31 to Form U5S (2004).

69 Harbor Water Company Articles of Incorporation of I.W.C. Inc. (n/k/a Harbour Water Corporation) dated February 15, 1979, filed as Exhibit A-6 to Form U5S (2004).

70 Harbor Water Company By-Laws of I.W.C. Inc. (n/k/a Harbour Water Corporation) dated February 16, 1979, and amendment dated June 1, 2004 filed as Exhibit B-32 to Form U5S (2004).

71 Indianapolis Water Company Articles of Incorporation, as amended dated April 20, 1967, filed as Exhibit A-7 to Form U5S (2004).

72 Indianapolis Water Company Bylaws as amended, dated April 15, 1993, and amendment dated June 1, 2004 filed as Exhibit B-33 to Form U5S (2004).

73 Irishman's Run Acquisition Corporation Certificate of Incorporation and Articles of Incorporation dated November 22, 1999 filed as Exhibit A-9 to Form U5S (2002).

74 Irishman's Run Acquisition Corporation By-Laws dated November 22, 1999, and amendment dated June 1, 2004 filed as Exhibit B-34 to Form U5S (2004).

75 IWC Morgan Water Corporation Certificate of Incorporation and Articles of Incorporation dated February 12, 1999, filed as Exhibit A- 10 to Form U5S
      (2002).

76 IWC Morgan Water Corporation By-Laws, and amendment dated June 1, 2004 filed as Exhibit B-35 to Form U5S (2004).

77 Liberty Water Corporation Articles of Incorporation are currently not available and will be filed by amendment.

78 Liberty Water Corporation By-Laws are currently not available and will be filed by amendment.

79 The Darlington Water Works Company Articles of Association dated September 4, 1906, filed as Exhibit A-12 to Form U5S (2002); Certificate of Amendment and Articles of Amendment of Articles of Incorporation, dated December 20, 1976, filed as Exhibit A-13 to Form U5S (2002).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

80 The Darlington Water Works Company By-Laws are currently not available and will be filed by amendment.

81 Kokomo Gas and Fuel Company Restatement of Articles of Incorporation, filed as Exhibit A-37 to Form U5S (2001).

82 Kokomo Gas and Fuel Company Amended and Restated By-Laws dated February 28, 2002, filed as Exhibit B-41 to Form U5S (2001).

83 KGF Trading Company certificate of Incorporation dated July 31, 1992, filed as Exhibit A-39 to Form U5S (2001).

84 KGF Trading Company By-Laws dated July 31, 1992, filed as Exhibit B-42 to Form U5S (2001); amendment dated March 13, 2002 filed as Exhibit B- 36 to Form U5S (2002); amendment dated June 1, 2004 filed as Exhibit B-36 to Form U5S (2004).

85 NI Energy Services, Inc. Certificate of Incorporation of NIPSCO Energy Services, Inc. (n/k/a NI Energy Services, Inc.) dated November 12, 1985, filed as Exhibit A-39 to Form U5S (2001), Articles of Amendment regarding name change to NI Energy Services, Inc. dated February 27, 1998, filed as Exhibit A-40 to From U5S (2001).

86 NI Energy Services, Inc. By - Laws dated July 1, 1996, filed as Exhibit B-43 to Form U5S (2001), and amendment to the By-Laws dated April 11, 2001, as filed to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-37 to Form U5S (2004).

87 Crossroads Pipeline Company Certificate of Incorporation of NI Pipeline Company (n/k/a Crossroads Pipeline Company) dated April 5, 1993, filed as Exhibit A-41 on Form U5S (2001), Articles of Amendment regarding name change to Crossroads Pipeline Company dated April 15, 1993, filed as Exhibit A-42 on Form U5S (2001).

88 Crossroads Pipeline Company Amended and Restated By-Laws dated May 1, 2001 filed as Exhibit B-45 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-38 to Form U5S (2004).

89 NESI Power Marketing, Inc. Certificate of Incorporation on Customer Information Services, Inc. (n/k/a NESI Power Marketing, Inc.) dated July 18, 1996, filed as Exhibit A-44 on Form U5S (2001), Articles of Amendment regarding name change to NESI Power Marketing, Inc. dated December 11, 1996, filed as Exhibit A-45 on Form U5S.

90 NESI Power Marketing, Inc. By-Laws dated November 15, 1996, filed as Exhibit B-46 to Form U5S (2001).

91 NiSource Capital Markets, Inc. Articles of Incorporation of NIPSCO Capital Markets, Inc. (n/k/a NiSource Capital Markets, Inc.) dated March 10, 1989, filed as Exhibit A-46 on Form U5S (2001), Articles of Amendment regarding name change to NiSource Capital Markets, Inc. dated April 21, 1999, filed as Exhibit A-47 on Form U5S (2001).

92 NiSource Capital Markets, Inc. Amended and Restated By-Laws dated April 21, 1999, filed as Exhibit B-47 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-39 to Form U5S (2004).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

93    Certificate of Incorporation, as amended through May 17, 1991, filed as
      Exhibit 3-A to Form U5S (1991); amendment dated June 30, 1997, filed as
      Exhibit 5-A to Form U5S (1997); amendment dated January 16, 1998, filed as
      Exhibit 3-A to Form U5S (1998); Certificate of Merger of NiSource Corporate Services Company and Columbia Energy Group Service Corporation dated December 22, 2001, filed as Exhibit 1-A to Form U5S (2000). Certificate of Merger of NiSource Corporate Services Company into Columbia Energy Group Service Corporation. Surviving corporation's name is NiSource Corporate Services Company, filed as Exhibit A-50 on Form U5S (2001).

94    By-Laws, as amended February 10, 1988, filed as Exhibit 8-B to Form U5S
      (1988); amendment dated December 29, 1997, filed as Exhibit 7-B to Form U5S (1997); By-Laws dated November 1, 2000, filed as Exhibit 4-B to Form U5S (2000). Amended and Restated By-Laws dated January 1, 2001, filed as Exhibit B-48 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-40 to Form U5S (2004).

95 NiSource Development Company, Inc. Certificate of Incorporation of NIPSCO Development Company, Inc. (n/k/a NiSource Development Company, Inc.) dated August 17, 1987, filed as form U5S (2001), Articles of Amendment regarding name change to NiSource Development Company, Inc. dated April 20, 1999, filed as Exhibit A-52 on Form U5S (2001).

96 NiSource Development Company, Inc. Amended and Restated By-Laws dated July 1, 1996, filed as Exhibit B-49 to Form U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-50 to From U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-41 to Form U5S (2004).

97 Cardinal Property Management, Inc. Certificate of Incorporation dated November 14, 1990, filed as Exhibit A-57 on Form U5S (2001).

98 Cardinal Property Management, Inc. By-Laws dated December 20, 1990, filed as Exhibit B-51 to Form U5S (2001), amendment to the By-Laws dated April 14, 1999, filed as Exhibit B-52 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-42 to Form U5S (2004).

99 JOF Transportation Company Certificate of Incorporation dated December 8, 1989, filed as Exhibit A-60 on Form U5S (2001)

100 JOF Transportation Company By-Laws dated December 11, 1989, filed as Exhibit B-53 to Form U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-54 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-43 to Form U5S (2004).

101 Lake Erie Land Company Certificate of Incorporation dated October 12, 1989, filed as Exhibit A-62 on From U5S (2001).

102 Lake Erie Land Company By-Laws dated April 4, 1990, filed as Exhibit B-55 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-44 to Form U5S (2004).

103 SCC Services, Inc. Certificate of Incorporation dated January 23, 1992, filed as Exhibit A-64 on Form U5S (2001).

104 SCC Services, Inc. By-Laws dated January 24, 1992, filed as Exhibit B-56 to Form U5S (2001), amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-57 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-45 to Form U5S (2004).

105 NDC Douglas Properties, Inc. Certificate of Incorporation dated March 19, 1992, filed as Exhibit A-64 on From U5S (2001).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

106 NDC Douglas Properties, Inc. By-Laws dated March 24, 1992, filed as Exhibit B-58 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B- to Form U5S (2004).

107 South Works Power Company Certificate of Incorporation dated June 10, 1999, filed as Exhibit A-68 on Form U5S (2001).

108 South Works Power Company By-Laws dated June 10, 1999, filed as Exhibit B-61 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-47 to Form U5S (2004).

109 NiSource Energy Technologies, Inc. Certificate of Incorporation dated October 27, 2000, filed as Exhibit A-69 on Form U5S (2001).

110 NiSource Energy Technologies, Inc. By-Laws dated October 27, 2000, filed as Exhibit B-62 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-48 to Form U5S (2004).

111 NiSource Finance Corp. Certificate of Incorporation dated March 31, 2000, filed as Exhibit A-70 on From U5S (2001).

112 NiSource Finance Corp. By-Laws dated March 31, 2000, filed as Exhibit B-63 to Form U5S (2001); amendment dated June 1, 2004 filed as Exhibit B-49 to Form U5S (2004).

113 NiSource Retail Services, Inc. Certificate of Incorporation, dated November 12, 2003, filed as Exhibit A-3 on Form U5S (2003).

114 By-Laws of NiSource Retail Services, Inc. dated November 12, 2003, filed as Exhibit B-1 on Form U5S (2003).

115 Northern Indiana Fuel & Light Company, Inc. Plan of Reorganization dated June 23, 1975, filed as Exhibit A-8 on Form U5S (2004).

116 Northern Indiana Fuel & Light Company, Inc. Amended and Restate By-Laws dated April 13, 1971, filed as Exhibit B-69 to Form U5S (2001); amendment dated April 9, 2002, filed as Exhibit B-4 to Form U5S (2002); amendment dated June 1, 2004 filed as Exhibit B-50 to Form U5S (2004).

117 Northern Indiana Trading Company, Inc. Certificate of Incorporation dated February 10, 1988, filed as Exhibit A-76 on From U5S (2001).

118 Northern Indiana Trading Company, Inc. By-Laws dated February 17, 1988, filed as Exhibit B-70 to Form U5S (2001); amendment dated March 20, 2002, filed as Exhibit B-5 to Form U5S (2002).

119 Northern Indiana Public Service Company Amended Articles of Incorporation dated April 14, 1982, filed as Exhibit A-77 on From U5S (2001), Articles of Amendment regarding director dated may 5, 1982, filed as Exhibit A-78 on From U5S (2001), Articles of Amendment regarding directors dated November 9, 2000, filed as Exhibit A-79 on From U5S (2001).

120 Northern Indiana Public Service Company Amended and Restated By-Laws dated October 24, 2000, filed as Exhibit B-71 to Form U5S (2001); Amendment dated April 10, 2002, filed as Exhibit B-6 to Form U5S (2002). Amendment dated October 6, 2003, filed as Exhibit B-4 to Form U5S (2003).

EXHIBIT B. INDEX TO CORPORATE ORGANIZATION AND BY-LAWS EXHIBITS FILED PURSUANT
           TO THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935. (CONTINUED)

NOTES:

121 NIPSCO Receivables Corporation Certificate of Incorporation dated November 13, 2003, filed as Exhibit A-4 on Form U5S (2003).

122 By-Laws of NIPSCO Receivables Corporation dated November 13, 2003, filed as Exhibit B-5 on Form U5S (2003); amendment dated June 1, 2004 filed as Exhibit B-51 to Form U5S (2004).

123 Primary Energy, Inc. Certificate of Incorporation dated November 27, 1995, filed as Exhibit A-81 on From U5S (2001). Articles of Amendment, changing its name to PEI Holdings, dated October 17, 2003, filed as Exhibit A-5 to Form U5S (2003).

124 Primary Energy, Inc. By-Laws dated December 1, 2001, filed as Exhibit B-72 to Form U5S (2001).

125 Whiting Clean Energy, Inc. Certificate of Incorporation of Oilside, Inc. (n/k/a Whiting Clean Energy, Inc.) dated November 12, 1998, filed as Exhibit A-88 on From U5S (2001), Articles of Amendment regarding name change to Whiting Clean Energy, Inc. dated March 11, 1999, filed as Exhibit A-89 on From U5S (2001).

126 Whiting Clean Energy, Inc. Amended and Restated By-Laws dated March 11, 1999, filed as Exhibit B-80 to Form U5S (2001); amendment to the By-Laws dated April 11, 2001, filed as Exhibit B-81 to Form U5S (2001) ; amendment dated June 1, 2004 filed as Exhibit B-52 to Form U5S (2004).

127 Whiting Leasing, LLC Articles of Organization dated April 23, 2003, filed as Exhibit A-6 on Form U5S (2003).

128 Whiting Leasing, LLC Operating Agreement dated April 24, 2003, filed as Exhibit B-6 on Form U5S (2003).

EXHIBIT C. INDENTURES AND CONTRACTS.

The indentures and other fundamental documents defining the rights of security holders are incorporated herein by reference made to NiSource Inc.'s 2004 Form 10-K, Columbia Energy Group's 2004 Form 10-K and Northern Indiana Public Service Company's 2004 Form 10-K as shown in Exhibit A filed herewith.

EXHIBIT D. TAX ALLOCATION AGREEMENT FOR 2002.

September 30, 2002

                     NISOURCE INC. AND SUBSIDIARY COMPANIES
                  INTERCOMPANY INCOME TAX ALLOCATION AGREEMENT

      WHEREAS, NiSource Inc., a corporation organized under the laws of the State of Delaware ("NiSource") and a registered holding company under the Public Utility Holding Company Act of 1935 ("Act"), together with its subsidiary companies, direct and indirect, listed as parties hereto, comprise the members of the NiSource consolidated group which will join annually in the filing of a consolidated Federal income tax return, and it is now the intention of NiSource and its subsidiaries, direct and indirect, (hereinafter collectively referred to as the "NiSource Group"), to enter into an agreement for the allocation of current federal income taxes; and

      WHEREAS, certain members of the NiSource Group will join annually in the filing of certain consolidated state income tax returns (to the extent permitted or required under applicable state income tax laws), and it is now the intention of the NiSource Group to enter into an agreement for the allocation of current state income taxes; and

      WHEREAS, by order dated September 12, 2002, the Securities and Exchange Commission has authorized NiSource and its subsidiaries to enter into this agreement as of January 1, 2001 and to allocate consolidated income taxes in the manner herein provided; and

      NOW, THEREFORE, each member ("Member") of the NiSource Group does hereby covenant and agree with one another that the current consolidated income tax liabilities of the NiSource Group shall be allocated as follows:

                         DEFINITIONS AND INTERPRETATION

      Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the following respective meanings:

"Acquisition Indebtedness" means indebtedness incurred by NiSource or NiSource Finance Corp. ("Finance") to finance the acquisition (including related costs) by NiSource of all of the issued and outstanding stock of Columbia Energy Group and any renewals or extensions thereof. Acquisition Indebtedness also includes indebtedness incurred by NiSource or Finance for the purpose of refinancing the indebtedness relating to the acquisition (including related costs) of all of the issued and outstanding stock of Columbia Energy Group.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated Group" means NiSource and all of its subsidiaries which, from time to time, may be included in any (i) federal income tax return filed by NiSource in accordance with sections 1501 and 1502 of the Code or (ii) Other Return.

"Consolidated Return" means any consolidated federal income tax return or Other Return filed by NiSource whether before or after the date hereof, which includes one or more Members of the NiSource Group in a consolidated, combined or unitary group of which NiSource is the common parent.

"Consolidated Return Year" means any period during which NiSource files a consolidated federal income tax return or Other Return that includes one or more Members of the NiSource Group in a consolidated, combined or unitary group of which NiSource is a common parent.

"Consolidated Taxable Income" is the taxable income of the Consolidated Group as computed for federal or state income tax purposes.

"Consolidated Tax Liability" means, with reference to any taxable period, the consolidated, combined or unitary tax liability (including any interest, additions to tax and penalties) of the Consolidated Group for such taxable period (including the consolidated federal income tax liability and other consolidated, combined or unitary liability for Other Taxes).

"Corporate Taxable Income" means the income or loss of an associate company for a tax year computed as though such company had filed a separate return on the same basis as used in the Consolidated Return, except that dividend income from associate companies shall be disregarded, and other intercompany transactions eliminated in the Consolidated Return shall be given appropriate effect.

"Designated Official" means the Vice President, Corporate Tax of NiSource Corporate Services Company or such other official assigned the responsibilities of Vice President, Corporate Tax of NiSource Corporate Services Company.

 "Other Return" means any consolidated, combined or unitary return of Other Taxes filed by NiSource or another Member of the NiSource Group, whether before or after the date hereof, which covers the operations of one or more Members of the NiSource Group.

"Other Taxes" means any taxes (including any interest and penalties) payable by NiSource or another Member of the NiSource Group to the government of any state, municipal or other political subdivision, including all agencies and instrumentalities of such government.

"Person" means any individual, partnership, form, corporation, limited liability company, joint stock company, unincorporated association, joint venture, trust or other entity or enterprise, or any government or political subdivision or agency, department or instrumentality thereof.

"Regulations" means the Treasury Regulations promulgated under the Code.

"Separate Return Tax" means the tax on the Corporate Taxable Income of a corporation which is a Member computed for purposes of this Agreement as though such company were not a Member of a consolidated group.

      Section 1.2 References, Etc. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined herein in the singular shall have the same meanings in the plural and vice versa. All References herein to any Person includes such Person's successors and assigns. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. For purposes of this Agreement, Finance will not be treated as a Member of the NiSource Group and all items of income, deduction, loss, credit or any other tax attribute of Finance shall be treated as an item of income, deduction, loss, credit or tax attribute of NiSource. In this Agreement, unless a clear contrary intention appears the word "including" (and with correlative meaning "include") means "including but not limited to".

           PREPARATION AND FILING OF TAX RETURNS; ALLOCATION OF TAXES

      Section 2.1 Federal Returns.

      (a) A U.S. consolidated federal income tax return shall be prepared and filed by NiSource for each taxable year in respect of which this Agreement is in effect and for which the Consolidated Group is required or permitted to file a consolidated federal income tax return. NiSource and all its subsidiaries shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing of such returns.

      (b) (i) The Consolidated Group will elect, on a timely basis, in accordance with Code Section 1552(b) and Section 1.1552-1(c)(2) of the Regulations to allocate its consolidated tax liability (other than alternative minimum tax ("AMT") and its related credits) among its Members under the method described in Sections 1.1502-33(d)(3) and 1.1552-1(a)(2) commencing with the consolidated taxable year ended December 31, 2001. The fixed percentage to be used for purposes of Regulations section 1.1502-33(d)(3)(i) is 100%. The general effect of such method is to first allocate the consolidated tax liability among the Members of the Consolidated Group on the basis of the percentage of the total consolidated tax which the tax of such Member (other than AMT and its related credits) if computed on a separate return basis would bear to the total amount of the taxes (other than AMT and its related credits) for all Members of the group so computed. Then such method allocates an additional amount (the "Tax Benefit Amount") to each Member up to, but not greater than, the excess, if any, of its Separate Return Tax liability (other than AMT and its related credits) over the amount allocated to such Member in the previous sentence. The total of the Tax Benefit Amounts allocated to Members shall result in payments to, and an increase in the earnings and profits of, the Members who had items of deduction, loss or credits to which such Tax Benefit Amount is attributable. This election is intended to comply with Rule 45(c)(5) under the Act, as modified by Section 2(d) below.

      (ii) The allocation of the alternative minimum tax liability incurred by the NiSource Group and the resulting minimum tax credit shall be allocated in the manner set forth in Proposed and Temporary Treasury Regulation Sections 1.1502-55. This method generally allocates (i) any AMT paid by the NiSource Group based on the relative separate adjusted AMT of each Member and (ii) the minimum tax credit (AMTC) on the basis of the AMT previously assigned to such Member and assuming that AMTC is utilized on a "first in/first out" methodology, and that to the extent that AMTC arising in one year is not fully utilized, such AMTC is utilized proportionately by the Members previously assigned AMT for that year.

      (c) Each Member's allocable share of the consolidated income tax liability as determined in Section 2.1(b) hereby shall be used in both (i) the determination of each Member's earnings and profits and (ii) determining the amounts to be paid (as provided in Section 3.4 of this Agreement) by Members to NiSource with respect to each Member's share of the Consolidated Group's Tax liability and payments from NiSource to Members with respect to the use of a Member's tax attributes.

      (d) (i) The aggregate of all amounts paid by Members of the Consolidated Group (the "Paying Members") as a result of the excess of each Members' Separate Return Tax liability (as determined under Section 1.1552-1(a)(2)(ii) of the Regulations) over the amount allocated to such Member as its share of the Consolidated Tax Liability under Code Section 1552 (i.e., the Tax Benefit Amount) shall be paid by NiSource to the other Members (the "Loss Members") which had tax deductions, losses and credits to which such payments by the Paying Members are attributable. The apportionment of such payments among Loss Members shall be in a manner that reflects the Consolidated Group's absorption of such tax attributes in the manner described in Section 2.1(e) below. The payments to the Loss Members for their tax attributes shall be pursuant to a consistent method which reasonably reflects such items of loss or credit (such consistency and reasonableness to be determined by the Designated Official).

            (ii) Notwithstanding the provisions of section 2.1(d)(i), the Tax Benefit Amount allocated to NiSource and paid to NiSource as a result of its being a Loss Member shall be limited to its Tax Benefit Amount determined without regard to this section 2.1(b)(ii) multiplied by a fraction, the numerator of which is NiSource's interest deduction attributable to Acquisition Indebtedness, and the denominator of which is the sum of all of NiSource's deductions. The portion of NiSource's Tax Benefit Amount which cannot be allocated and paid to NiSource due to the operation of this Section shall be reallocated to Paying Members of the Consolidated Group other than NiSource in accordance with the principles contained in section 2.1(b)(i).

      (e) In apportioning the payments to Loss Members for the Tax Benefit Amount pursuant to Section 2.1(d) hereof:

            (i) any consolidated net operating loss ("NOL") shall be allocated among the group Members pursuant to Regulations Section 1.1502-21(b). To the extent the consolidated NOL is carried back, any Member's individually allocable NOL shall be deemed carried back and utilized in proportion to the amount that the Member's NOL bears to the consolidated NOL. Analogous principles shall apply in the case of NOL carryforwards;

            (ii) with respect to each type of credit used to offset all or a portion of the Consolidated Tax Liability otherwise payable, such credit shall be allocated among the Members by crediting to each Member an amount of credit which that Member would have available to utilize on a separate return basis in a manner consistent with the method set forth in Section 2.1(e)(i) above.

            (iii) the cost of any credit recapture which results in the payment of tax shall be specifically allocated to the Member whose credit is recaptured determined in a manner consistent with the provisions of Section 2.1(e)(i) above.

      (f) The allocation of tax shall be subject to further adjustment from time to time on account of the payment of additional tax or the receipt of a refund attributable to either the filing of an amended return or on account of the results of an audit conducted by the Internal Revenue Service or other relevant taxing authority.

      Section 2.2 Other Taxes. (a) NiSource will prepare and file (or cause to be prepared and filed) all returns of Other Taxes which are required to be filed with respect to the operations of NiSource and its subsidiaries. In the event any taxing authority requires or permits that a combined, consolidated or unitary return be filed for Other Taxes, which return includes both NiSource and a subsidiary, NiSource may elect to file such return and shall have the right to require any Member to be included in such return. NiSource will advise each of its subsidiaries included in each Other Return and each governmental office in which any Other Return is filed. Other Taxes shall be allocated among the NiSource Group in a manner that is consistent with the method set forth in
Article 2 hereof. Furthermore, amounts due to NiSource or from NiSource, with respect to Other Taxes, shall be determined in a manner consistent with Sections 2.1(b) and 2.1(d).

      (b) Each Member of the NiSource Group that does not file an Other Return together with any other Member of the NiSource Group shall be solely responsible and obligated to pay the tax liability with respect to such return from its own funds. Such returns shall be prepared and filed by NiSource or the Member filing the Other Return.

      (c) If any Member of the NiSource Group is required to file a combined, consolidated or unitary return for Other Taxes with another Member of the NiSource Group, but not with NiSource (an "Other Taxes Subgroup"), then NiSource shall have the rights, powers and obligations to file such tax returns and apportion among and, collect and remit from, the applicable Members such Other Taxes as the rights, powers and obligations given to NiSource under this Agreement with respect to the Consolidated Tax Liability. Such returns shall be prepared and filed by NiSource. If the right to file a combined, consolidated or unitary return for Other Taxes is optional, then NiSource shall decide which of its subsidiaries should, to the extent permitted by law, join in filing of such return.

      Section 2.3 Member Tax Information. The Members of the Consolidated Group shall submit the tax information requested by the Designated Official of NiSource in the manner and by the date requested, in order to enable the Designated Official to calculate the amounts payable by the Members pursuant to
Article 3 hereof.

                  RESPONSIBILITY FOR TAX; INTERCOMPANY PAYMENTS

      Section 3.1 Responsibility. Assuming the Members of the Consolidated Group have fulfilled their obligations pursuant to this Article III, then NiSource will be solely responsible for, and will indemnify and hold each Member of the Consolidated Group harmless with respect to, the payment of: (a) the Consolidated Tax Liability for each taxable period for which, as determined under Section 2.1 hereof, NiSource filed a Consolidated Return or should have been filed; and (b) any and all Other Taxes due or payable with respect to any Other Return which is filed by NiSource or should have been filed.

      Section 3.2 Federal Tax Payments. (a) With respect to each Consolidated Return Year, the Designated Official of NiSource shall estimate and assess or pay to Members of the Consolidated Group their share of estimated tax payments to be made on a projected consolidated federal income tax return for each year. In making this determination, NiSource shall elect a method for determining estimated tax and each Member shall follow that method; provided, however, under no circumstances shall a Loss Member be paid any amount described in Section 2.1(d) until a date after which NiSource has filed the

Consolidated Return for such Consolidated Return Year. Such Members will pay, to NiSource or be paid by NiSource, such estimates not later than the 15th day of the 4th, 6th, 9th and 12th months of such Consolidated Return Year. With respect to any extension payment, the Designated Official of NiSource shall estimate and assess or pay to Members of the Consolidated Group their share of such extension payment. The difference between (1) a Member's estimated tax payments used for computation of the quarterly estimated payments plus their extension payments and (2) such Member's actual Tax Liability for any Consolidated Return. Year as determined under Section 2.1(b) hereof, shall be paid to NiSource or by NiSource within sixty (60) days after the filing of the consolidated federal income tax return.

            (b) NiSource shall have sole authority, to the exclusion of all other Members of the Consolidated Group, to agree to any adjustment proposed by the Internal Revenue Service or any other taxing authority with respect to items of income, deductions or credits, as well as interest or penalties, attributable to any Member of the Consolidated Group during any Consolidated Return Year in which such Member was a Member of the Consolidated Group notwithstanding that such adjustment may increase the amounts payable by Members of the Consolidated Group under this Section 3.2 or Section 3.3 hereof. In the event of any adjustment to the Consolidated Tax Liability relating to items of income, deductions or credit, as well as interest or penalties, attributable to any Member of the Consolidated Group by reason of an amended return, claim for refund or audit by the Internal Revenue Service or any other taxing authority, the liability of all other Members of the Consolidated Group under paragraphs
(a) of this Section 3.2 or Section 3.3 hereof shall be redetermined to give effect to such adjustment as if such adjustment had been made as a part of the original computation of such liability, and payment from a Member to NiSource or by NiSource to a Member, as the case may be, shall be promptly made after any payments are made to the Internal Revenue Service or any other taxing authority, refunds received or final determination of the matter in the case of contested proceedings. In such event, any payments between the parties shall bear interest at the then prevailing rate or rates on deficiencies assessed by the Internal Revenue Service or any other relevant taxing authority, during the period from the due date of the Consolidated Return (determined without regard to extensions of time for the filing thereof) for the Consolidated Return Year to which the adjustments were made to the date of payment.

            Section 3.3 Other Tax Payments. Payments by a Member with respect to Other Taxes and required estimates thereof for which any other Member has joint and several liability shall be calculated and made by or to such Member in the same manner as that provided in Section 3.2. The principles set forth in Section
3.2 governing the determination and adjustment of payments as well as the method of payment to or from such Member with respect to federal income taxes shall be equally applicable in determining and adjusting the amount of and due date of payments to be made to or from such subsidiary with respect to Other Taxes and estimates thereof. Each Member shall pay, directly to the appropriate taxing authority, all taxes for which such Member is liable and for which no other Member has joint or several liability.

            Section 3.4 Payment Mechanics. (a) Any payments to be made by a subsidiary of NiSource pursuant to Section 2.1, 2.2, 3.2 or 3.3 hereof shall be made by such subsidiary to NiSource by either promptly crediting as an offset against amounts owed to such Member by NiSource or to the extent no amounts are owed to such Member by NiSource, by cash payments to NiSource. To the extent any payments are to be made to a subsidiary with respect to the use of such subsidiary's tax attributes by the Consolidated Group pursuant to Section 2.1, 2.2, 3.2 or 3.3 hereof, NiSource shall make such payment to such subsidiary by either promptly crediting as an offset against amounts owned by such Member to NiSource, or to the extent no amounts are owed to NiSource by such Member, by cash payments to the Member.

            (b) Tax payments by NiSource with respect to any Consolidated Tax Liability shall be paid by NiSource and shall be debited to the Member of the Consolidated Group for their respective shares of such Consolidated Tax Liability as determined pursuant to Article II hereof. Tax Refunds received by NiSource with respect to any Consolidated Tax Liability, shall be paid by NiSource to the Member of the Consolidated Group entitled to such Tax Refund, as determined.

            (c) NiSource shall be responsible for maintaining the books and records reflecting the intercompany accounts reflecting the amounts owned, collected and paid with respect to Taxes pursuant to this Agreement.

            (d) NiSource may delegate to other Members of the Consolidated Group responsibilities for the collection and disbursement of monies as required under this Agreement as well as responsibilities for maintaining books and records as required under this Agreement.

      Section 3.5 Administration. The provisions of this Agreement shall be administered by the Designated Official of NiSource. The interpretations of this Agreement by the Designated Official of NiSource shall be conclusive.

                                   ARTICLE IV.

                            MISCELLANEOUS PROVISIONS

      Section 4.1 Effect. The provisions hereof shall fix the rights and obligations of the parties as to the matters covered hereby whether or not such are followed for federal income tax or other purposes by the Consolidated Group, including the computation of earnings and profits for federal income tax purposes.

      Section 4.2 Effective Date and Termination of Affiliation. This Agreement shall be effective with respect to all taxable years ending on or after January 1, 2001, in which any subsidiary of NiSource is a Member of the Consolidated Group for any portion of the tax year. In the event that a party to this Agreement ceases to be a Member of the Consolidated Group, the rights and obligations of such party and each other party to this Agreement shall survive, but only with respect to taxable years including or ending before the date such party ceases to be a Member of the Consolidated Group.

      Section 4.3 Notices. Any and all notices, requests or other communications hereunder shall be given in writing (a) if to NiSource to Attention: Vice President, Tax, Facsimile Number: 219-647-6177 and (b) if to any other person, at such other address as shall be furnished by such person by like notice to the other parties.

      Section 4.4 Expenses. Each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby, including all legal and accounting fees and disbursements.

      Section 4.5 Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors.

      Section 4.6 Amendments and Waiver. No amendment, modification, change or cancellation of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom that waiver is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

      Section 4.7 Assignments. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto and any attempt to do so shall be null and void.

      Section 4.8 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      Section 4.9 Entire Agreement. THIS AGREEMENT SETS FORTH ALL OF THE PROMISES, AGREEMENTS, CONDITIONS, UNDERSTANDINGS, WARRANTIES AND REPRESENTATIONS AMONG THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND SUPERSEDES ALL PRIOR AGREEMENTS, ARRANGEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES HERETO, WHETHER WRITTEN, ORAL OR OTHERWISE. THERE ARE NO PROMISES, AGREEMENTS, CONDITIONS, UNDERSTANDINGS, WARRANTIES OR REPRESENTATIONS, ORAL OR WRITTEN, EXPRESS OR IMPLIED, AMONG THE PARTIES EXCEPT AS SET FORTH HEREIN.

      Section 4.10 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA.

      Section 4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and together which shall constitute one instrument. The parties hereto specifically recognize that from time to time other corporations may become Members of the Consolidated Group and hereby agree that such new Members may become Members to this Agreement by executing a copy of this Agreement and it will be effective as if all the Members had re-signed.

      Section 4.12 Attorneys' Fees. If any Member or former Member hereto commences an action against another party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a default by a party under this Agreement, the prevailing party in any such action shall be entitled to recover its costs, expenses and losses, including attorneys' fees, incurred in connection with the prosecution or defense of such action from the losing party.

      Section 4.13 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

      Section 4.14 Further Documents. The parties agree to execute any and all documents, and to perform any and all other acts, reasonably necessary to accomplish the purposes of this Agreement.

      Section 4.15 Headings and Captions. The headings and captions contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

      Section 4.16 Departing Members

      (a) In the event that any Member of the NiSource Group at any time leaves the NiSource Group and, under any applicable statutory provision or regulation, that Member is assigned and deemed to take with it all or a portion of any of the tax attributes of the NiSource Group (including but not limited to NOL, credit carry forwards, and AMTC carry forwards), then to the extent that the amount of tax attributes so assigned differs from the amount of such attributes previously allocated to such Member under this agreement, the departing Member shall appropriately settle with the NiSource Group. Such settlement shall consist of payment (1) on a dollar for dollar basis for all differences in credits, and, (2) in the case of NOL differences (or other differences related to other deductions), in a dollar amount computed by reference to the amount of NOL multiplied by the applicable tax rate relating to such NOL. The settlement payment shall be paid to NiSource within sixty days after the Member leaves the NiSource Group. The settlement amounts shall be allocated among the remaining Members of the NiSource Group in proportion to the relative level of attributes possessed by each Member and the attributes of each Member shall be adjusted accordingly.

      (b) Upon the departure of any Member from the NiSource Group, such Member shall allocate its items of income, deduction, loss and credit between the period that it was a Member of the NiSource Group and the period thereafter based upon a closing of the books methodology allowed under

Treasury Regulation Section 1.1502-76(b)(2). The difference between (1) its prior estimated taxes or payments of Tax Benefit and (2) the amount of taxes due or payments of Tax Benefit due to that Member, shall be appropriately settled on the day such Member leaves the NiSource Group or on an alternative date mutually agreeable in writing to the NiSource Group and the departing Member.

EXECUTED as of the date and year first above written unless noted.

                                     By: /s/ J. W. Grossman
                                         ------------------
                                     Printed Name: Jeffrey W. Grossman
                                     Title: Vice President and Controller
                                     NiSource Inc.

                                     By: /s/ J. W. Grossman
                                         ------------------
                                     Printed Name: Jeffrey W. Grossman
                                     Title: Vice President
                                     [List of companies attached as Exhibit A]

                                     By: /s/ J. W. Grossman
                                         ------------------
                                     Printed Name: Jeffrey W. Grossman
                                     Title: President
                                     Columbia Insurance Corporation, Ltd.

                                     By: /s/ H. Phillip Conrad
                                         ---------------------
                                     Printed Name: H. Phillip Conrad
                                     Title: President
                                     Northern Indiana Trading Company, Inc.

                                     By: /s/ Scott C. MacDonald
                                         ----------------------
                                     Printed Name: Scott C. MacDonald
                                     Title: President
                                     NiSource Retail Services, Inc.
                                     Dated: December 18, 2003

                                     By: /s/ David J. Vajda
                                         ------------------
                                     Printed Name: David J. Vajda
                                     Title: Vice President and Treasurer
                                     NIPSCO Receivables Corporation
                                     Dated: April 14, 2004

                                     By: /s/ Glen L. Kettering
                                         ---------------------
                                     Printed Name: Glen L. Kettering
                                     Title: President
                                     Central Kentucky Transmission Company
                                     Dated: September 30, 2004

                                     By: /s/ Glen L. Kettering
                                         ---------------------
                                     Printed Name: Glen L. Kettering
                                     Title: President
                                     Columbia Hardy Corporation
                                     Dated: November 30, 2004

Exhibit A

   Bay State Gas Company
        Bay State GPE, Inc.
        Northern Utilities, Inc.
   Columbia Energy Group
        Columbia Atlantic Trading Corporation
        Columbia Energy Group Capital Corporation
               TriStar Gas Technologies, Inc.
        Columbia Energy Resources, Inc.
               Alamco-Delaware, Inc.
               Columbia Natural Resources, Inc.
               Columbia Natural Resources Canada, Ltd.
               Hawg Hauling and Disposal, Inc.
        Columbia Energy Services Corporation
               Columbia Energy Marketing Corporation
               Columbia Energy Power Marketing Corporation
               Columbia Energy Retail Corporation
        Columbia Accounts Receivable Corporation
        Columbia Gas of Kentucky, Inc.
        Columbia Gas of Maryland, Inc.
        Columbia Gas of Ohio, Inc.
        Columbia Gas of Pennsylvania, Inc.
        Columbia Gas of Virginia, Inc.
        Columbia Gas Transmission Corporation
        Columbia Gulf Transmission Company
        Columbia Network Services Corporation
               CNS Microwave, Inc.
        Columbia Petroleum Corporation
        Columbia Pipeline Corporation
               Columbia Deep Water Services Company
        Columbia Remainder Corporation
               Columbia Electric Binghamton General Corporation Columbia Electric Binghamton Limited Corporation Columbia Electric Haverstraw Corporation
        Columbia Service Partners, Inc.
               Columbia Assurance Agency, Inc.
               Columbia Service Partners of Virgina, Inc.
        Columbia Transmission Communications Corporation
    EnergyUSA, Inc. (IN)
        EnergyUSA, Inc. (MA)
               EnergySPE, Inc.
               EnergyUSA (Connecticut), Inc.

               EnergyUSA Engineering, Inc.
               EnergyUSA Mechanical, Inc.
        EnergyUSA Commercial Energy Services, Inc.
        EnergyUSA Retail, Inc.
            EnergyUSA-TPC Corp.
            EnergyUSA-Appalachian Corp.
        NI Energy Services Transportation, Inc.
        NI Fuel Company, Inc.
        NI-TEX, Inc.
        NI-TEX Gas Services, Inc.
   IWC Resources Corporation
        Harbour Water Corporation
        Indianapolis Water Company
        Irishman's Run Acquisition Corporation
        IWC Morgan Water Corporation
        Lawrence Water Company, Inc.
        Liberty Water Corporation
        The Darlington Water Works Company
   Kokomo Gas and Fuel Company
        NI Energy Services, Inc.
        Crossroads Pipeline Company
        NESI Power Marketing, Inc.
   NiSource Capital Markets, Inc.
   NiSource Corporate Services Company (DE)
   NiSource Development Company, Inc.
        Cardinal Property Management, Inc.
        JOF Transportation Company
        Lake Erie Land Company
           SCC Services, Inc.
        NDC Douglas Properties, Inc.
        South Works Power Company
   NiSource Energy Technologies, Inc.
   NiSource Finance Corp.
   NiSource Pipeline Group, Inc.
        Granite State Gas Transmission, Inc.
           Bay State Energy Enterprises, Inc.
         Northern Indiana Fuel and Light Company, Inc.
   Northern Indiana Public Service Company
        PEI Holdings, Inc.
        Cokenergy, Inc.
        Harbor Coal Company
        Lakeside Energy Corporation
        North Lake Energy Corporation
        Portside Energy Corporation
        Whiting Clean Energy, Inc.

EXHIBIT E. OTHER DOCUMENTS PRESCRIBED BY RULE OR ORDER.

None.

EXHIBIT F. REPORTS OF INDEPENDENT PUBLIC ACCOUNTANT.

Reports of Independent Registered Public Accounting Firm (as reported in NiSource Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference to File No. 1-16189) (as reported in Columbia Energy Group's Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference to File No. 1-01098).

EXHIBIT G. ORGANIZATIONAL CHART OF EXEMPT WHOLESALE GENERATORS OR FOREIGN
           UTILITY HOLDING COMPANIES.

ORGANIZATION CHART -
 BAY STATE GPE, INC.

                                       NiSource Inc.

                                                               100% Owned

                                   Bay State Gas Company

                                                               100% Owned

                                    Bay State GPE, Inc.

ORGANIZATION CHART -
 WHITING CLEAN ENERGY, INC.

                                       NiSource Inc.

                                                               100% Owned

                                    PEI Holdings, Inc.

                                                               100% Owned

                                Whiting Clean Energy, Inc.

EXHIBIT H. FINANCIAL STATEMENTS OF EXEMPT WHOLESALE GENERATORS OR FOREIGN
           UTILITY COMPANIES.

Confidential treatment requested.

EXHIBIT I. DEBT ACQUISITION SCHEDULE.

Confidential treatment requested.

                                 NISOURCE INC.
                            FORM U-5S ANNUAL REPORT
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

                              EXHIBITS (continued)

  Exhibit
  Number                              Description
-----------           ------------------------------------------------
Exhibit A-1           Certificate of Incorporation of Central Kentucky
                      Transmission Company dated September 9, 2004.

Exhibit A-2           Certificate of Incorporation of Columbia of Ohio
                      Receivables Corporation dated May 4, 2004.

Exhibit A-3           Certificate of Incorporation of Columbia Hardy
                      Corporation dated September 23, 2004.

Exhibit A-4           The State of New Hampshire Record of Organization
                      of Granite State Gas Transmission, Inc. Articles of
                      Agreement.

Exhibit A-5           Articles of Incorporation of IWC Resources
                      Corporation dated March 4, 1986.

Exhibit A-6           Articles of Incorporation of I.W.C., Inc. dated
                      February 15, 1979.

Exhibit A-7           Articles of Incorporation as Amended April 20, 1967

Exhibit A-8           Plan of Reorganization Between Northern Indiana Fuel
                      and Light Company, Inc. and Consumers Natural
                      Gas Corp. dated June 23, 1975.

Exhibit B-1           Written Consent In Lieu of a Special Meeting of the
                      Stockholders of Bay State Gas Company dated
                      June 1, 2004.

Exhibit B-2           Unanimous Written Consent In Lieu of a Special
                      Meeting of the Stockholders of Bay State GPE,
                      Inc. dated June 1, 2004.

Exhibit B-3           Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Northern Utilities, Inc. dated
                      June 1, 2004.

Exhibit B-4           Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Energy Group dated
                      June 1, 2004.

Exhibit B-5           Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Accounts Receivable
                      Corporation dated June 1, 2004.

Exhibit B-6           Unanimous Written Consent In Lieu of a Special Meeting of
                      the Stockholders of Columbia Assurance Agency, Inc. dated
                      June 1, 2004.

Exhibit B-7           Unanimous Written Consent In Lieu of a Special Meeting of
                      the Directors of Columbia Atlantic Trading Corporation
                      dated June 1, 2004.

Exhibit B-8           Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Deep Water Services
                      Company dated June 1, 2004.

Exhibit B-9           Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Energy Services
                      Corporation dated June 1, 2004.

Exhibit B-10          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Gas of Kentucky, Inc.
                      dated June 1, 2004.

                                 NISOURCE INC.
                            FORM U-5S ANNUAL REPORT
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

                              EXHIBITS (continued)

Exhibit B-11          By-laws of Central Kentucky Transmission Company
                      as Adopted on September 17, 2004.

Exhibit B-12          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Gas of Maryland, Inc.
                      dated June 1, 2004.

Exhibit B-13          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Gas of Ohio, Inc. dated
                      June 1, 2004.

Exhibit B-14          By-laws of Columbia of Ohio Receivables Corporation

Exhibit B-15          Unanimous Written Consent In Lieu of a Special Meeting of
                      the Stockholders of Columbia Gas of Pennsylvania, Inc.
                      dated June 1, 2004.

Exhibit B-16          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Gas of Virginia, Inc.
                      dated June 1, 2004.

Exhibit B-17          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Gas Transmission
                      Corporation dated June 1, 2004.

Exhibit B-18          By-laws of Columbia Hardy Corporation as Adopted on
                      November 30, 2004.

Exhibit B-19          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Gulf Transmission
                      Company dated June 1, 2004.

Exhibit B-20          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Network Services
                      Corporation dated June 1, 2004.

Exhibit B-21          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of CNS Microwave, Inc. dated
                      June 1, 2004.

Exhibit B-22          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Columbia Reminder Corporation
                      dated June 1, 2004.

Exhibit B-23          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of EnergyUSA, Inc. (IN) dated
                      June 1, 2004.

Exhibit B-24          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of EnergyUSA Commercial
                      Energy Services, Inc. dated June 1, 2004.

Exhibit B-25          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of EnergyUSA, Inc. (MA) dated
                      June 1, 2004.

Exhibit B-26          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of EnergyUSA-TPC Corp. dated
                      June 1, 2004.

Exhibit B-27          Unanimous Written Consent In Lieu of a Special Meeting of
                      the Board of Directors of NI Energy Services Transportation,
                      Inc. dated June 1, 2004.

Exhibit B-28          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of NI Fuel Company, Inc. dated
                      June 1, 2004.

                                 NISOURCE INC.
                            FORM U-5S ANNUAL REPORT
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

                              EXHIBITS (continued)

Exhibit B-29          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of NI-TEX, Inc. dated June 1, 2004.

Exhibit B-30          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of Granite State Gas Transmission, Inc.
                       dated June 1, 2004.

Exhibit B-31          By-laws of IWC Resources Corporation dated June 1, 2004.

Exhibit B-32          By-laws of I.W.C., Inc. dated June 1, 2004.

Exhibit B-33          By-laws of Indianapolis Water Company dated June 1, 2004.

Exhibit B-34          By-laws of Irishman's Run Acquisition Corp. as Adopted
                      as of November 22, 1999 dated June 1, 2004.

Exhibit B-35          By-laws of IWC Morgan Water Corporation dated June 1, 2004.

Exhibit B-36          Unanimous Written Consent In Lieu of a Special Meeting of the
                      Board of Directors of KGF Trading Company dated June 1, 2004.

Exhibit B-37          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of NI Energy Services, Inc. dated
                      June 1, 2004.

Exhibit B-38          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Directors of Crossroads Pipeline Company dated
                      June 1, 2004.

Exhibit B-39          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of NiSource Capital Markets, Inc.
                      dated June 1, 2004.

Exhibit B-40          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Stockholders of NiSource Corporate Services Company
                      dated June 1, 2004.

Exhibit B-41          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of NiSource Development
                      Company, Inc. dated June 1, 2004.

Exhibit B-42          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of Cardinal Property Management,
                      Inc. dated June 1, 2004.

Exhibit B-43          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of JOF Transportation Company
                      dated June 1, 2004.

Exhibit B-44          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of Lake Erie Land Company
                      dated June 1, 2004.

Exhibit B-45          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of SCC Services, Inc. dated
                      June 1, 2004.

Exhibit B-46          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of NDC Douglas Properties, Inc.
                      dated June 1, 2004.

Exhibit B-47          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of South Works Power Company
                      dated June 1, 2004.

                                 NISOURCE INC.
                            FORM U-5S ANNUAL REPORT
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

                              EXHIBITS (continued)

Exhibit B-48          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of NiSource Energy Technologies,
                      Inc. dated June 1, 2004.

Exhibit B-49          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of NiSource Finance Corp. dated
                      June 1, 2004.

Exhibit B-50          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of Northern Indiana Fuel and
                      Light Company, Inc. dated June 1, 2004.

Exhibit B-51          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of NIPSCO Receivables Corporation
                      dated June 1, 2004.

Exhibit B-52          Unanimous Written Consent In Lieu of a Special Meeting
                      of the Board of Directors of Whiting Clean Energy, Inc.
                      dated June 1, 2004.